SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549





                               FORM U5S


                             ANNUAL REPORT




                 For the Year Ended December 31, 1997





                         Filed Pursuant to the
              Public Utility Holding Company Act of 1935

                                  by

                          ENTERGY CORPORATION
                           639 Loyola Avenue
                     New Orleans, Louisiana  70113

                           TABLE OF CONTENTS

                                                           PAGE
ITEM                   TITLE                              NUMBER


1         System Companies and Investments Therein
          as of December 31, 1997                             1

2         Acquisitions or Sales of Utility Assets             7

3         Issue, Sale, Pledge, Guarantee or Assumption
          of System Securities                                7

4         Acquisition, Redemption or Retirement of
          System Securities                                   8

5         Investments in Securities of Non-System Companies  14

6         Officers and Directors                             15

7         Contributions and Public Relations                 42

8         Service, Sales and Construction Contracts          46

9         Wholesale Generators and Foreign Utility Companies 49

10        Financial Statements and Exhibits                  54

          Signatures                                         72

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997

                                                           Number of       % of       Issuer           Owner's
                   Name of Company (1)                      Common        Voting       Book             Book
             (and abbreviations used herein)             Shares Owned     Power        Value            Value
                                                                                       (000s)           (000s)
Entergy Corporation (2,7,8,10,12)

 Entergy Arkansas, Inc.  (Entergy Arkansas) ( 2,3,4)      46,980,196        100      $ 1,070,309       $1,070,309

  The Arklahoma Corporation (ARKCO) (4)                          170        47.6     $       212       $      212

 Entergy Gulf  States, Inc. (Entergy Gulf States) (2)            100        100      $ 1,550,795       $1,989,955

  Varibus Corporation (Varibus)                              100,000        100      $    22,142       $   22,142

  Prudential Oil and Gas, Inc. (POG)                          11,537        100      $     4,685       $    4,685

  Southern Gulf Railway Company (Southern Gulf)                1,000        100      $       (64)      $      (64)

  GSG&T Inc. (GSG&T)                                          25,000        100      $    12,499       $   12,499

 Entergy Louisiana , Inc. (Entergy Louisiana ) (2, 3)    165,173,180        100      $ 1,133,345       $1,133,345

 Entergy Mississippi , Inc. (Entergy Mississippi) (2, 3)   8,666,357        100      $   428,448       $  428,448

     Jackson Gas Light Company  (5)                              360        100      $         -       $        -

     Entergy Power & Light Company  (5)                           75        100      $         -       $        -

     The Light, Heat, and Water Company of                        75        100      $         -       $        -
        Jackson, Mississippi (5)

 Entergy New Orleans, Inc.
          (Entergy New Orleans) (2,3)                      8,435,900        100      $   131,596       $  131,596

 System Energy Resources, Inc. (System Energy)   (2)         789,350        100      $   849,933       $  849,933

 Entergy Services, Inc. (Entergy Services) (2)                 2,000        100      $        20       $       20

 Entergy Enterprises, Inc. (Entergy Enterprises)              57,400        100      $    68,478       $   68,478

  Entergy Integrated Solutions, Inc (EIS)                     13,500        100      $    53,542       $   53,542

  Entergy Operations Services, Inc.  (EOS) (14)                3,000        100      $     2,835       $    2,835

  Entergy Nuclear, Inc. (ENI) (13)                             3,000        100      $     2,484       $    2,484

 Entergy Operations, Inc. (Entergy Operations) (2)             1,000        100      $     1,000       $    1,000

 Entergy Power, Inc.                                          11,000        100      $   111,170       $  111,170


                                                            Number of       % of      Issuer         Owner's
                   Name of Company (1)                       Common        Voting      Book            Book
             (and abbreviations used herein)              Shares Owned     Power       Value          Value
                                                                                       (000s)         (000s)

 Entergy Power Development Corporation                        62,100       100        $245,748        $245,748
        (Entergy Power Development) (6,16)

  Entergy Pakistan, Ltd. (6)                                     378       100        $ 34,860        $ 34,860

  Entergy Power Asia, Ltd. (6)                                  1002       100        $  1,148        $  1,148

  Entergy Power CBA Holding, Ltd. (6)                         12,000       100        $  3,555        $  3,555

  EP Edegel, Inc. (6)                                          2,000       100        $112,886        $112,886

      Entergy Power Peru, S.A. (6)                       425,702,300       100        $157,264        $183,136

     Talleras Moyopampa, S.A. (17)                         1,716,964        97        $    592        $    592

     Generandes Peru S.A. (6)                            425,714,721        34.7      SL   445,076    $142,528

         Edegel S.A. (6)                                 366,780,989        60        SL 1,621,838    SL 1,281,205

  Entergy do Brasil LTDA  (7)                              2,300,000       100        $  2,107        $  2,107

  Entergy S.A. (6)                                         2,230,000       100        $ 16,708        $ 16,708

  Entergy Transener S.A. (17)                              2,212,000       100        $  6,416        $  6,416

  Entergy Power Chile, Inc. (6)                                    1       100        $  9,268        $  9,268

      Entergy Power Chile, S.A. (6)                        4,000,100       100        $  8,114        $  9,257

      Inversiones Electricas Quillota S.A. (6)               512,502       50.01      CP 3,314,752    $  8,121

          Compania Electrica San Isidro S.A. (6)           1,025,001       50.01      CP 6,594,698    CP 6,594,698

  Entergy Power Kingsnorth, Ltd. (6)                           1,000       100        $ 67,190        $ 67,190

      Kingsnorth Power, Ltd. (6)                           1,200,100       100        $ 68,801        $ 67,191

  Entergy Power Saltend, Ltd. (6)                              1,000       100        $     (3)       $     (3)

      Saltend Cogeneration Company, Ltd. (6)                   1,000       100        $      *        $      *

      Entergy Power Europe Holding, Ltd.                       1,000       100        $     (3)       $     (3)

  Entergy Power Holding II, Ltd. (6)                             100       100        $     23        $     23

      Entergy  Power  Operations  Pakistan LDC (6)                10        5         $   (144)       $     25



                                                             Number of       % of     Issuer         Owner's
                  Name Of Company  (1)                        Common        Voting     Book            Book
             (and abbreviations used herein)               Shares Owned     Power      Value          Value
                                                                                       (000s)          (000s)

 Entergy Power Generation Corporation (6)                      1,000         100      $   (204)       $   (204)

 Entergy Global Power Operations Corporation (8)               1,000         100      $  1,000        $  1,000

  Entergy Power Operations U.S., Inc. (8)                      1,000         100      $  1,000        $  1,000

  Entergy Power Operations Corporation (6)                     1,000         100      $ (2,445)       $ (2,445)

      Entergy Power Operations Holdings, Ltd. (6)                 10         100      $ (2,721)       $ (2,721)

     Entergy Power Operations Pakistan LDC (6)                   190          95      $ (2,744)       $ (2,744)

     Entergy Power Operations U.K. Ltd. (6)                    1,000         100      $      2        $      2

 Entergy Power International Holdings Corporation (6)          1,000         100      $  9,456        $  9,456

  Entergy Power International Holding I, Ltd. (6)                 10         100      $  9,037        $  9,037

      Entergy Electric Asia, Ltd. (6)                            100         100      $  9,038        $  9,038

     Nantong Entergy Heat and Power Co., Ltd. (6)                 **          92      $  9,043        $  9,038

 Entergy Power Marketing Corporation (EPMC)                    1,000         100      $106,376        $106,376

 Entergy Holdings, Inc.                                        3,000         100      $    344        $    344

 Entergy Technology Holding Company (ETHC) (15)                   10         100      $122,053        $122,053

  Entergy Technology Corporation (15)                             10         100      $ (1,577)       $ (1,577)

  Entergy Security Corporation (15)                        4,424,472         100      $170,782        $170,782

 Entergy International Holdings, Ltd LLC (6,9,10)                100         100      $620,805        $574,685

  Entergy International Ltd LLC (6,9,10,12)                      100         100      $621,271        $621,271

      Entergy Power Edesur Holding, Ltd. (6)                  12,000         100      $ 64,564        $ 64,564

      EPG Cayman Holding I (6,10)                                  1         100      $  2,992        $  2,915

     Entergy Victoria LDC (6,10)                           1,346,407         100      $330,694        $  2,992

         CitiPower Pty Limited (6,10)                              4          80      $  5,120        $  2,417

         CitiPower Trust (6,10,11)                                 -          99      $311,068        $307,831

         Entergy Victoria Holdings LDC (6,10)                230,586         16.2     $  3,952        $    634



                                                              Number of       % of        Issuer         Owner's
                  Name Of Company  (1)                         Common        Voting        Book            Book
             (and abbreviations used herein)                Shares Owned     Power         Value          Value
                                                                                          (000s)          (000s)

      EPG Cayman Holding II (6,10)                                    1      100        $     291,006     $     290,923

     Entergy Victoria LDC (6,10)                            133,294,252       99        $     330,694     $     288,008

     Entergy Victoria Holdings LDC (6,10)                     1,369,370      83.8       $       3,952     $       2,914

         CitiPower Pty Limited (6,10)                                 1       20        $       5,120     $         604

         CitiPower Trust (6,10,11)                                    -        1        $     311,068     $       3,316

      Entergy International Investments No.1, LLC (6,9)      30,732,000      100        $      51,969     $      51,969

     Entergy London Holdings Limited (6,9)                   30,732,000       10        $     359,022     $      50,598

      Entergy International Investments No. 2 , LLC(6,9)    276,577,785      100        $     334,174     $     319,453

     Entergy UK Limited (6,9)                               276,577,785      100        $     321,149     $     304,889

         Entergy London Holdings Limited (6,9)              276,577,785       90        $     359,022     $     308,424

             Entergy UK Finance Limited (6,9)               877,309,786      100        BPS   884,905     BPS   877,310

          Entergy London Limited (6,9)                                1        -        $        -        $           -

             Entergy London Limited (6,9)                   239,999,999       99.9      BPS   231,472     BPS   231,472

          Entergy London Investments, plc (6,9)           1,117,309,785      100        BPS 1,196,297     BPS 1,196,597

              Entergy London Capital (LP) (6,9)                       -      100        $303,030          $303,030

              London Electricity, plc (6,9)                 242,626,505      100        BPS  478,267      BPS 1,299,135



*     Less than $1,000
**    Joint venture interest
(SL)  Peruvian Soles
(CP)  Chilean Peso
(BPS) British Pounds Sterling

NOTES

(1) Pursuant to the General Instructions to Form U5S, the companies listed in the table, together with System Fuels, Inc. (SFI or System Fuels), are collectively defined herein as "System Companies" and individually as a "System Company".

(2) During 1997, Entergy Corporation, Entergy Services, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, System Fuels, System Energy, and Entergy Operations participated in a joint money pool arrangement whereby those companies with available funds made short-term loans to certain other companies in the Entergy System having short-term borrowing requirements. As of December 31, 1997, Entergy Corporation, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy New Orleans and System Energy had total investments in the money pool in the amounts of $10,842,602, $152,265,969,
     $137,550,281,   $21,443,990,  $7,055,156  and  $205,617,825,
     respectively, of which $2,947,000, $41,389,000, $37,389,000,
     $5,829,000,  $1,918,000  and $55,891,000  were  borrowed  by
     System Companies. Entergy Operations, Entergy Services, Entergy Mississippi, and System Fuels had total (borrowings) in the money pool in the amounts of ($14,929,887), ($27,415,965), ($47,162,114), and ($55,854,236),
     respectively. The unborrowed balance in the money pool amounted to $389,413,622 as of December 31, 1997, and was invested in high quality commercial paper and certificates of deposit.

(3) The percentage ownership of System Fuels' common stock is held as follows: 35% by Entergy Arkansas, 33% by Entergy Louisiana, 19% by Entergy Mississippi and 13% by Entergy New Orleans. The numbers of common shares owned and the book values to both the issuer and owners are as follows: Entergy Arkansas, 70 shares -$7,000; Entergy Louisiana, 66 shares - $6,600; Entergy Mississippi, 38 shares - $3,800; and Entergy New Orleans, 26 shares - $2,600. Under a loan agreement, System Fuels had borrowings outstanding from its parent
     companies  to  finance  its fuel  supply  business.   As  of
     December 31, 1997, loans to System Fuels from its parent companies were as follows: Entergy Arkansas, $10,944,000; Entergy Louisiana, $14,223,000; Entergy Mississippi, $5,527,000; and Entergy New Orleans, $3,256,000.

(4) The Capital Stock of ARKCO is owned in the proportions of 47%, 5%, and 48%, respectively, by Entergy Arkansas, Oklahoma Gas and Electric Company and Southwestern Electric Power Company. ARKCO owns an electric transmission line that is leased to these three companies. Information covering ARKCO is included herein pursuant to the instructions for Form U5S. Entergy Arkansas is exempted from holding company status under the Public Utility Holding
     Company Act of 1935 ("Act") (except with regard to section 9(a)(2) of the Act) pursuant to the provisions of Reg. 250.2(a)(2).

(5)  Inactive companies held to preserve franchises.

(6) See Items 5 and 9 and Exhibit I for information regarding direct and indirect holdings in Exempt Wholesale Generators
     ("EWG") and Foreign Utility Companies ("FUCO").

(7) Entergy Corporation owns, indirectly through Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy do Brasil LTDA, Entergy Power Peak Downs, Ltd., Entergy Power Argentina, Ltd., Entergy Power Generation Argentina, LDC, Entergy Power Cayman Investments, Ltd., Entergy Power Cuyo, Ltd. Such companies were organized for purposes of pursuing the development of potential investments by Entergy in FUCOs. However, none of such companies currently own or operate any facilities used for the generation, transmission or distribution of electric energy.

(8) Entergy Corporation owns 100% of the outstanding capital stock of Entergy Global Power Operations Corporation, which in turn owns 100% of the outstanding capital stock of Entergy Power Operations, U.S., Inc., both of which are "O&M Subs" created pursuant to an SEC order (see Holding Company Act Release ("HCAR") No. 26322 dated June 30, 1995 (the "June 1995 Order")). However, such companies are minimally capitalized and none of such companies provided operations and maintenance ("O&M") services during 1997.

(9) At December 31,1997, Entergy Corporation owned, indirectly though a series of companies including Entergy International
     Holdings,   Ltd.   LLC,  the  following  entities:   Entergy
     International, Ltd. LLC; Entergy International Investments No. 1 LLC; Entergy International Investments No. 2 LLC; Entergy UK Limited; Entergy London Holdings Limited; Entergy UK Finance Limited; Entergy London Limited; Entergy London Investment, plc;
     and  Entergy  London Capital, a limited  partnership.   Such
     companies were organized to acquire, hold, and/or refinance Entergy's investment in London Electricity plc, a regional electric distribution company in the United Kingdom providing
     service  to  customers in the greater London  area.   London
     Electricity plc, is also engaged, through various subsidiaries, in other business activities, including ownership of an interest in a 1,000 MW gas-fired combined cycle generating station and several private electric distribution systems.

(10) Entergy Corporation owns, indirectly through a series of companies including Entergy International Holdings Ltd., LLC, Entergy International Ltd., LLC, EPG Cayman Holding I, EPG Cayman Holding II, Entergy Victoria LDC, and Entergy Victoria Holdings LDC, 100% of the units issued by CitiPower Trust and 100% of the common shares of CitiPower Pty, Ltd.

(11) CitiPower Trust is a unit trust organized under Australian law in 1996 in connection with Entergy's acquisition of CitiPower Limited. The form of Entergy's indirect equity investment in CitiPower Trust is a Trust Unit.

(12) In  1997 Entergy Corporation transferred direct ownership of
     Entergy Power Edesur Holding, Ltd. to Entergy International Ltd.
     LLC.

(13) In  January  1997  Entergy Enterprises Inc.  formed  Entergy
     Nuclear, Inc. pursuant to the June 1995 Order to provide nuclear O&M services, and decommissioning expertise to other non-system owners and operators of nuclear facilities.

(14) In  January  1997  Entergy Enterprises Inc.  formed  Entergy
     Operations Services, Inc. pursuant to the June 1995 Order to provide fossil O&M services and management expertise to companies outside the Entergy System.

(15) On July 1, 1997, ETHC and its subsidiaries achieved a non-taxable reorganization of its security alarm business by merging out of existence Allied Alarms, Inc., Automatic Detection Systems, Inc., NSS National Security Service, Inc., Sentry Alarm Systems of America, Inc., and Sentry Management Corporation into 280 Security Holdings, Inc., which changed its name to Entergy Security Corporation
     (ESC). Sonitrol Southeast, Inc., then became a direct subsidiary of ESC.

(16) During   1997,   Entergy  Richmond  Power   Corporation,   a
     subsidiary company of Entergy Power Development Corporation was dissolved.

(17) Talleras Moyopampa S.A. and Entergy Transener S.A. are each in the process of being liquidated in accordance with the requirements of local law.


ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

     On December 29, 1997, Entergy Arkansas sold Conway South and
Conway West substation facilities to the City of Conway, Arkansas for $3,138,485.

ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
SECURITIES

     On September 13, 1996, Entergy Corporation and Entergy Technology Holding Company (ETHC) entered into a credit agreement with the Bank of New York (as agent) in the amount of $100 million. On June 24,
1997  the  credit agreement was amended and restated to  increase  the size of the facility to $250 million. Borrowings made by ETHC are guaranteed by Entergy Corporation. The credit facility expires on September 12, 1999. At December 31, 1997, $111,000,000 and
$62,000,000 of borrowings by Entergy Corporation and ETHC respectively, (evidenced by notes) were outstanding. These transactions are exempt from the Act pursuant to Section 34(e)(3) and Rule 52.

      On March 19, 1997, Entergy Arkansas issued and sold, pursuant to the exemptive of Rule 52, First Mortgage Bonds in the amount of $85,000,000, 7% Series, due March 1, 2002. Reference is made to the Certificate of Notification of Form U-6B-2, dated March 25, 1997, filed by Entergy Arkansas with the Securities and Exchange Commission with respect to this transaction.

      In August and December 1997 Entergy Corporation entered into several third party guarantees for the benefit of Entergy Power Marketing Corp. totaling $25 million.

      In January 1997 Entergy Enterprises entered into a third party guarantee for the benefit of Entergy Integrated Solutions totaling $3.9 million.

      In February 1997, Entergy Corporation, through subsidiaries of Entergy Power Development International Corporation (since renamed Entergy International Ltd., LLC), acquired control of London Electricity plc, a company principally engaged in the ownership and operation of facilities for the distribution of electricity to customers in greater London, England. Reference is made to Item 1 for information concerning the system companies holding ownership interests in London Electricity plc, and the nature of the interest held.

      Entergy London Investments, plc, formerly Entergy Power UK, plc, executed a credit facility with several banks on December 17, 1996, to obtain credit facilities in the aggregate amount of approximately British Pounds Sterling (BPS) 1.25 billion ($2.1 billion). Proceeds of this facility, which were in three tranches, were used, together with $392 million of cash provided by Entergy, to fund the acquisition of and to provide working capital for London Electricity. The facilities were refinanced in November 1997, as discussed further below. New or restated borrowing facilities were negotiated and Cumulative Quarterly Income Preferred Securities were issued to partially replace one of the tranches. The restated credit facility is non-recourse to Entergy and is collateralized by certain assets of Entergy London Investments, plc, consisting of 65% of the shares of London Electricity. The maturity dates of the various tranches of the credit facility range from December 17, 2001, to October 31, 2002.

      A portion of the amended and restated facility ($1.3 billion), and related interest rate swaps, are now obligations of Entergy UK Limited, an indirect, wholly-owned subsidiary of Entergy Corporation. These obligations are still reflected in the financial statements of Entergy London Investments, plc, however, because the facility is guaranteed by Entergy London Investments, plc, Entergy UK Limited's indirectly owned subsidiary.

      Entergy London Capital, L.P. (Entergy London Capital), a limited partnership, was established as a financing subsidiary of Entergy London Investments for the purpose of issuing preferred securities. Entergy London Investments is the sole General Partner in Entergy
London Capital, and has agreed to maintain ownership of 1% of all capital of Entergy London Capital. On November 19, 1997, the limited partnership issued $300 million in aggregate liquidation preference amount of 8.625% Cumulative Quarterly Income Preferred Securities in a public offering. All of the proceeds from the sale of these preferred securities were invested by Entergy London Capital in the Perpetual Junior Subordinated Debentures issued by Entergy London Investments to Entergy London Capital.


ITEM 4.   ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                          Calendar Year 1997
                                                                   Number
                                                                  of Shares
                                                                     of
                                   Name of Company                Principal                              Holding Company
Name of Issuer                   Acquiring, Redeeming              Amount                                Act Exemption of
and Security Groups              or Retiring Securities  Acquired Redeemed    Retired     Consideration  Release Number
ENTERGY ARKANSAS

  Long-Term Debt,
   including First
   Mortgage Bonds*                 ENTERGY ARKANSAS           -          - $117,587,000   $117,587,000  See Exhibit F

  Preferred Stock*                 ENTERGY ARKANSAS           -    210,000      -         $  9,000,000  See Exhibit F

ENTERGY GULF STATES

  Long-Term Debt,
   including First
   Mortgage Bonds*                 ENTERGY GULF STATES        -          - $182,915,000   $183,104,908  See Exhibit F

  Preferred Stock*                 ENTERGY GULF STATES        -    912,500      -         $ 93,366,500  See Exhibit F

ENTERGY LOUISIANA

  Long-Term Debt,
   including First
   Mortgage Bonds*                 ENTERGY LOUISIANA          -          - $ 34,287,900   $ 34,287,900  See Exhibit F

  Preferred Stock*                 ENTERGY LOUISIANA          -    300,000      -         $  7,500,000  See Exhibit F

ENTERGY MISSISSIPPI

  Long-Term Debt,
   including First
   Mortgage Bonds*                 ENTERGY MISSISSIPPI        -          - $ 96,015,000   $ 96,015,000  See Exhibit F

  Preferred Stock*                 ENTERGY MISSISSIPPI        -    145,000      -         $ 14,500,000  See Exhibit F

ENTERGY NEW ORLEANS

  Long-Term Debt,
   including First
   Mortgage Bonds*                 ENTERGY NEW ORLEANS        -          - $ 12,000,000   $ 12,000,000  See Exhibit F

  Preferred Stock*                 ENTERGY NEW ORLEANS        -          -      -             -         See Exhibit F

SYSTEM ENERGY

  Long-Term Debt,
   Including First
   Mortgage Bonds*                 SYSTEM ENERGY              -          - $ 17,318,869   $ 17,318,869  See Exhibit F

ENTERGY ENTERPRISES

Common Stock                       ENTERGY CORPORATION    3,000          -            -   $         30    35-26322
Paid-in-Capital                                               -          -             -  $  2,999,970

ENTERGY NUCLEAR INC.

Common Stock                       ENTERGY ENTERPRISES        -          -             -  $         30    35-26322
Paid-in-Capital                                           3,000          -             -  $  2,999,970

                                          Calendar Year 1997
                                                                          Number
                                                                         of Shares
                                                                            of
                                   Name of Company                       Principal                            Holding Company
Name of Issuer                   Acquiring, Redeeming                     Amount                              Act Exemption of
and Security Groups              or Retiring Securities      Acquired    Redeemed    Retired   Consideration  Release Number

ENTERGY HOLDINGS, INC.

Capital Stock                      ENTERGY CORPORATION          3,000         -          -     $         30   Rule 58
Paid-in-Capital                                                     -         -          -     $    499,970

ENTERGY INTERNATIONAL HOLDINGS,
LTD LLC

Paid-in-Capital                    ENTERGY CORPORATION              -         -          -     $391,954,300   Section 33(c)

ENTERGY INTERNATIONAL LTD.LLC

Common Stock                       ENTERGY INTERNATIONAL          100         -          -     $391,954,305   Section 33 (c)
                                   HOLDINGS, LTD LLC

ENTERGY INTERNATIONAL INVESTMENTS
NO.1 LLC

Common Stock                       ENTERGY INTERNATIONAL   30,732,000         -          -     $ 39,198,141   Section 33 (c)
                                   LTD. LLC
Paid-in-Capital                                                     -         -          -     $ 11,400,000

ENTERGY LONDON HOLDINGS LIMITED

Common Stock                       ENTERGY INTERNATIONAL   30,732,000         -          -     $ 50,598,141   Section 33 (c)
                                   INVESTMENT NO. 1, LLC




ENTERGY INTERNATIONAL INVESTMENTS
NO. 2 LLC

Common Stock                       ENTERGY INTERNATIONAL  276,577,785         -          -     $352,783,265   Section 33 (c)
                                   LTD LLC
Paid-in-Capital                                                     -         -          -     $102,600,000


                                          Calendar Year 1997
                                                                          Number
                                                                         of Shares
                                                                            of
                                   Name of Company                       Principal                            Holding Company
Name of Issuer                   Acquiring, Redeeming                     Amount                              Act Exemption of
and Security Groups              or Retiring Securities      Acquired    Redeemed    Retired   Consideration  Release Number


ENTERGY UK LIMITED

Common Stock                       ENTERGY                  276,577,785            -         -  $352,783,265       Section 33 (c)
                                   INTERNATIONAL
                                   INVESTMENT NO. 2 LLC
Paid-in-Capital                                                       -            -         -  $102,600,000

ENTERGY LONDON HOLDINGS LIMITED

Common Stock                       ENTERGY UK LIMITED       276,577,785            -         -  $352,783,265       Section 33 (c)
Paid-in-Capital                                                       -            -         -  $102,600.000

ENTERGY UK FINANCE  LIMITED

Common Stock                       ENTERGY LONDON           877,309,786            -         -  BPS 877,309,786    Section 33 (c)
                                   HOLDINGS LIMITED

ENTERGY LONDON LIMITED

Common Stock                       ENTERGY LINDON           239,999,999            -         -  BPS 239,999,999    Section 33 (c)
                                   HOLDINGS LIMITED

ENTERGY LONDON INVESTMENTS plc

Common stock                       ENTERGY LONDON         1,117,309,785            -         -  BPS 1,117,309,785  Section 33 (c)
                                   LIMITED

ENTERGY LONDON CAPITAL (LIMITED    ENTERGY LONDON                     -            -         -  $  3,030,325          35-26775
PARTNERSHIP)                       INVESTMENTS  plc

LONDON ELECTRICITY plc

Common Stock                       ENTERGY LONDON           242,626,505            -         -  BPS 478,266,644    Section 33 (c)
                                   INVESTMENTS plc

ENTERGY POWER MARKETING
CORPORATION

Common Stock                       ENTERGY CORPORATION            9,750            -         -  $ 97,500,000       Rule 58

ENTERGY POWER DEVELOPMENT
CORPORATION

Common Stock                       ENTERGY CORPORATION              600            -         -  $  6,000,000       Section 32(g)/
Paid-in-Capital                                                       -            -         -  $  9,000,000       Section 33(c)

ENTERGY PAKISTAN, LTD.

Treasury Stock                     ENTERGY POWER                      -           69         -  $  6,900,000       Section 33(c)
Paid-in-Capital                    DEVELOPMENT                        -            -         -  $ 12,500,000
                                   CORPORATION

TALLERAS MOYOPAMPA
S.A.

Common Stock                       ENTERGY POWER PERU         1,716,964            -         -  $    980,000       Section 33(c)
                                   S.A


                                          Calendar Year 1997
                                                                          Number
                                                                         of Shares
                                                                            of
                                   Name of Company                       Principal                            Holding Company
Name of Issuer                   Acquiring, Redeeming                     Amount                              Act Exemption of
and Security Groups              or Retiring Securities      Acquired    Redeemed    Retired   Consideration  Release Number

ENTERGY POWER CHILE, INC.

Common Stock                      ENTERGY POWER                        1           -           -  $       100  Section 33(c)
Paid-in-Capital                   DEVELOPMENT CORPORATION                                         $ 9,274,900

ENTERGY POWER
 CHILE, S.A.

Common Stock                      ENTERGY POWER CHILE          4,000,000           -           -  $ 8,323,782  Section 33(c)
                                  INC.
                                  ENTERGY POWER                      100           -           -               Section 33(c)
                                  DEVELOPMENT CORPORATION

ENTERGY RICHMOND POWER
CORPORATION

Common Stock                      ENTERGY POWER                        -      13,500           -  $13,500,000  Section 32(g)
Treasury Stock                    DEVELOPMENT CORPORATION              -       4,500           -  $ 4,500,000


ENTERGY POWER KINGSNORTH, LTD.

Common Stock                      ENTERGY POWER                    1,000           -           -  $     1,000  Section 33(c)
Paid-in-Capital                   DEVELOPMENT CORPORATION              -           -           -  $67,191,245


KINGSNORTH POWER, LTD

Common Stock                      ENTERGY POWER                1,200,100           -           -  $67,191,245  Section 33(c)
                                  KINGSNORTH,LTD.

ENTERGY POWER PEAK DOWNS,LTD.

Common Stock                      ENTERGY POWER                    1,000           -           -  $     1,000  Section 33(c)
                                  DEVELOPMENT CORPORATION

ENTERGY POWER SALTEND, LTD.

Common Stock                      ENTERGY POWER                    1,000           -           -  $     1,000  Section 33(c)
                                  DEVELOPMENT CORPORATION

SALTEND COGENERATION COMPANY LTD

Common Stock                      ENTERGY POWER SALTEND,           1,000           -           -  BPS   1,000  Section 33(c)
                                  LTD.

                                          Calendar Year 1997
                                                                          Number
                                                                         of Shares
                                                                            of
                                   Name of Company                       Principal                            Holding Company
Name of Issuer                   Acquiring, Redeeming                     Amount                              Act Exemption of
and Security Groups              or Retiring Securities      Acquired    Redeemed    Retired   Consideration  Release Number
ENTERGY POWER EUROPE HOLDING,
LTD.

Common Stock                      ENTERGY POWER SALTEND,       1,000         -          -      $  1,000       Section 33(c)
                                  LTD

ENTERGY POWER CAYMAN
INVESTMENTS, LTD.

Common Stock                      ENTERGY POWER                    1         -          -      $      1       Section 33(c)
Paid-in-Capital                   DEVELOPMENT                                -          -      $     99
                                  CORPORATION

ENTERGY POWER ARGENTINA, LTD.

Common Stock                      ENTERGY POWER                1,000         -          -      $  1,000       Section 33(c)
                                  DEVELOPMENT
                                  CORPORATION

ENTERGY POWER GENERATION
ARGENTINA, LDC

Common Stock                      ENTERGY POWER                  999         -          -      $    999       Section 33(c)
                                  ARGENTINA, LTD.
Common Stock                      ENTERGY POWER CAYMAN             1         -          -      $      1       Section 33(c)
                                  INVESTMENTS, LTD.

ENTERGY POWER CUYO, LTD.

Common Stock                      ENTERGY POWER                1,000         -          -      $  1,000       Section 33(c)
                                  DEVELOPMENT
                                  CORPORATION

ENTERGY POWER CUYO, LDC.

Common Stock                      ENTERGY POWER CUYO,            999         -          -      $    999       Section 33(c)
                                  LTD.
Common Stock                      ENTERGY POWER CAYMAN             1         -          -      $      1       Section 33(c)
                                  INVESTMENTS, LTD.



                                          Calendar Year 1997
                                                                          Number
                                                                         of Shares
                                                                            of
                                   Name of Company                       Principal                            Holding Company
Name of Issuer                   Acquiring, Redeeming                     Amount                              Act Exemption of
and Security Groups              or Retiring Securities      Acquired    Redeemed    Retired   Consideration  Release Number
ENTERGY POWER INTERNATIONAL
HOLDINGS CORPORATION

Common Stock                     ENTERGY CORPORATION            1,000           -            -  $    1,000    Section 33(c)
Paid-in-Capital                                                     -           -            -  $9,549,000

ENTERGY POWER INTERNATIONAL
HOLDING I, LTD.

Common Stock                     ENTERGY POWER                     10           -            -  $       10    Section 33(c)
Paid-in-Capital                  INTERNATIONAL HOLDINGS                                         $9,038,676
                                 CORPORATION

ENTERGY ELECTRIC ASIA, LTD.

Common Stock                     ENTERGY POWER                    100           -            -  $      100    Section 33(c)
Paid-in-Capital                  INTERNATIONAL HOLDINGS             -           -            -  $9,038,586
                                 CORPORATION

NANTONG ENTERGY HEAT AND POWER
CO., LTD.

Partners Interest                ENTERGY ELECTRIC ASIA,             -           -            -  $9,038,186    Section 33(c)
                                 LTD.

ENTERGY POWER GENERATION
CORPORATION

Common Stock                     ENTERGY CORPORATION            1,000           -            -  $    1,000    Section 32(g)

ENTERGY POWER OPERATIONS U.K., LTD

Common Stock                     ENTERGY POWER                  1,000           -            -  BPS  1,000    Section 33(c)
                                 OPERATIONS HOLDINGS,
                                 LTD.

ENTERGY GLOBAL POWER OPERATIONS
CORPORATION

Common Stock                     ENTERGY CORPORATION            1,000           -            -  $    1,000    HCAR No. 26322

ENTERGY POWER OPERATIONS U.S., INC.

Common Stock                     ENTERGY GLOBAL POWER           1,000           -            -  $    1,000    HCAR No. 26322
                                 OPERATIONS CORPORATION


* See annexed schedules (Exhibit F) which identify the amount acquired, redeemed or retired for each series or issue.

ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES
(1)                    Investments In Persons (Not Exceeding $100,000) Operating
                       Within Retail Service Area of Owner
                                                                              Amount of
Name of Owner          Number of Persons and Description                      Investment

Entergy Arkansas       One: a development corporation                          $ 1,000

Entergy Mississippi    Two: industrial parks                                    13,500
                                                                               -------
                                  Total                                        $14,500
                                                                               =======

(2)                       Other Investments
                                                                                          Number         %
                       Name of Issuer and a Description                                 of Shares     of Voting     Carrying
Name of Owner          of the Issuer's Business Security          Security Owned          Owned         Power    Value to Owner
Entergy Arkansas       Capital Avenue Development                   90.171%
                        Company (limited partnership                Limited
                        engaged in the business of                  Partnership
                        constructing, owning,                       Interest                    -            -   $   1,176,050
                        maintaining, operating and
                        leasing a 40-story commercial
                        office building)

Entergy                First Pacific Networks Inc.                  Common Stock,
Enterprises, Inc.      (A communications company,                   ($.001 Par)         1,715,235         7.90               -
                       developing jointly with
                       Entergy, utility applications of
                       patented communication technology)

Entergy                Distrilec S.A. - Edesur Debt                 10% interest        9,911,200        10.00      58,211,143
Power Edesur Holding,  (Consortium of non-affiliated
Ltd.                   companies which acquired a
                       5.1% interest in Edesur S.A.'s
                       distribution system for the southern
                       half of the city of Buenos Aires,
                       Argentina)

Entergy S.A.           Central Costanera S.A.                       6%                  8,081,160         6.00      10,524,005
                       (Owner of a 1,260 MW fossil-fuel             Interest
                       steam electric generating facility
                       located in Buenos Aires, Argentina)

Entergy Power          Central Termoelectric Buenos Aires, S.A.     7.8% interest       3,301,378         7.80       3,673,508
CBA Holding Ltd.       (Owner of 220 MW combined cycle gas turbine
                       located at the Central Costanera Power
                       Plant in Buenos Aires, Argentina)

Entergy                Hub Power Company, Ltd.                      5% interest        57,736,721         5.00      25,243,811
Pakistan, Ltd.         (Owner of a 4 unit, 1,292 MW oil-
                       fired steam electric generating facility
                       located near Karachi, Pakistan at the
                       mouth of the Hub River)
                                                                                                                   -----------
                                                                                                                   $98,828,517
                                                                                                                   ===========

ITEM 6.   OFFICERS AND DIRECTORS

ITEM 6.  Part I - Names, Addresses, and Positions Held

             ETR =      Entergy Corporation
             EAI =      Entergy Arkansas, Inc.
             EGSI=      Entergy Gulf States, Inc.
             ELI =      Entergy Louisiana, Inc.
             EMI =      Entergy Mississippi, Inc.
             ENOI=      Entergy New Orleans, Inc.
             EL  =      Entergy London Investments plc
             ESI =      Entergy Services, Inc.

    As of December 31, 1997      ETR    EAI    EGSI   ELI    EMI    ENOI    EL    ESI
 Cecil L. Alexander                    VP
   P. O. Box 551
   Little Rock,  AR 72203
 Kay Kelley Arnold                                                               VP
   P. O. Box 551
   Little Rock,  AR 72203
 Michael B. Bemis               EVP                                       P      EVP
   P. O. Box 551                                                          D      D
   Little Rock,  AR  72203
 W. Frank Blount                D
   Telstra Communications Corp.
   Level 15, Telstra House
   231 Elizabeth Street
   Sydney, NSW 2000 Australia
 S.M. Henry Brown               VP                                               VP
   1776 I St., NW
   Suite 275
   Washington,  D.C.  20006
 James D. Bruno                                      VP            VP             VP
   4809 Jefferson Hwy.
   Jefferson,  LA  70121
 Louis E. Buck, Jr.             VP     VP     VP     VP     VP     VP     AC     VP
   639 Loyola Avenue            CAO    CAO    CAO    CAO    CAO    CAO           CAO
   New Orleans,  LA  70113
 C. Gary Clary                         VP     VP     VP     VP     VP             VP
   639 Loyola Avenue
   New Orleans,  LA  70113
 William E. Colston                           VP     VP                           VP
   446 North Blvd.
   Baton Rouge,  LA  70802
 John A. Cooper, Jr.            D
   1801 Forest Hills Blvd.
   Bella Vista,  AR  72714-2399
 John J. Cordaro                              P      P
   639 Loyola Avenue                          D      D
   New Orleans,  LA  70113

     As of December 31, 1997       ETR    EAI    EGSI   ELI    EMI    ENOI    EL    ESI
 Bill F. Cossar                                               VP
   P.O. Box 1640
   Jackson, MS  39215-1640
 S. G.  Cunningham                              VP     VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Johnny  D. Ervin                                                                  VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Enrique Fiallo                                                                    SVP
   639 Loyola Avenue                                                               CIO
   New Orleans, LA  70113
 Lucie J. Fjeldstad               D
   3303 SW Sherwood Place
   Portland,  OR  97201
 Kent R. Foster                                                                     VP
   P.O. Box 551
   Little Rock,  AR  72203
 Norman C. Francis                D
   7325 Palmetto Street
   New Orleans,  LA  70125
 Frank F. Gallaher                GP     GP     GP     GP     GP     GP            GP
   639 Loyola Avenue              CUOO   CUOO   CUOO   CUOO   CUOO   CUOO          CUOO
   New Orleans, LA  70113                D      D      D      D                    D
 William  D. Hamilton                                                              VP
   P. O. Box 8082
   Little Rock,  AR  72203
 David  C. Harlan                                                                   VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Donald C. Hintz                  GP     GP     GP     GP     D                    GP
   1340 Echelon Parkway           CNOO   CNOO   CNOO   CNOO                        CNOO
   Jackson,  MS 39213                    D      D      D                           D
 Jill I. Israel                                                                    VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Jerry D. Jackson                 EVP    EVP    EVP    EVP    EVP    EVP            EVP
   639 Loyola Avenue              CAdO   CAdO   CAdO   CAdO   CAdO   CAdO          CAdO
   New Orleans, LA 70113                 D      D      D      D      D             D
 Karen  R. Johnson                              P
   919 Congress Avenue, Suite 740               D
   Austin,  TX  78701
 R. Drake  Keith                         P
   P. O. Box 551                         D
   Little Rock,  AR  72203
 J. F.  Kenney                                                                      VP
   Parkwood 2, 10055
   Grogans Mill Road,  Suite 300
   The Woodlands, TX  77380
 Steven R. Kirkeby                                                                  VP
   P. O. Box 551
   Little Rock,  AR  72203
 Peter H. Lendrum                                                                   VP
   P. O. Box 551
   Little Rock,  AR  72203


    As of December 31, 1997       ETR    EAI    EGSI   ELI    EMI    ENOI    EL    ESI
 Robert v.d. Luft                 D
   P. O. Box 217
   700 Fairville Road
   Chadds Ford, PA  19317
 Edwin Lupberger                  COB    COB    COB    COB    COB    COB    COB    COB
   639 Loyola Avenue              CEO    CEO    CEO    CEO    CEO    CEO    CEO    CEO
   New Orleans,  LA  70113        D      D      D      D      D      D      D      D
 John  R. Marshall                                                                 VP
   P.O. Box 551
   Little Rock,  AR  72203
 Jerry L. Maulden                 VC     VC     VC     VC     VC     VC            VC
   P.O. Box 551                          D      D      D      D      D             D
   Little Rock,  AR  72203
 J. Parker McCollough                           VP
   919 Congress Avenue, Suite 740
   Austin,  TX 78701
 Gerald D. McInvale (a)           CFO    EVP    EVP    EVP    EVP    EVP    EVP    EVP
  639 Loyola Avenue               VC     D      D      D      D      D      D      D
   New Orleans, LA  70113                CFO    CFO    CFO    CFO    CFO    CFO    CFO
 Kinnaird R. McKee                D
   214 S. Morris St.
   Oxford, MD  21654
 Donald E. Meiners                                            P
   308 East Pearl Street                                      D
   Jackson,  MS 39201
 James E. Moss                                                                      VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Paul W. Murrill                  D
   206 Sunset Blvd.
   Baton Rouge,  LA 70808
 James R. Nichols                 D
   50 Congress Street, Suite 832
   Boston, MA 2109
 Michael R. Niggli                       SVP    SVP    SVP    SVP    SVP            SVP
   639 Loyola Avenue
   New Orleans,  LA  70113
Terry L. Ogletree (a)             EVP
   4 Park Plaza, Suite 2000
   Irvine, CA  92614
 Eugene H. Owen                   D
   8755 Goodwood Blvd.
   Baton Rouge, LA  70806
 Daniel F. Packer                                                    P
   639 Loyola Avenue                                                 D
   New Orleans,  LA  70113
 John N. Palmer                   D
   P.O. Box 2469
   Jackson,  MS  39225-2469
 Ronald E. Phillips                                                                 VP
   639 Loyola Avenue
   New Orleans,  LA   70113
 James S. Pilgrim                        VP
   P. O. Box 551
   Little Rock, AR 72203


    As of December 31, 1997       ETR    EAI   EGSI   ELI    EMI    ENOI    EL    ESI
 Robert D. Pugh                  D
   P.O. Box 159
   Portland,  AR  71663
 William J. Regan, Jr.           VP     VP     VP     VP     VP     VP     T      VP
   639 Loyola Avenue             T      T      T      T      T      T             T
   New Orleans,  LA  70113
 Jim  Rider                                                                        VP
   639 Loyola Avenue
   New Orleans,  LA  70113
 Cathy S. Roche                                                                    VP
   639 Loyola Avenue
   New Orleans,  LA   70113
 Wm. Clifford  Smith             D
   P.O. Box 2266
   Houma,  LA 70361
 Bismark A. Steinhagen           D
   Steinhagen Oil Company
   P. O. Box 20037
   Beaumont, TX  77720-0037
 Michael G. Thompson             SVP    SVP    SVP    SVP    SVP    SVP    SVP    SVP
   639 Loyola Avenue             S      S      S      S      S      S      S      S
   New Orleans,  LA  70113       GC     GC     GC     GC     GC     GC            GC
 Andrew M. Vesey                                                                   VP
   639 Loyola Avenue
   New Orleans,  LA  70113
 C. Hiram Walters                       VP            VP                           VP
   308 East Pearl Street
   P. O. Box 1640
   Jackson,  MS  39215-1640
Jerry W. Yelverton                                                                SVP
   1340 Echelon Parkway
   Jackson, MS  39213
 John H. Zemanek                                                                   VP
   639 Loyola Avenue
   New Orleans,  LA  70113


(a)  Former officer as of December 31, 1997.


COB  =  Chairman of the Board         AC   =  Audit Controller
VC   =  Vice Chairman                 CAO  =  Chief Accounting Officer
CEO  =  Chief Executive Officer       CadO =  Chief Administrative Officer
GP   =  Group President               CFO  =  Chief Financial Officer
P    =  President                     CIO  =  Chief Information Officer
SVP  =  Senior Vice President         COO  =  Chief Operating Officer
EVP  =  Executive Vice President      CNOO =  Chief Nuclear Operating Officer
VP   =  Vice President                CUOO =  Chief Utility Operating Officer
D    =  Director                      T    =  Treasurer
                                      S    =  Secretary
                                      GC   =  General Counsel



SERI =     System Entergy Resources, Inc.
EOI  =     Entergy Operations, Inc.
EPI  =     Entergy Power, Inc.
SFI  =     System Fuels, Inc.
VARI =     Varibus Corporation
POGI =     Prudential Oil and Gas, Inc.
SGRC =     Southern Gulf Railway Company
GSG&T=     GSG&T, Inc.

   As of December 31, 1997      SERI   EOI   EPI    SFI    VARI   POGI   SGRC  GSG&T
 Joseph L. Blount               S      S
   1340 Echelon Parkway
   Jackson, MS 39213
 Louis E. Buck, Jr.             VP     VP
   639 Loyola Avenue            CAO    CAO
   New Orleans, LA 70113
 C. Gary Clary                         VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Robert J. Cushman                           VP
   4 Park Plaza, Suite 2000                  D
   Irvine, CA  92614
 J. G.  Dewease                        VP
   1340 Echelon Parkway
   Jackson,  MS  39213
 Charles M. Dugger                     VP
   P. O. Box B
   Killona, LA  70066
 Kent R. Foster                                     D      D      D      D      D
   P.O. Box 551
   Little Rock,  AR 72203
 Frank F. Gallaher                                  COB    COB    COB    COB    COB
   639 Loyola Avenue                                D      D      D      D      D
   New Orleans, LA  70113
 Donald C. Hintz                CEO    CEO          D      D      D      D      D
   1340 Echelon Parkway         P      P
   Jackson,  MS 39213           D      D
 Joseph J. Hagan                       VP
   P. O. Box 756
   Port Gibson,  MS  39150
 C. Randy Hutchinson                   VP
   P. O. Box 756
   Port Gibson,  MS  39150
 J. F. Kenney                                       P      P      P      P      P
   Parkwood 2, 10055                                CEO    CEO    CEO    CEO    CEO
   Grogans Mill Road, Suite 300                     D      D      D      D      D
   The Woodlands, TX  77380
 Edwin Lupberger                COB    COB   CEO
   639 Loyola Avenue            D      D
   New Orleans,  LA 70113
 Jerry L. Maulden               D      D
   P.O. Box 551
   Little Rock, AR 72203


   As of December 31, 1997       SERI   EOI    EPI    SFI    VARI   POGI   SGRC  GSG&T
 John R. McGaha                         VP
   P. O. Box 220
   St. Francisville,  LA  70775
 Gerald D. McInvale (a)          EVP    EVP    EVP    EVP    EVP    EVP    EVP    EVP
   639 Loyola Avenue             D      D      D      D      D      D      D      D
   New Orleans, LA  70113        CFO    CFO    CFO    CFO    CFO    CFO    CFO    CFO
 Terry L. Ogletree (a)                         P
   4 Park Plaza, Suite 2000                    D
   Irvine, CA  92614
 William J. Regan, Jr.           VP     VP     VP     VP     VP     VP     VP     VP
   639 Loyola Avenue             T      T      T      T      T      T      T      T
   New Orleans,  LA 70113                      D
 Christopher T. Screen                                S      S      S      S      S
   639 Loyola Avenue
   New Orleans,  LA  70113
 Michael G. Thompson                           SVP
   639 Loyola Avenue                           S
   New Orleans,  LA 70113                      D
 F. W.  Titus                           VP
   1340 Echelon Parkway
   Jackson,  MS  39213
 Jerry W. Yelverton                     EVP
   1340 Echelon Parkway                 COO
   Jackson, MS  39213


(a)  Former officer as of December 31, 1997.


COB  = Chairman of the Board           CAO =   Chief Accounting Officer
CEO  = Chief Executive Officer         CFO =   Chief Financial Officer
P    = President                       COO =   Chief Operating Officer
SVP  = Senior Vice President
EVP  = Executive Vice President
VP   = Vice President
T    = Treasurer
S    = Secretary
D    = Director




EEI  =     Entergy Enterprises, Inc.
EHI  =     Entergy Holdings, Inc.
EIL  =     Entergy International Ltd., LLC
EPDC =     Entergy Power Development Corporation
EPGC =     Entergy Power Generation Corporation
EPIHC=     Entergy Power International Holdings Corporation
EPMC =     Entergy Power Marketing Corporation
EPOC =     Entergy Power Operations Corporation
ETHC =     Entergy Technology Holding Company

  As of December 31, 1997       EEI     EHI    EIL   EPDC   EPGC   EPIHC  EPMC   EPOC   ETHC
 William D. Bandt                       P
   639 Loyola Avenue                    T
   New Orleans, LA  70113               S
                                        D
 John A. Brayman                EVP                                                      CEO
   Three Financial Centre       D                                                        P
   900 South Shacklford                                                                  D
   Suite 210
   Little Rock,  AR 72211
 Charles J. Brown, III          VP                      VP       VP     VP      VP      VP
   4 Park Plaza, Suite 2000
   Irvine,  CA  92614
 Louis E. Buck, Jr.                             VP
   639 Loyola Avenue                           COO
   New Orleans, LA  70113
 David W. Carter                VP
   333 Six Forks Road
   Raleigh,  NC  27609
 Robert Chew                                                            MD
   8 Temasek Blvd.
   #42-03 Suntec Tower Three
   Singapore  038988
 Robert J. Cushman              VP                      VP      VP      VP      VP      VP
   4 Park Plaza, Suite 2000                             D       D       D       D       D
   Irvine, CA  92614
 Lawrence S. Folks              VP                      VP       VP     COB
   4 Park Plaza, Suite 2000                                             CEO
   Irvine,  CA  92614                                                   P
 Stephen B. Gross                                                       PD
   4 Park Plaza, Suite 2000
   Irvine, CA  92614
 Laurence M. Hamric                             S
   639 Loyola Avenue
   New Orleans, LA  70113
 Jerry D. Jackson               D
   639 Loyola Avenue
   New Orleans, LA 70113

    As of December 31, 1997       EEI     EHI    EIL   EPDC   EPGC   EPIHC  EPMC   EPOC   ETHC
 R. A. Keegan                   VP                      VP      VP
   4 Park Plaza, Suite 2000
   Irvine, CA  92614
 Steven R. Kirkeby              VP
   P. O. Box 551
   Little Rock, AR  72703
 Richard J. Landy               D
  3838 N. Causeway Blvd.
   Metairie, LA  70002
 John J. Ludwig                 VP                       VP     VP                      VP
   4 Park Plaza, Suite 2000
   Irvine, CA  92614
 Edwin Lupberger                COB                     CEO                     CEO     CEO     COB
   639 Loyola Avenue            P                                                        D
   New Orleans,  LA 70113       D
 Shahid J. Malik                                                                SVP
   Parkwood II Building
   10055 Grogans Mill Road
   The Woodlands, TX  77380
 Gerald D. McInvale (a)         EVP                     EVP     EVP     EVP     EVP     EVP     EVP
  639 Loyola Avenue             D                       D       D       D       D       D       D
   New Orleans, LA  70113       CFO                     CFO     CFO     CFO     CFO     CFO     CFO
 James E. Moss                  VP
   639 Loyola Avenue
   New Orleans, LA  70113
 Frederick Nugent                                                        GC
   4 Park Plaza, Suite 2000
   Irvine, CA  92614
 Terry L. Ogletree (a)          EVP                     P       P       COB     P       P
   4 Park Plaza, Suite 2000     D                       D       D       D       D       D
   Irvine,  CA  92614
 Stephen T. Refsell                                                                             VP
   Three Financial Centre                                                                       GC
   900 South Shackleford
   Suite 210
   Little Rock, AR  72211
 William J. Regan, Jr.          VP              VP      VP      VP      VP      VP      VP      VP
   639 Loyola Avenue            T               T       T       T       T       T       T       T
   New Orleans,  LA 70113                               D       D       D       D       D
 Michael G. Thompson            SVP                     SVP     SVP     SVP     SVP     SVP     SVP
   639 Loyola Avenue            S                       S       S       S       S       S       S
   New Orleans,  LA 70113                               D       D       D       D       D       D

(a) Former officer as of December 31, 1997.


COB  =    Chairman of the Board             T   =     Treasurer
CEO  =    Chief Executive Officer           S   =     Secretary
COO  =    Chief Operating Officer           D   =     Director
P    =    President                         CFO =     Chief Financial Officer
SVP  =    Senior Vice President             GC  =     General Counsel
EVP  =    Executive Vice President          MD  =     Managing Director
VP   =    Vice President                    PD  =     Project Director

ITEM 6. Part II - Financial Connections

                            As of December 31, 1997

                                 Name and Location                         Position
  Name of Officer                        of                            Held in Financial          Applicable
    or Director                Financial Institution                      Institution           Exemption Rule
        (1)                             (2)                                   (3)                    (4)
Cecil L. Alexander   Mercantile Bank of Heber Springs, NA                  Director             70(f)
                     Heber Springs, AR

Michael B. Bemis     Deposit Guaranty National Bank                    Advisory Director        70(c), (d),
                     Jackson, MS                                                                (e), (f)

W. Frank Blount      First Union National Bank                             Director             70(b)
                     Atlanta, Georgia

John A. Cooper       First National Bank of Sharp County                Honorary Director and   70(a)
                     Ash Flat, AR                                        Shareholder*

Norman  C. Francis   First National Bank of Commerce                       Director             70(a)
                     New Orleans, LA

                     Liberty Financial Services/Liberty Bank         Chairman of the Board and  70(a)
                     New Orleans, LA                                       Director

                     The Equitable Life Assurance Society                  Director             70(b)
                     New York, NY

Edwin  Lupberger     First National Bank of Commerce                       Director             70(a), (c),
                     New Orleans, LA                                                            (d), (e), (f)

                     First Commerce Corporation                            Director             70(a), (c),
                     New Orleans, LA                                                            (d), (e), (f)

Donald E. Meiners    Trustmark Corporation                                 Director             70(c), (f)
                     Jackson, MS

                     Trustmark National Bank                               Director             70(c), (f)
                     Jackson, MS

John N. Palmer       Deposit Guaranty National Bank                        Director             70(a)
                     Jackson, MS

Robert D. Pugh       Portland Bankshares, Inc.                     Director and Stockholder*    70(a)
                     Portland, AR

                     Portland Bank                                         Director             70(a)
                     Portland , AR



* Holds, with power to vote, five percent or more of the outstanding voting securities.


Item 6. Part III (a) - Executive Compensation


                         Summary Compensation Table

      The following table includes the Chief Executive Officers and the four other most highly compensated executive officers in office as of December 31, 1997 at Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy London Investments plc., Entergy Services, Inc., System Fuels, Inc., Entergy Operations, Inc., Entergy Enterprises, Inc., Entergy Power, Inc., Entergy Power Development Corporation, Entergy International Ltd., LLC, Entergy Power Generation Corporation, Entergy Power International Holdings Corporation, Entergy Holdings, Inc., Varibus Corporation, Prudential Oil and Gas, Inc., Southern Gulf Railway Company, GSG&T, Inc., Entergy Power Operations Corporation, Entergy Power Marketing Corporation, and Entergy Technology Holding Company, (collectively, the "Named Executive Officers"). The table also includes Gerald D. McInvale and Terry L. Ogletree who both would have been included as one of the four most highly compensated officers but for the fact that they were not serving as executive officers at the end of the fiscal year. This determination was based on total annual base salary and bonuses from all Entergy sources earned during the year 1997. See Item 6. Part I, "Names, Addresses, and Positions Held", above for information on the principal positions of the Named Executive Officers in the table below.

      As shown in Item 6. Part I, most Named Executive Officers are employed by several Entergy companies. Because it would be impracticable to allocate such officers' salaries among the various companies, the table below includes aggregate compensation paid by all Entergy companies.

                                                     Long-Term Compensation
                                                                          Awards              Payouts
                                     Annual Compensation           Restricted Securities       (b)             (c)
                                             (a)     Other Annual    Stock    Underlying       LTIP          All Other
       Name               Year  Salary      Bonus    Compensation    Awards   Options         Payouts      Compensation
William D. Bandt          1997  $143,750   $      0     $  5,452       (d)        0 shares     $      0      $  2,801
                          1996         0          0            0       (d)        0                   0             0
                          1995         0          0            0       (d)        0                   0             0

Michael B. Bemis          1997  $314,154   $      0     $734,368(f)    (d)    5,000 shares     $      0      $ 11,736
                          1996   297,115    168,125       43,884       (d)    5,000                   0        12,813
                          1995   290,000    216,909       22,844       (d)   27,500             294,282        12,063

Joseph L. Blount          1997  $126,288   $      0         $291       (d)        0 shares     $      0      $  3,789
                          1996   124,904     38,471       10,147       (d)        0                   0         6,177
                          1995   119,185     43,645       15,842       (d)        0                   0        15,705

John A. Brayman*          1997  $344,678   $      0      $13,860       (d)    5,000 shares     $      0      $  6,962
                          1996   230,853    111,425       42,361       (d)    5,000                   0         9,955
                          1995   122,885     87,696       64,129       (d)        0                   0        53,495

Charles J. Brown, III     1997  $212,412   $ 73,810     $387,833(f)    (d)    2,500 shares     $      0      $  4,936
                          1996   175,000     87,500      195,742       (d)        0                   0             0
                          1995    38,365     20,935            0       (d)        0                   0             0

Louis E. Buck, Jr.        1997  $159,954   $ 29,882       $9,105       (d)    2,500 shares     $      0      $  4,799
                          1996   153,558     66,187       26,132       (d)        0                   0        20,683
                          1995    49,039     21,280        9,151       (d)        0                   0         7,529

Robert J. Cushman         1997  $209,261   $ 83,350     $146,494(f)    (d)    2,500 shares     $      0      $ 65,898
                          1996   176,000     88,000       17,228       (d)        0                   0         6,780
                          1995   176,000     75,000        6,486       (d)        0                   0         5,280

Lawrence Folks*****       1997  $214,768   $ 85,584      $21,163       (d)    2,500 shares     $      0      $  6,321
                          1996   175,000     87,500        4,875       (d)        0                   0         9,149
                          1995   175,000     86,625          581       (d)        0                   0         5,250

Frank F. Gallaher         1997  $327,385   $      0      $11,132       (d)    5,000 shares     $      0      $  9,822
                          1996   276,538    130,150       35,641       (d)    5,000                   0        10,321
                          1995   240,000    198,360       61,360       (d)   27,500             324,398         7,638

Laurence M. Hamric        1997  $164,005   $      0       $5,135       (d)        0 shares     $      0      $  4,992
                          1996   156,312     47,030       11,014       (d)        0                   0         8,588
                          1995   149,923     55,100        8,119       (d)        0                   0             0

Donald C. Hintz***        1997  $365,077   $      0      $18,245       (d)    5,000 shares     $      0      $ 10,952
                          1996   343,269    231,299       12,516       (d)    5,000                   0        14,197
                          1995   325,000    265,049       13,394       (d)   30,000             409,414         9,750

C. Randy Hutchinson       1997  $177,273   $ 52,007       $5,962       (d)    2,500 shares     $      0      $  1,423
                          1996   160,684     61,344        7,790       (d)        0                   0         6,453
                          1995   149,321     65,208        4,931       (d)        0                   0           722

Jerry D. Jackson          1997  $342,077   $      0      $56,359       (d)    5,000 shares     $      0      $ 10,262
                          1996   332,115    209,489       37,928       (d)    5,000                   0        13,862
                          1995   325,000    256,838       43,054       (d)   30,000             422,438         9,750

James F. Kenney**         1997  $171,605   $ 39,818      $27,299       (d)    2,500 shares     $      0      $ 13,806
                          1996   161,894     63,218        9,580       (d)    2,500              44,550         7,693
                          1995   153,269     75,276        9,473       (d)    2,500               2,700         4,598

John J. Ludwig            1997  $206,343   $ 81,900      $57,788       (d)        0 shares     $      0      $ 43,583
                          1996   134,615     66,667       36,750       (d)        0                   0        29,025
                          1995         0          0            0       (d)        0                   0             0

Edwin Lupberger****       1997  $785,385   $      0     $271,422       (d)   10,000 shares     $      0      $ 23,562
                          1996   735,577    448,794      123,601       (d)   10,000                   0        23,567
                          1995   700,000    568,400       89,163       (d)   60,000             781,337        21,000

Shahid J. Malik           1997  $164,364   $ 68,415      $19,986       (d)        0 shares     $      0      $      0
                          1996         0          0            0       (d)        0                   0             0
                          1995         0          0            0       (d)        0                   0             0

Jerry L. Maulden          1997  $445,615   $      0      $67,485       (d)    5,000 shares     $      0      $ 13,369
                          1996   435,000    260,301       27,056       (d)    5,000                   0        14,550
                          1995   435,000    353,220       26,248       (d)   30,000             422,438        13,050

John R. McGaha            1997  $177,172   $ 51,101      $12,639       (d)    2,500 shares     $      0      $  5,315
                          1996   166,852     77,167       15,042       (d)        0                   0         6,506
                          1995   159,417     82,038       15,674       (d)        0                   0         4,783

Gerald D. McInvale (e)    1997  $331,154   $      0      $17,389       (d)    5,000 shares     $      0      $  9,923
                          1996   271,730    179,576       13,995       (d)    5,000                   0        12,051
                          1995   255,481    186,739       12,525       (d)   27,500             294,282         7,664

Terry L. Ogletree (e)     1997  $290,732   $      0     $403,492(f)    (d)    5,000 shares     $      0      $108,646
                          1996   255,673    187,200       79,774       (d)    5,000                   0        19,177
                          1995   245,000    117,233       20,717       (d)   25,000                   0         7,350

William J. Regan, Jr.     1997  $195,379   $ 36,448      $13,740       (d)    2,500 shares     $      0      $  5,861
                          1996   190,000     81,132       20,684       (d)        0                   0         8,852
                          1995   120,577     54,727       21,141       (d)    2,000                   0         7,821

Stephen T. Refsell        1997  $130,407   $ 18,281        $ 186       (d)        0 shares     $      0      $      0
                          1996    62,500     17,436        1,807       (d)        0                   0        21,365
                          1995         0          0            0       (d)        0                   0             0

Michael G. Thompson       1997  $259,315   $      0      $12,856       (d)    5,000 shares     $      0      $  7,729
                          1996   245,960    132,620       20,640       (d)    5,000                   0        11,278
                          1995   236,546    163,612       57,600       (d)    2,500             211,219         7,096

Jerry W. Yelverton        1997  $227,928   $      0      $19,143       (d)    2,500 shares     $      0      $  6,954
                          1996   223,090    122,125       14,809       (d)    2,500                   0        25,622
                          1995   159,529     74,401        5,490       (d)        0                   0         4,786

*    Chief Executive Officer of Entergy Technology Holding Company.

** Chief Executive Officer of System Fuels, Inc., Varibus Corporation, Prudential Oil and Gas, Inc., Southern Gulf Railway Company, and GSG&T.

*** Chief Executive Officer of System Energy Resources, Inc. and Entergy Operations, Inc.

**** Chief  Executive  Officer of Entergy Corporation,  Entergy  Arkansas,
     Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Services, Inc., Entergy Power, Inc., Entergy Power Development Corporation, Entergy London Investments plc, Entergy Power Operations Corporation, and Entergy Power Marketing Corporation.

*****Chief  Executive  Officer  of  Entergy Power  International  Holdings
     Corporation.

(a)  Includes bonuses earned pursuant to the Annual Incentive Plan.

(b) Amounts include the value of restricted shares that vested in 1997, 1996 and 1995 (see note (d) below) under Entergy's Equity Ownership Plan.

(c)  Includes the following:


          (1) 1997 benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Bemis, $4,625; Mr. Brayman, $2,562; Mr. Cushman, $1,769; Mr. Folks, $1,521; Mr. Gallaher,
          $5,022; Mr. Hamric, $520; Mr. Hintz, $6,152; Mr. Hutchinson, $86; Mr. Jackson, $5,462; Mr. Kenney, $748; Mr. Landy, $3,000,
          Mr. Lupberger, $18,762; Mr. Maulden, $8,969; Mr. McGaha, $915; Mr. McInvale, $5,123; Mr. Ogletree, $4,277; Mr. Regan, $1,061; Mr. Thompson, $2,979; and Mr. Yelverton, $2,154.

          (2) 1997 employer contributions to the System Savings Plan as follows: Mr. Bemis, $4,800; Mr. Blount, $3,789; Mr. Brayman, $4,400; Mr. Buck, $4,799; Mr. Cushman, $4,800; Mr. Folks,
          $4,800;  Mr.  Gallaher, $4,800; Mr. Hamric, $4,472;  Mr.  Hintz,
          $4,800; Mr. Hutchinson, $800; Mr. Jackson, $4,800; Mr. Kenney, $4,458; Mr. Landy, $4,712, Mr. Lupberger, $4,800; Mr. Maulden, $4,400; Mr. McGaha, $4,400; Mr. McInvale, $4,800; Mr. Ogletree, $4,869; Mr. Regan, $4,800; Mr. Thompson, $4,750; and Mr.
          Yelverton, $4,800.

          (3) 1997 reimbursements for moving expenses are as follows: Mr. Bandt, $2,801; Mr. Bemis, $2,311; Mr. Brown, $4,936; Mr.
          Cushman, $59,329; Mr. Hutchinson, $537; Mr. Kenney, $8,600; Mr. Ludwig, $43,583; and Mr. Ogletree, $99,500.


(d) There were no restricted stock awards in 1997 under the Equity Ownership Plan. At December 31, 1997, the number and value of the aggregate restricted stock holdings were as follows: Mr. Bandt 30,000 shares, $898,125; Mr. Bemis 30,000 shares, $898,125; Mr. Blount 2,250 shares,
     $67,359; Mr. Brayman 22,500 shares, $673,594; Mr. Buck 4,500 shares,
     $134,719; Mr. Gallaher 30,000 shares, $898,125; Mr. Hamric 2,250 shares, $67,359; Mr. Hintz 30,000 shares, $898,125; Mr. Hutchinson
     4,500 shares, $134,719; Mr. Jackson 30,000 shares, $898,125; Mr. Kenney
     2,000 shares, $59,875; Mr. Lupberger 60,000 shares, $1,796,250; Mr.
     Maulden 37,500 shares, $1,122,656; Mr. McGaha 4,500 shares, $134,719;
     Mr. McInvale 30,000 shares, $898,125; Mr. Ogletree 22,500 shares,
     $673,594; Mr. Regan 4,500 shares, $134,719; Mr. Thompson 22,500 shares,
     $673,594; and Mr. Yelverton 22,500 shares, $673,594. Accumulated dividends are paid on restricted stock when vested. The value of stock for which restrictions were lifted in 1997, 1996, and 1995, and the applicable portion of accumulated cash dividends, are reported in the LTIP Payouts column in the above table. The value of restricted stock awards as of December 31, 1997, are determined by multiplying the total number of shares awarded by the closing market price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on December 31, 1997 ($29.9375 per share).

(e) Gerald D. McInvale and Terry L. Olgletree are former officers as of December 31, 1997 (See Item 6, Part I).

(f) Includes approximately $670,000 and $320,000, respectively, related to various overseas living expenses, including UK taxes and housing, associated with Mr. Bemis' and Mr. Brown's overseas assignment in London; $22,500 and $192,000, respectively, related to living and housing expenses associated with Mr. Cushman's and Mr. Ogletree's relocation to California.

                            Option Grants in 1997


     The following table summarizes option grants during 1997 to the Named
Executive  Officers.   The  absence, in the  table  below,  of  any  Named
Executive Officer indicates that no options were granted to such officer.

                                     Individual Grants               Potential Realizable
                                  % of Total                                Value
                        Number of   Options                            At Assumed Annual
                       Securities  Granted to  Exercise                 Rates of Stock
                       Underlying   Employees   Price                 Price Appreciation
                        Options       in        (per     Expiration  For Option Term (b)
     Name              Granted (a)   1997     share) (a)   Date        5%        10%
Michael B. Bemis          5,000      2.0%        $26.5    1/30/07   $83,329    $211,171

John A. Brayman           5,000      2.0%         26.5    1/30/07    83,329     211,171

Charles J. Brown, III     2,500      1.0%         26.5    1/30/07    41,664     105,585

Louis E. Buck, Jr.        2,500      1.0%         26.5    1/30/07    41,664     105,585

Robert J. Cushman         2,500      1.0%         26.5    1/30/07    41,664     105,585

Lawrence S. Folks         2,500      1.0%         26.5    1/30/07    41,664     105,585

Frank F. Gallaher         5,000      2.0%         26.5    1/30/07    83,329     211,171

Donald C. Hintz           5,000      2.0%         26.5    1/30/07    83,329     211,171

C. Randy Hutchinson       2,500      1.0%         26.5    1/30/07    41,664     105,585

Jerry D. Jackson          5,000      2.0%         26.5    1/30/07    83,329     211,171

James F. Kenney           2,500      1.0%         26.5    1/30/07    41,664     105,585

Edwin Lupberger          10,000      3.9%         26.5    1/30/07   166,657     422,342

Jerry L. Maulden          5,000      2.0%         26.5    1/30/07    83,329     211,171

John R. McGaha            2,500      1.0%         26.5    1/30/07    41,664     105,585

Gerald D. McInvale        5,000      2.0%         26.5    1/30/07    83,329     211,171

Terry L. Ogletree         5,000      2.0%         26.5    1/30/07    83,329     211,171

William J. Regan, Jr.     2,500      1.0%         26.5    1/30/07    41,664     105,585

Michael G.Thompson        5,000      2.0%         26.5    1/30/07    83,329     211,171

Jerry W. Yelverton        2,500      1.0%         26.5    1/30/07    41,664     105,585

(a) Options were granted on January 30, 1997, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on January 30, 1997. These options became exercisable on July 30, 1997.

(b) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

  Aggregated Option Exercises in 1997 and December 31, 1997 Option Values

       The  following  table  summarizes  the  number  and  value  of  all
unexercised  options held by the Named Executive Officers.   In  1997,  no
options were exercised by any Named Executive Officer.

                           Number of Securities          Value of Unexercised
                     Underlying Unexercised Options      In-the-Money Options
                         as of December 31, 1997       as of December 31, 1997(a)
          Name         Exercisable   Unexercisable    Exercisable    Unexercisable
 Michael B. Bemis         20,000        25,000           $37,188        $226,563
 Joseph L. Blount              -         1,000                 -           6,438
 John A. Brayman          10,000             -            20,000               -
 Charles J. Brown, III     2,500             -             8,594               -
 Louis E. Buck, Jr.        2,500             -             8,594               -
 Robert J. Cushman         2,500             -             8,594               -
 Lawrence S. Folks         2,500             -             8,594               -
 Frank F. Gallaher        17,500        25,000            36,406         226,563
 Laurence M. Hamric            -         1,500                 -           9,656
 Donald C. Hintz          27,500        25,000            53,594         226,563
 C. Randy Hutchinson       2,500         2,000             8,594          12,875
 Jerry D. Jackson         24,411        25,000            20,841         226,563
 James F. Kenney          10,000             -            26,406               -
 Edwin Lupberger          58,824        50,000           107,308         453,125
 Jerry L. Maulden         30,000        25,000            54,375         226,563
 John R. McGaha            2,500         2,000             8,594          12,875
 Gerald D. McInvale       20,000        25,000            37,188         226,563
 Terry L. Ogletree        10,000        25,000            20,000         226,563
 William J. Regan, Jr.     2,500         2,000             8,594          12,875
 Michael G. Thompson      17,500             -            36,406               -
 Jerry W. Yelverton        5,000             -            10,000               -

(a)Based on the difference between the closing price of the Corporation's Common Stock on the New York Stock Exchange Composite Transactions on December 31, 1997, and the option exercise price.

                             Pension Plan Tables

                        Retirement Income Plan Table

    Annual
   Covered                      Years of Service
 Compensation      15            20          25          30          35
      $100,000    $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,000
       200,000      45,500      60,000      75,000      90,000     105,000
       300,000      67,500      90,000     112,500     135,000     157,500
       400,000      90,000     120,000     150,000     180,000     210,000
       500,000     112,500     150,000     187,500     225,000     262,500
       650,000     146,250     195,000     243,750     292,500     341,250
       950,000     213,750     285,000     356,250     427,500     498,750


      All of the Named Executive Officers participate in a Retirement Income Plan, a defined benefit plan, that provides a benefit for employees at retirement from Entergy based upon (1) generally all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5%, multiplied by (3) the final average compensation. Final average compensation is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the Named Executive Officers' annual compensation covered by the plan as of December 31, 1997, is represented by the salary column in the Summary Compensation Table above.

      The credited years of service under the Entergy Corporation Retirement Income Plan, as of December 31, 1997, for the Named Executive Officers is as follows: Mr. Bemis 15, Mr. Blount 13, Mr. Brown 2, Mr.
Buck 2, Mr. Cushman 4, Mr. Folks 3, Mr. Gallaher 28, Mr. Hamric 4, Mr. Hutchinson 24, Mr. Malik 0, Mr. Maulden 32, Mr. McGaha 19, Mr. Refsell 1, Mr. Regan 2, and Mr. Yelverton 18. The credited years of service under the respective Retirement Income Plan, as of December 31, 1997, for the following Named Executive Officers, as a result of entering into supplemental retirement agreements, is as follows: Mr. Bandt 10, Mr. Brayman 26, Mr. Hintz 26, Mr. Jackson 18, Mr. Kenney 19, Mr. Ludwig 5, Mr. Lupberger 34, Mr. McInvale 25, Mr. Ogletree 29, and Mr. Thompson 21.

      The maximum benefit under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended;
however, certain companies have elected to participate in the Pension Equalization Plan sponsored by Entergy Corporation. Under this plan, certain executives, including the Named Executive Officers, would receive an additional amount equal to the benefit that would have been payable under the Retirement Income Plan, except for the Sections 401 and 415 limitations discussed above.

      In addition to the Retirement Income Plan discussed above, certain companies participate in the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of a participating employer. The participant may receive from the appropriate Entergy company a monthly benefit payment not in excess of .025 (under the SRP) or .0333 (under the PRP) times the participant's average base annual salary (as defined in the plans) for a maximum of 120 months. Mr. Hintz, Mr. Hutchinson, Mr. McGaha, and Mr. Yelverton entered into SRP participation contracts. Mr. Ogletree entered into a contract substantially similar to the PRP participation contract. All remaining Named Executive Officers (except for Mr. Bandt, Mr. Blount, Mr. Brayman, Mr. Brown, Mr. Buck, Mr. Cushman, Mr. Folks, Mr. Hamric, Mr. Kenney, Mr. Ludwig, Mr. Malik, Mr. McInvale, Mr. Refsell, Mr. Regan, and Mr. Thompson) have PRP participation contracts.

                 System Executive Retirement Plan Table (1)

    Annual
    Covered                      Years of Service
 Compensation      15             20           25           30+
     $  200,000   $ 90,000     $100,000      $110,000       $120,000
        300,000    135,000      150,000       165,000        180,000
        400,000    180,000      200,000       220,000        240,000
        500,000    225,000      250,000       275,000        300,000
        600,000    270,000      300,000       330,000        360,000
        700,000    315,000      350,000       385,000        420,000
      1,000,000    450,000      500,000       550,000        600,000

___________

(1) Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 15 and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 4.5% and 5.0%, respectively.

      In 1993, Entergy Corporation adopted the System Executive Retirement Plan (SERP). Certain of the companies are participating employers in the SERP. The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the Named Executive Officers (except for Mr. Blount, Mr. Brown, Mr. Hamric, and Mr. Refsell). Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the SRP or PRP discussed above. Covered pay under the SERP includes final annual base salary (see the Summary Compensation Table for the base salary covered by the SERP as of December 31, 1997) plus the Target Incentive Award (i.e., a percentage of final annual base salary) for the participant in effect at retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for Named Executive Officers (other than Mr. Bandt, Mr. Bemis, Mr. Brayman, Mr. Jackson, Mr. Kenney, Mr. Ludwig, Mr. McInvale, Mr. Ogletree, Mr. Thompson, and Mr. Yelverton) disclosed above in the section entitled "Pension Plan Tables-Retirement Income Plan Table". Mr. Bandt, Mr. Bemis, Mr. Brayman, Mr. Jackson, Mr. Kenney, Mr. Ludwig, Mr. McInvale, Mr. Ogletree, Mr. Thompson, and Mr. Yelverton have 0 years, 25 years, 2 years, 24 years, 7 years, 1 year, 16 years, 4 years, 16 years, and 28 years respectively, of credited service under this plan.

      The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. All SERP payments are guaranteed for ten years. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from Entergy and from prior employers. SERP benefits are not subject to Social Security offsets.

      Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree that, without the specific consent of the Entergy company for which such participant was last employed, not to take employment after retirement with any entity that is in competition with, or similar in nature to, any Entergy company. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with a participating employer, resignation of employment, or termination of employment without company permission.

      In addition to the Retirement Income Plan discussed above, Entergy Gulf States provides, among other benefits to officers, an Executive Income Security Plan for key managerial personnel. The plan provides participants with certain retirement, disability, termination, and survivors' benefits. To the extent that such benefits are not funded by the employee benefit plans of Entergy Gulf States or by vested benefits payable by the participants' former employers, Entergy Gulf States is obligated to make supplemental payments to participants or their survivors. The plan provides that upon the death or disability of a participant during his employment, he or his designated survivors will receive (i) during the first year following his death or disability an amount not to exceed his annual base salary, and (ii) thereafter for a number of years until the participant attains or would have attained age 65, but not less than nine years, an amount equal to one-half of the participant's annual base salary. The plan also provides supplemental retirement benefits for life for participants retiring after reaching age 65 equal to 1/2 of the participant's average final compensation rate, with 1/2 of such benefit upon the death of the participant being payable to a surviving spouse for life.

      Entergy Gulf States amended and restated the plan effective March 1, 1991, to provide such benefits for life upon termination of employment of a participating officer or key managerial employee without cause (as defined in the plan) or if the participant separates from employment for good reason (as defined in the plan), with 1/2 of such benefits to be payable to a surviving spouse for life. Further, the plan was amended to provide medical benefits for a participant and his family when the participant separates from service. These medical benefits generally continue until the participant is eligible to receive medical benefits from a subsequent employer; but in the case of a participant who is over 50 at the time of separation and was participating in the plan on March 1, 1991, medical benefits continue for life. By virtue of the 1991 amendment and restatement, benefits for a participant cannot be modified once he becomes eligible to participate in the plan.

                          Compensation of Directors

     Directors who are Entergy officers do not receive any fee for service as directors. Each non-employee director of Entergy Corporation receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings, and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board Meeting. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or Committee meeting. In addition, committee chairpersons are paid an additional $3,000 annually. All non-employee directors receive 150 shares of Common Stock and one-half the value of the 150 shares in cash on a quarterly basis.

     All non-employee directors of Entergy Corporation are credited with 800 "phantom" shares of Common Stock for each year of service on the Board up to a maximum of ten years. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After retirement, these directors receive in cash the value of their accumulated "phantom" shares which has the same value as the same number of shares of Common Stock at the time of each payment. Payments are made in at least five but no more than 15 annual payments.

      The remaining Entergy companies currently have no non-employee directors, and none of the current directors are compensated for their responsibilities as directors.

       Retired non-employee directors of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans with a minimum of five years of service on the respective Boards of Directors are paid $200 a month for a term of years corresponding to the number of years of active service as directors. Retired non-employee directors with over ten years of service receive a lifetime benefit of $200 a month. Years of service as an advisory director are included in calculating this benefit.

     Before Entergy Gulf States became a subsidiary, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salary. The directors' right to receive compensation is an unsecured obligation of the Corporation, which is held in the Corporation's general funds, and accrues simple interest compounded annually at the rate set by Entergy Gulf States in 1985. In addition to payments received prior to 1997, on the January 1 after Dr. Murrill turns 65, he will receive an annual benefit for 15 years and on the January 1 after Mr. Steinhagen turns 70, he will receive an annual benefit for 10 years.

     On certain occasions, the Corporation provides personal transportation services for the benefit of non-employee directors. During 1997, the value of such transportation services provided by Entergy Corporation to all directors was approximately $13,600.


  Employment Contracts and Termination of Employment and Change-in-Control
                                Arrangements

      Mr. Bandt has an employment contract whereby if, prior to November 11, 2000, he is terminated for reasons other than just cause or resigns following a change in employment, Entergy Services, Inc. will continue to pay his annual base salary for a period of three years.

      Mr. Brayman has an employment contract whereby if he is terminated prior to the time he becomes eligible to retire, Entergy Enterprises, Inc. will pay Mr. Brayman a minimum of two years salary at termination as severance and provide compensation for a household move within the continental United States under the same terms and conditions as that provided at the time of employment.

      Mr. Folks has an employment contract whereby if after ten years of continuous employment with Entergy Enterprises, Inc., his position is eliminated, or his employment terminated for other than just cause, or if he is required to relocate outside of Southern California, Mr. Folks will be provided a severance package equal to one year annual base salary. Additionally, Mr. Folks will receive five additional years of credited service in the Entergy Corporation Retirement Income Plan after completing ten years of actual service.

      In connection with the resignation of his position as Vice Chairman, Mr. McInvale entered into a contract under which he will provide services as required and remain as an employee of Entergy Services Inc. through May 31, 2001, subject to certain terms and conditions, at a monthly salary of approximately $33,300. In addition, such contract provides for the continuation of benefits under Mr. McInvale's continued participation in, or the providing of benefits comparable to those under, Entergy's Savings Plan, Retirement Plan, Supplemental Credited Service Agreement, System Executive Retirement Plan, Equity Ownership Plan, Executive Medical Plan and the applicable portion of any awards under the Executive Annual Incentive Plan and Long Term Incentive Program. In the event of Mr. McInvale's death prior to May 31, 2001, his surviving spouse or estate would receive a lump sum equal to the net present value of all base salary payments due from the date of death to May 31, 2001, together with the benefits lost, or the comparable value.

      In connection with the termination of Mr. Ogletree's status as an officer of Entergy Corporation and certain of its subsidiaries, he entered into an agreement under which he will continue in the employment of Entergy Services, Inc. through March 31, 2003. Under the terms of that agreement, Mr. Ogletree will provide certain services as requested by Entergy Services, Inc., and will receive a base salary of $12,500 per month, will retain existing stock options and the accrued benefits under existing incentive compensation and retirement plans to which he is entitled. In addition, he may continue to participate in the Savings Plan and to receive for varying periods of time certain other benefits to which he was entitled upon leaving his status as an officer, and will continue to accrue credited years toward retirement under the corporate pension plans. If he dies or is terminated as an employee due to the sale or merger of Entergy, he or his surviving spouse, as the case may be, will receive a lump sum payment equal to the present value of all payments due to him through the end of the contract.

      As a result of the Entergy Corporation/Entergy Gulf States, Inc. merger, Entergy Gulf States is obligated to pay benefits under the Executive Income Security Plan to those persons who were participants at the time of the Merger and who later terminated their employment under circumstances described in the plan. For additional description of the benefits under the Executive Income Security Plan, see the "Pension Plan Tables-System Executive Retirement Plan Table" section noted above.

Item 6. Part III (b) - Security Ownership of Certain Beneficial Owners and Management


      The directors, the Named Executive Officers, and the directors and officers as a group for Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy London Investments plc., Entergy Services, Inc., System Fuels, Inc., Entergy Operations, Inc., Entergy Enterprises, Inc., Entergy Power, Inc., Entergy International Ltd., LLC, Entergy Power Development Corporation, Entergy Power Generation Corporation, Varibus Corporation, Prudential Oil and Gas, Inc., Southern Gulf Railway Company, GSG&T, Inc., Entergy Power International Holdings Corporation, Entergy Power Marketing Corporation, Entergy Power Operations Corporation, Entergy Holdings, Inc., and Entergy Technology Holding Company beneficially owned directly or indirectly common stock of Entergy Corporation as indicated:

                                     As of December 31, 1997
                                      Entergy Corporation
                                         Common Stock
                                      Amount and Nature of
                                     Beneficial Ownership(a)
                                    Sole Voting
                                       And             Other
                                    Investment      Beneficial
                  Name                Power        Ownership(b)

    Entergy Corporation
    W. Frank Blount*                   5,034              -
    John A. Cooper, Jr.*               7,534              -
    Lucie J. Fjeldstad****             3,984              -
    Dr. Norman C. Francis*             1,200              -
    Frank F. Gallaher**               19,641         17,500
    Donald C. Hintz**                 11,318         27,500
    Jerry D. Jackson**                29,500         24,411
    Robert v.d. Luft*                  4,284              -
    Edwin Lupberger***                36,583         63,324 (c)
    Jerry L. Maulden**                28,085         30,000
    Gerald D. McInvale (d)            10,901         20,000
    Adm. Kinnaird R. McKee*            3,067              -
    Paul W. Murrill*                   2,985              -
    James R. Nichols*                  6,065              -
    Eugene H. Owen*                    3,692              -
    John N. Palmer, Sr.*              16,481              -
    Robert D. Pugh*                    8,300          6,500 (c)
    Wm. Clifford Smith*                6,621              -
    Bismark A. Steinhagen*             8,237              -
    All directors and executive
      officers                       271,278        254,235

    Entergy Arkansas, Inc.
    Frank F. Gallaher***              19,641         17,500
    Donald C. Hintz***                11,318         27,500
    Jerry D. Jackson***               29,500         24,411
    R. Drake Keith*                    9,019              -
    Edwin Lupberger***                36,583         63,324 (c)
    Jerry L. Maulden***               28,085         30,000
    Gerald D. McInvale (d)            10,901         20,000
    All directors and executive
      officers                       211,484        237,409

                                    As of December 31, 1997
                                      Entergy Corporation
                                         Common Stock
                                      Amount and Nature of
                                      Beneficial    Ownership(a)
                                    Sole Voting
                                       And             Other
                                    Investment      Beneficial
                 Name                 Power        Ownership(b)

   Entergy Gulf States, Inc.
   John J. Cordaro*                    7,869        10,000
   Frank F. Gallaher***               19,641        17,500
   Donald C. Hintz***                 11,318        27,500
   Jerry D. Jackson***                29,500        24,411
   Karen R. Johnson *                  3,302         2,500
   Edwin Lupberger***                 36,583        63,324 (c)
   Jerry L. Maulden***                28,085        30,000
   Gerald D. McInvale (d)             10,901        20,000
   All directors and executive
     officers                        205,885       235,235

   Entergy Louisiana, Inc.
   John J. Cordaro*                    7,869        10,000
   Frank F. Gallaher ***              19,641        17,500
   Donald C. Hintz***                 11,318        27,500
   Jerry D. Jackson***                29,500        24,411
   Edwin Lupberger***                 36,583        63,324 (c)
   Jerry L. Maulden***                28,085        30,000
   Gerald D. McInvale  (d)            10,901        20,000
   All directors and executive
     officers                        217,681       237,735

   Entergy Mississippi, Inc.
   Frank F. Gallaher***               19,641        17,500
   Donald C. Hintz*                   11,318        27,500
   Jerry D. Jackson***                29,500        24,411
   Edwin Lupberger***                 36,583        63,324 (c)
   Jerry L. Maulden***                28,085        30,000
   Gerald D. McInvale (d)             10,901        20,000
   Donald E. Meiners*                 13,021        15,000
   Michael G. Thompson**              13,462        17,500
   All directors and executive
     officers                        193,608       235,235

   Entergy New Orleans, Inc.
   Frank F. Gallaher**                19,641        17,500
   Jerry D. Jackson***                29,500        24,411
   Edwin Lupberger***                 36,583        63,324 (c)
   Jerry L. Maulden***                28,085        30,000
   Gerald D. McInvale (d)             10,901        20,000
   Daniel F. Packer *                  3,854             -
   Michael G. Thompson**              13,462        17,500
   All directors and executive
     officers                        176,902       195,235

   Entergy London Investments plc
   Michael B. Bemis***                24,646        20,000
   Louis E. Buck, Jr.**                2,996         2,500
   Edwin Lupberger***                 36,583        63,324 (c)
   Gerald D. McInvale (d)             10,901        20,000
   William J. Regan, Jr.**             2,908         2,500
   Michael G. Thompson**              13,462        17,500
   All directors and executive
     officers                         91,496       125,824

                                    As of December 31, 1997
                                      Entergy Corporation
                                         Common Stock
                                      Amount and Nature of
                                      Beneficial    Ownership(a)
                                    Sole Voting
                                       And             Other
                                    Investment      Beneficial
                 Name                 Power         Ownership(b)

  System Energy Resources, Inc.
  Joseph L. Blount**                   3,535              -
  Louis E. Buck, Jr.**                 2,996          2,500
  Donald C. Hintz***                  11,318         27,500
  Edwin Lupberger***                  36,583         63,324 (c)
  Jerry L. Maulden*                   28,085         30,000
  Gerald D. McInvale (d)              10,901         20,000
  William J. Regan, Jr. **             2,908          2,500
  All directors and executive
    officers                          96,326        145,824

  Entergy Services, Inc.
  Michael B. Bemis*                   24,646         20,000
  Frank F. Gallaher***                19,641         17,500
  Donald C. Hintz***                  11,318         27,500
  Jerry D. Jackson***                 29,500         24,411
  Edwin Lupberger***                  36,583         63,324 (c)
  Jerry L. Maulden***                 28,085         30,000
  Gerald D. McInvale (d)              10,901         20,000
  All directors and executive
    officers                         319,804        312,735

  Entergy Operations, Inc.
  Donald C. Hintz***                  11,318         27,500
  C. Randy Hutchinson**                4,419          2,500
  Edwin Lupberger***                  36,583         63,324 (c)
  Jerry L. Maulden*                   28,085         30,000
  John R. McGaha**                     9,197          2,500
  Gerald D. McInvale (d)              10,901         20,000
  William J. Regan, Jr.**              2,908          2,500
  Jerry W. Yelverton**                 9,221          5,000
  All directors and executive
    officers                         149,438        165,824

  Entergy Power, Inc.
  Robert J. Cushman***                 3,371          2,500
  Edwin Lupberger**                   36,583         63,324 (c)
  Gerald D. McInvale (d)              10,901         20,000
  Terry L. Ogletree (d)                7,467         10,000
  William J. Regan, Jr.***             2,908          2,500
  Michael G. Thompson***              13,462         17,500
  All directors and executive
    officers                          74,692        115,824

  System Fuels, Inc.
  Kent R. Foster*                      2,775         12,500
  Frank F. Gallaher***                19,641         17,500
  Donald C. Hintz*                    11,318         27,500
  J. F. Kenney***                      4,265         10,000
  Gerald D. McInvale (d)              10,901         20,000
  William  J. Regan, Jr.**             2,908          2,500
  All directors and executive
    officers                          53,924         90,000

                                    As of December 31, 1997
                                      Entergy Corporation
                                         Common Stock
                                      Amount and Nature of
                                      Beneficial Ownership(a)
                                    Sole Voting
                                       And             Other
                                    Investment      Beneficial
                                      Power        Ownership(b)

   Varibus Corporation
   Kent R. Foster*                     2,775        12,500
   Frank F. Gallaher***               19,641        17,500
   Donald C. Hintz*                   11,318        27,500
   J. F. Kenney***                     4,265        10,000
   Gerald D. McInvale (d)             10,901        20,000
   William  J. Regan, Jr.**            2,908         2,500
   All directors and executive
     officers                         53,924        90,000

   Prudential Oil and Gas, Inc.
   Kent R. Foster*                     2,775        12,500
   Frank F. Gallaher***               19,641        17,500
   Donald C. Hintz*                   11,318        27,500
   J. F. Kenney***                     4,265        10,000
   Gerald D. McInvale (d)             10,901        20,000
   William  J. Regan, Jr.**            2,908         2,500
   All directors and executive
     officers                         53,924        90,000

   Southern Gulf Railway Company
   Kent R. Foster*                     2,775        12,500
   Frank F. Gallaher***               19,641        17,500
   Donald C. Hintz*                   11,318        27,500
   J. F. Kenney***                     4,265        10,000
   Gerald D. McInvale (d)             10,901        20,000
   William  J. Regan, Jr.**            2,908         2,500
   All directors and executive
     officers                         53,924        90,000

   GSG&T, Inc.
   Kent R. Foster*                     2,775        12,500
   Frank F. Gallaher***               19,641        17,500
   Donald C. Hintz*                   11,318        27,500
   J. F. Kenney***                     4,265        10,000
   Gerald D. McInvale (d)             10,901        20,000
   William  J. Regan, Jr.**            2,908         2,500
   All directors and executive
     officers                         53,924        90,000

                                      As of December 31, 1997
                                         Entergy Corporation
                                            Common Stock
                                         Amount and Nature of
                                         Beneficial Ownership(a)
                                       Sole Voting
                                          and             Other
                                       Investment      Beneficial
                  Name                   Power         Ownership(b)

 Entergy Enterprises, Inc.
 John A. Brayman***                      5,379          10,000
 Robert J. Cushman**                     3,371           2,500
 Lawrence S. Folks**                     3,372           2,500
 Jerry D. Jackson*                      29,500          24,411
 Richard J. Landy*                       9,776          15,000
 John J. Ludwig**                            -               -
 Edwin Lupberger***                     36,583          63,324 (c)
 Gerald D. McInvale (d)                 10,901          20,000
 Terry L. Ogletree (d)                   7,467          10,000
 All directors and executive
   officers                            134,872         177,735

 Entergy Holdings, Inc.
 William D. Bandt***                         -               -
 All directors and executive
    officers                                 -               -

 Entergy International Ltd., LLC
 Louis E. Buck, Jr.**                    2,996           2,500
 Laurence M. Hamric**                      954               -
 William J. Regan, Jr.**                 2,908           2,500
 All directors and executive
   officers                              6,858           5,000

 Entergy Power Development Corporation
 Charles J. Brown, III**                 2,500           2,500
 Robert J. Cushman***                    3,371           2,500
 Lawrence S. Folks**                     3,372           2,500
 John J. Ludwig**                            -               -
 Edwin Lupberger**                      36,583          63,324 (c)
 Gerald D. McInvale (d)                 10,901          20,000
 Terry L. Ogletree (d)                   7,467          10,000
 William J. Regan, Jr.*                  2,908           2,500
 Michael G. Thompson*                   13,462          17,500
 All directors and executive
   officers                             84,264         123,324

                                      As of December 31, 1997
                                      Entergy Corporation
                                         Common Stock
                                      Amount and Nature of
                                      Beneficial    Ownership(a)
                                      Sole Voting
                                       and             Other
                                      Investment     Beneficial
                Name                  Power         Ownership(b)

 Entergy Power Generation Corporation
 Charles J. Brown, III**              2,500           2,500
 Robert J. Cushman***                 3,371           2,500
 Lawrence S. Folks**                  3,372           2,500
 John J. Ludwig**                         -               -
 Gerald D. McInvale (d)              10,901          20,000
 Terry L. Ogletree (d)                7,467          10,000
 William  J. Regan, Jr.*              2,908           2,500
 Michael G. Thompson***              13,462          17,500
 All directors and executive
   officers                          47,681          60,000

 Entergy Power International
 Holdings Corporation
 Charles J. Brown, III**              2,500           2,500
 Robert J. Cushman***                 3,371           2,500
 Lawrence S. Folks**                  3,372           2,500
 Gerald D. McInvale (d)              10,901          20,000
 Terry L. Ogletree (d)                7,467          10,000
 William J. Regan, Jr.***             2,908           2,500
 Michael G. Thompson***              13,462          17,500
 All directors and executive
   officers                          45,378          57,500

 Entergy Power Marketing Corporation
 Charles J. Brown, III**              2,500           2,500
 Robert J. Cushman***                 3,371           2,500
 Edwin Lupberger**                   36,583          63,324  (c)
 Shahid J. Malik**                        -               -
 Gerald D. McInvale (d)              10,901          20,000
 Terry L. Ogletree (d)                7,467          10,000
 William  J. Regan, Jr.*              2,908           2,500
 Michael G. Thompson***              13,462          17,500
 All directors and executive
   officers                          77,192         118,324

 Entergy Power Operations Corporation
 Charles J. Brown, III**              2,500           2,500
 Robert J. Cushman***                 3,371           2,500
 John J. Ludwig**                         -               -
 Edwin Lupberger**                   36,583          63,324  (c)
 Gerald D. McInvale (d)              10,901          20,000
 Terry L. Ogletree (d)                7,467          10,000
 William  J. Regan, Jr.*              2,908           2,500
 Michael G. Thompson***              13,462          17,500
 All directors and executive
   officers                          77,192         118,324

                                       As of December 31, 1997
                                        Entergy Corporation
                                           Common Stock
                                        Amount and Nature of
                                        Beneficial Ownership(a)
                                       Sole Voting
                                        and               Other
                                       Investment      Beneficial
                  Name                 Power          Ownership(b)

  Entergy Technology Holding Company
  John A. Brayman***                   5,379           10,000
  Edwin Lupberger***                  36,583           63,324
  Gerald D. McInvale (d)              10,901           20,000
  Stephen T. Refsell**                     -                -
  William  J. Regan, Jr.**             2,908            2,500
  Michael G. Thompson***              13,462           17,500
  All directors and executive
    officers                          69,233          113,324



*    Director of the respective Company

**   Named Executive Officer of the respective Company

***  Director and Named Executive Officer of the respective Company

**** Mrs. Fjeldstad's term will expire at the Annual Meeting and she is not standing for re-election.

(a) Based on information furnished by the respective individuals. Except as noted, each individual has sole voting and investment power. The amount owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding securities of any class of security so owned.

(b)  Includes,  for  the  Named  Executive  Officers,  shares  of   Entergy
     Corporation common stock in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan as follows: Michael B. Bemis, 20,000 shares; John A. Brayman, 10,000 shares; Charles J.
     Brown, III, 2,500 shares; Louis E. Buck, 2,500 shares; Robert J. Cushman, 2,500 shares; Lawrence S. Folks, 2,500 shares; Frank F.
     Gallaher, 17,500 shares; Donald C. Hintz, 27,500 shares; C. Randy Hutchinson, 2,500 shares; Jerry D. Jackson, 24,411 shares; James F.
     Kenney, 10,000 shares; Edwin Lupberger, 58,824 shares; Jerry L. Maulden, 30,000 shares; John McGaha, 2,500 shares; Gerald D. McInvale, 20,000 shares; Terry Ogletree, 10,000; William J. Regan, Jr., 2,500 shares; Michael G. Thompson, 17,500 shares.

(c)  Includes,  for  the  Named  Executive  Officers,  shares  of   Entergy
     Corporation common stock held by their spouses. The named persons disclaim beneficial ownership in these shares as follows: Edwin Lupberger, 2,500 shares; and Robert D. Pugh, 6,500 shares. In addition, Edwin Lupberger owns 2,000 shares in joint tenancy with his mother for which he disclaims beneficial ownership.

(d) Gerald D. McInvale and Terry L. Olgletree are former officers as of December 31, 1997 (See Item 6, Part I).



Item 6.  Part III (c) - Contracts and Transactions with System Companies

      During 1997, T. Baker Smith & Son, Inc. performed land surveying services for, and received payments of approximately $81,000 from, Entergy Louisiana, Inc. Mr. Wm. Clifford Smith, a director of Entergy Corporation, is President of T. Baker Smith & Son, Inc. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.


ITEM 6.     Part III (d) - Indebtedness to System Companies

     None.


ITEM 6. Part III (e) - Participation in Bonus and Sharing Arrangements and Other Benefits

     See Item 6. Part III (a).


ITEM 6.     Part III (f) - Rights to Indemnity

      The Certificate of Incorporation of Entergy provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

      The Certificate of Incorporation also provides that Entergy may maintain insurance to protect its officers and directors against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1)*                         CALENDAR YEAR 1997
Name of                Name or Number
Company                of Beneficiaries      Purpose(s)       Account(s) Charged     Amount
Entergy Corporation    Democratic National   Building Fund    Donations            $ 48,500.00
                        Committee

                       Republican National   Building Fund    Donations              74,500.00
                        Finance Committee                                          -----------
                                                   Total                           $123,000.00
                                                                                   ===========

* Several of the System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.


(2)                           CALENDAR YEAR 1997
Name of         Name or Number
Company         of Beneficiaries        Purpose(s)                Account(s)        Amount
ENTERGY         U.S. Chamber of       Civic Activity            Donations         $132,000.00
CORPORATION     Commerce

                Democratic            Civic Activity            Donations           10,000.00
                Leadership
                Council

                NAACP                 Community Welfare         Donations           27,500.00

                Congressional         Research                  Donations           10,000.00
                Management
                Foundation

                National Alliance of  Education                 Donations           15,000.00
                Business

                Bureau of             Research                  Donations           15,000.00
                Governmental
                Research


                Fourteen  Items       Community Welfare,        Donations           42,000.00
                                      Education, Research
                                      & Education, and Civic
                                      Activity
                                                                                  -----------
                                      Total                                       $251,500.00
                                                                                  ===========




(1)                           CALENDAR YEAR 1997
Name of           Name or Number
Company           of Beneficiaries    Purpose(s)     Account(s) Charged    Amount
ENTERGY ARKANSAS  Republican Party   Building Fund    Donations           $5,750.00
                  of Arkansas                                             =========

(2)                           CALENDAR YEAR 1997
ENTERGY      Arkansas State and Local   Civic Activity               Donations     $ 76,750.00
ARKANSAS     Chamber of Commerce

             Arkansas Center for        Civic Activity               Donations       10,000.00
             Public Affairs

             Associated Industries of   Civic Activity               Donations       30,000.00
             Arkansas, Inc.

             Six Items                  Civic Activity, Education,                   10,050.00
                                        Community Welfare
                                                                                   -----------
                                        Total                                      $126,800.00
                                                                                   ===========

ENTERGY GULF     Greater Baton Rouge     Civic Activity                Donations     $ 25,000.00
STATES           Economic Partnership
                 Inc.

                 Houston Advanced        Civic Activity                Donations       10,000.00
                 Research Center

                 Foundation Southwest    Civic Activity                Donations       30,000.00
                 Louisiana

                 Chamber of Commerce     Civic Activity                Donations       22,765.00

                 Southeast Texas         Civic Activity                Donations       15,000.00
                 Community Development
                 Corp.

                 Republican Governor's   Civic Activity                Donations       15,000.00
                 Association

                 Partnership of          Civic Activity                Donations       20,000.00
                 Southeast Texas

                 Greater Houston         Civic Activity                Donations       10,000.00
                 Partnership

                 NAACP                   Civic Activity                Donations        7,500.00

                 Fifty-One Items         Civic Activity, Education,    Donations       47,212.00
                                         Community Welfare
                                                                                     -----------
                                         Total                                       $202,477.00
                                                                                     ===========

(2)                           CALENDAR YEAR 1997

ENTERGY         Chamber, New Orleans &    Civic Activity            Donations     $ 10,000.00
LOUISIANA       the River Region

                Chambers of Commerce      Civic Activity            Donations       10,851.00

                Louisiana Association     Civic Activity            Donations       16,500.00
                of Business and Industry

                NAACP                     Civic Activity            Donations       29,000.00

                Committee for a Secure    Research and Education    Donations       10,000.00
                LA

                Metro Vision              Civic Activity            Donations       62,500.00

                Thirteen Items            Research and Education,   Donations       26,550.00
                                          Civic Activity,
                                          Community Welfare
                                                                                  -----------
                                          Total                                   $165,401.00
                                                                                  ===========

(1)                           CALENDAR YEAR 1997
ENTERGY      Business & Industry       Political Activity                   $10,000.00
MISSISSIPPI  Political Action
             Committee

             Business & Industry       Political                             20,000.00
             Political Education
             Council

             American Legislative      Political Activity                     2,500.00
             Executive Council                                              ----------
                                       Total                                $32,500.00
                                                                            ==========

(2)                           CALENDAR YEAR 1997

ENTERGY      NAACP                     Civic Activity          Donations    $ 26,000.00
MISSISSIPPI
             Chamber of Commerce       Civic Activity          Donations      65,000.00

             Public Education Forum    Education Research      Donations      30,000.00

             Small Mississippi         Civic Activity          Donations      48,000.00
             Chambers

             Ten Items                 Community Welfare,      Donations      33,000.00
                                       Education, Civic
                                       Activities
                                                                            -----------
                                       Total                                $202,000.00
                                                                            ===========

(2)                           CALENDAR YEAR 1997
ENTERGY NEW  Chamber New Orleans     Civic Activity          Donations     $ 48,000.00
ORLEANS      River Region

             Louisiana Association   Civic Activity          Donations       10,000.00
             of Business and
             Industry

             Urban League            Community Welfare       Donations       20,000.00

             American Association    Civic Activity          Donations       15,000.00
             of Blacks in Energy

             Metro Vision New        Civic Activity          Donations       62,500.00
             Orleans

             NAACP                   Civic Activity          Donations       25,000.00

             New Orleans Police      Community Welfare       Donations       28,750.00
             Foundation

             Nine Items              Research & Education,   Donations       20,500.00
                                     Civic Activity,
                                     Community Welfare
                                                                           -----------
                                     Total                                 $229,750.00
                                                                           ===========

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

(I)
                                                                                                    In Effect
                                Serving                 Receiving                          Date of  12/31/97
  Transaction                   Company                 Company            Compensation   Contract  (Yes/No)
Fuel purchases                System Fuels           Entergy Arkansas       $ 3,469,801   1/12/73     Yes

Fuel purchases                System Fuels           Entergy Louisiana      $11,904,159   1/12/73     Yes

Fuel purchases                System Fuels           Entergy Mississippi    $72,989,242   1/12/73     Yes

Fuel purchases                System Fuels           Entergy New Orleans    $ 9,976,526   1/12/73     Yes


Certain materials &           System Fuels           Entergy Arkansas       $22,407,576   6/15/78     Yes
services required for
fabrication of Nuclear Fuel

Certain materials &           System Fuels           Entergy Louisiana      $    22,997   6/15/78     Yes
services required for
fabrication of Nuclear Fuel

Certain materials &           System Fuels           System Energy          $16,484,646   6/15/78     Yes
services required for
fabrication of Nuclear Fuel

Miscellaneous Spare Parts     Entergy Arkansas       Entergy Louisiana      $   725,025     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Arkansas       Entergy Mississippi    $ 1,434,038     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Arkansas       Entergy New Orleans    $     6,276     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Arkansas       Entergy Gulf States    $    61,180     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Louisiana      Entergy Arkansas       $     3,045     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Louisiana      Entergy Mississippi    $    19,245     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Louisiana      Entergy New Orleans    $ 1,290,719     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Louisiana      Entergy Gulf States    $    33,014     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Mississippi    Entergy Arkansas       $       176     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Mississippi    Entergy Louisiana      $   407,846     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Mississippi    Entergy New Orleans    $     1,851     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Mississippi    Entergy Gulf States    $    16,340     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy New Orleans    Entergy Louisiana      $     7,348     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Gulf States    Entergy Arkansas       $     1,043     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Gulf States    Entergy Louisiana      $    21,918     N/A       N/A
Inventory

Miscellaneous Spare Parts     Entergy Gulf States    Entergy New Orleans    $        21     N/A       N/A
Inventory

Construction and Service of   ETHC                   Entergy Arkansas       $     4,665    5-01-97    Yes
Local Fiber

Construction and Service of   ETHC                   Entergy Louisiana      $    23,540    5-01-97    Yes
Local Fiber

Construction and Service of   ETHC                   Entergy Mississippi    $   108,069    5-01-97    Yes
Local Fiber

Capacity Use of Fiber         Entergy Technology     Entergy Services       $   704,836    1-01-97    Yes
                              Company

Entergy Arkansas              EIS                    Entergy Arkansas       Note 2         3-10-97    No
subcontracted with Entergy
Integrated Solutions (EIS)
for the acquisition of 10
ground source heat pumps,
related equipment and
materials, and associated
installation services to be
provided by Entergy Arkansas
to the Little Rock Air Force
Base (LRAFB). (1,4)

Entergy Arkansas              EIS                    Entergy Arkansas       Note 3         6-12-97    Yes
subcontracted with EIS for
the acquisition of 1525
ground source heat pumps,
related equipment and
materials, and associated
installation services to be
provided by Entergy Arkansas
to the LRAFB. (1,4)

NOTES

(1) Since the goods and services purchased by Entergy Arkansas from EIS were not acquired for Entergy Arkansas' own account, but rather for the benefit and account of its federal customer, the LRAFB and all associated costs incurred by Entergy Arkansas were fully recovered from the LRAFB, Entergy believes that these transactions essentially represent a flow-through and not in substance affiliate transactions of the type required to be reported under Item 8. See the Staff's No-
     Action Letter pertaining to the LRAFB Project, dated July 31, 1996
     (1996 SEC No-Act LEXIS 671 (July 31, 1996)).

(2) The amounts paid by Entergy Arkansas to EIS pursuant to this subcontract (which amounts were fully reimbursed by the LRAFB) were $56,376.

(3) The amounts paid by Entergy Arkansas to EIS pursuant to this subcontract (which amounts were fully reimbursed by the LRAFB) were $4,833,406.

(4) On 10/20/95 Entergy Arkansas subcontracted with EIS for the acquisition of high efficiency lighting equipment, related control systems, and associated installation services to be provided by Entergy
     Arkansas to the LRAFB. The subcontract was completed prior to 12/31/96. The amounts paid by Entergy Arkansas to EIS pursuant to this subcontract (which amounts were fully reimbursed by the LRAFB) were $99,856.


The following contracts were in effect as of December 31, 1997

- Contract for the purchase of fuel oil between System Fuels and certain
  System Companies dated January 12, 1973.

- Contract for the purchase of nuclear fuel between System Fuels and certain System Companies dated June 15, 1978.

ITEM 8. Part II

Reference is made to information under Item 6, Part III(c).


ITEM 8. Part III

Interstate FiberNet acts as exclusive agent to market all of Entergy
Technology Company's available capacity for point-to-point communication.
The compensation amount for 1997 was $691,091.

ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

(a)   In  December  1992, Entergy Corporation  purchased  a  50%
interest in a 250 MW gas-fired, combined cycle independent power plant  in  Richmond, Virginia.  The plant was jointly owned  and
operated  by  the  Enron  Power  Corporation,  a  developer   of
independent  power  projects.  The plant owners  had  a  25-year contract  to sell electricity to the Virginia Electric  &  Power
Company.   Entergy  owned its interest in the  plant  indirectly
through  Entergy  Power  Development Corporation,  a  subsidiary created  as an EWG holding company under the provisions  of  the
Energy Act. Entergy Power Development Corporation formed an  EWG subsidiary, Entergy Richmond Power Corporation, to directly  own
the  interest  in  the  Richmond facility.   In  February  1997,
Entergy  Richmond  Power Corporation sold its  interest  in  the project for  $10 million, and was later liquidated.

    In November 1992, Entergy Corporation's subsidiary, Entergy,
S.A.,  participated  in  a consortium with  other  nonaffiliated companies  that allowed it to acquire a 6% interest  in  Central
Costanera,  S.A.,  which owns and operates  an  Argentina  steam electric generating facility consisting of seven natural gas and oil  fired  generating units, with total installed  capacity  of
1,260  MW.   Central  Costanera,  S.A.  is  a  FUCO  under   the
provisions of the Energy Act.  In August 1995, Entergy, S.A. was
granted  EWG  status.  In September 1997, the stock  of  Entergy
S.A.  was  contributed to Entergy Power Development Corporation.
Entergy  S.A.  was converted from an EWG to a FUCO  in  November
1997.

     In  July  1993, Entergy Corporation, through a  subsidiary,
Entergy Transener, S.A., participated in a consortium with other nonaffiliated companies that acquired a 65% interest in a foreign transmission system providing service in the country of Argentina ("Transener, S.A."). Entergy Transener, S.A. was a
FUCO under the provisions of the Energy Act. In June 1997, the stock of Entergy Transener, S.A. was contributed to Entergy
Power  Development  Corporation.  Subsequent to  this  transfer,
Entergy Transener, S.A. sold its interest in Transener, S.A. for $27.5 million and relinquished its FUCO exemption under the Act.
Entergy Transener, S.A. is in the process of liquidation.

     In August 1994, Entergy Corporation, through a wholly owned subsidiary  of  Entergy Power Development  Corporation,  Entergy
Pakistan, Ltd., acquired a 10% equity interest in The Hub  Power
Company,  Ltd., which owns a 1,292 MW steam electric  generation facility under development in Pakistan.  Entergy Pakistan,  Ltd.
was  established as an EWG under provisions of the  Energy  Act.
In  June 1997, Entergy Pakistan, Ltd. was converted from an  EWG
to  a  FUCO.   Entergy  Pakistan, Ltd.'s initial  investment  to
acquire  its  indirect 10% interest in The  Hub  Power  Company,
Ltd.,   was  $50.2  million.   During  1996  and  1997,  Entergy
Pakistan,  Ltd.  sold  50%  of its interest  in  the  Hub  Power
Company,  Ltd. for approximately $53 million.  At  December  31,
1997,  Entergy Pakistan, Ltd. held an approximate 5.0%  interest in The Hub Power Company, Ltd.

     In  April 1995, Entergy Corporation through a wholly  owned subsidiary  of  Entergy Power Development  Corporation,  Entergy
Power  CBA  Holding  Ltd. purchased a 7.8% interest  in  Central
Termoelectric  Buenos Aires, S.A.  Central Termoelectric  Buenos
Aires,  S.A.  owns a 220 MW combined cycle gas  turbine  at  the
Central  Costanera S. A. power plant in Buenos Aires, Argentina.
These  subsidiaries were EWGs under the provisions of the Energy
Act.   In June 1997, these subsidiaries were converted from EWGs
to FUCOs.

     In November 1995, Entergy Corporation, through a new wholly owned subsidiary of Entergy Power Development Corporation, EP
Edegel, Inc., acquired a 34.7% interest in a consortium, Generandes, Co., which purchased 60% of Edegel, S.A., a company that owns 5 hydroelectric generating stations (totaling 539 MW) and 2 thermal generating stations (254 MW) in Peru. EP Edegel,
Inc. was established as an EWG under the provisions of the Energy Act. In June 1997, EP Edegel, Inc. was converted from an
EWG to a FUCO.

     Entergy  Corporation owns, indirectly  through  its  wholly owned  subsidiaries,  Entergy Power Operations  Corporation  and
Entergy  Power Development Corporation, 100% of the  outstanding capital stock of Entergy Power Operations Pakistan LDC ("EPOP"), a  FUCO  under  the Energy Act formed to provide operations  and management  services to the Liberty Power Project  in  Pakistan.
Entergy  Power  Operations  Corporation  also  owns,  indirectly through  Entergy  Power Operations Holdings, Ltd.  100%  of  the
outstanding  capital  stock  of  Entergy  Power  Operations   UK
Limited,  a  FUCO  formed to provide operations and  maintenance services  to  Entergy's  Saltend power  project  in  the  United
Kingdom (described below).

    In June 1997, Entergy Corporation, indirectly through wholly
owned   subsidiaries  Entergy  Power  Development   Corporation,
Entergy  Power  Chile,  Inc.,  and Entergy  Power  Chile,  S.A.,
acquired an indirect 25% economic interest in Compania Electrica
San Isidro S.A. held by Inversiones Electricas Quillota, S.A., a
Chilean  joint venture company.  Compania Electrica  San  Isidro
S.A.  owns  a  370-megawatt power plant  under  construction  in central  Chile.  Entergy Power Chile, Inc., Entergy Power  Chile
S.A.,   Inversiones  Electricas  Quillota  S.A.,  and   Compania
Electrica San Isidro S.A. are FUCOs under the Energy Act.

     In  July 1997, Entergy Corporation, indirectly through  its wholly  owned  subsidiary Entergy Power  International  Holdings
Corporation,  formed a joint venture, Nantong Entergy  Heat  and
Power  Co.,  Ltd.,  to construct a small cogeneration  plant  in
Nantong,  China.   A wholly owned subsidiary  of  Entergy  Power
International Holdings Corporation, Entergy Electric Asia, Ltd.,
owns  a  92%  interest  in  the joint  venture.   Entergy  Power
International Holdings Corporation, Entergy Electric Asia, Ltd.,
and Nantong Entergy Heat and Power Co., Ltd. are FUCOs under the
Energy Act.

     In October 1997, Entergy Corporation, indirectly through  a
wholly   owned   subsidiary   of   Entergy   Power   Development
Corporation,  Entergy Power Kingsnorth, Ltd., acquired  100%  of
the  capital  stock of Kingsnorth Power Ltd.   Kingsnorth  Power
Ltd.  will develop, own, and operate a 740-megawatt power  plant in  the  United  Kingdom.  Entergy Power  Kingsnorth,  Ltd.  and
Kingsnorth Power Ltd. are FUCOs under the Energy Act.

     In December 1997, Entergy Corporation, indirectly through a
wholly   owned   subsidiary   of   Entergy   Power   Development
Corporation, Entergy Power Saltend, Ltd., acquired 100%  of  the capital  stock of Saltend Cogeneration Company Limited.  Saltend
Cogeneration  Company  Limited will  develop  and  own  a  1200-
megawatt  power  plant  in  the  United  Kingdom.   Non-resource
project  financing  for  the  project  has  been  obtained   and
construction  of  the power plant commenced  in  December  1997.
Entergy  Power  Saltend, Ltd. and Saltend  Cogeneration  Company
Limited  are  FUCOs  under  the Energy  Act.   Entergy's  equity
contribution   obligations  under  the  project  financing   are
supported by a letter of credit issued through a credit facility of  Entergy  Power Development Corporation.  Entergy Corporation
has  issued a $170 million guaranty of Entergy Power Development
Corporation's credit facility.

     Entergy  Corporation,  through  its  subsidiaries,  Entergy
International  Holdings,  Ltd.,  LLC,  formerly  Entergy   Power
Development International Corporation, and Entergy Power  Edesur
Holding,  Ltd.,  holds  a 10% interest in  Distrilec,  S.A.,  an
Argentina  joint venture company.  Distrilec S.A.  holds  a  51%
interest   in  Edesur,  S.A.,  an  Argentina  company  providing
electric   distribution  service  to  Buenos  Aries,  Argentina.
Entergy International Holdings, Ltd., LLC, Entergy Power  Edesur
Holding,  Ltd., and Edesur, S.A. are FUCOs under the  provisions of the Energy Act.

      Entergy  Corporation,  through  subsidiaries  of   Entergy
International  Holdings,  Ltd.,  LLC,  formerly  Entergy   Power
Development   International  Corporation,   acquired   100%   of
CitiPower  Pty, a company principally engaged in  the  ownership and  operation of facilities for the distribution of electricity to customers in and around the City of Melbourne, Australia.

     In February 1997, Entergy Corporation, through subsidiaries of  Entergy  Power Development International Corporation  (since
renamed   Entergy  International  Ltd.,  LLC),   completed   the
acquisition   of  the  outstanding  capital  stock   of   London
Electricity plc, a regional electric distribution company in the
United  Kingdom  providing service to customers in  the  greater
London  area.  London Electricity plc is also engaged  in  other business  activities, including ownership of an  interest  in  a
1,000 MW gas-fired combined cycle generating station and several private electric distribution systems.

    Reference  is  hereby  made to the Notification  of  Foreign
Utility Company Status on Form U-57 filed in respect to each FUCO identified in this Form U5S in which Entergy owned an interest at December 31, 1997 for the business address of such FUCO. See "Item 1 - System Companies and Investments Therein as of December 31, 1997" for information concerning the system companies owning interests in such FUCOs and the nature of the interest held.

Part I(b); Part I(c); and Part I(d) are being filed pursuant to Rule 104.

ITEM 9.  Part II

    See Exhibits H and I.

ITEM 9.  Part III is being filed pursuant to Rule 104.


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

     Financial statements and financial statement schedules filed as part of the annual report, pursuant to requirements of the Public
Utility Holding Company Act of 1935.


FINANCIAL STATEMENTS                                      PAGE NO.

*Independent Accountants' Consent                           S-1

Entergy Corporation and Subsidiaries:
 *Consolidating Statement of Income (Loss) for the Year     S-2
   Ended December 31, 1997
 *Consolidating Statement of Cash Flows for the Year Ended  S-6
   December 31, 1997
 *Consolidating Balance Sheet as of December 31, 1997       S-10
 *Consolidating Statement of Retained Earnings for the Year S-18
   Ended December 31, 1997

Entergy Gulf States Corporation and Subsidiaries:
 *Consolidating Statement of Income for the Year Ended      S-22
   December 31, 1997
 *Consolidating Statement of Cash Flows for the Year Ended  S-23
   December 31, 1997
 *Consolidating Balance Sheet as of December 31, 1997       S-24
 *Consolidating Statement of Retained Earnings for the Year S-26
   Ended December 31, 1997

Statutory Subsidiary, accounted for as an equity investment, the
 Accounts of which are not included in the foregoing Consolidating
 Statements of Entergy Corporation and Subsidiaries:
  The Arklahoma Corporation:
 *Statements of Operations and Statements of Retained Earnings,
  Years Ended November 30, 1997 and 1996                    S-27
 *Statements of Cash Flows, Years Ended
   November 30, 1997 and 1996                               S-28
 *Balance Sheets, November 30, 1997 and 1996                S-29
 *Notes to Financial Statements, November 30, 1997 and 1996 S-30

  * Letter, dated April 28, 1998, regarding payment of nuclear liability insurance premiums by Entergy System companies.


      The  following financial information indicated by an asterisk  is
filed   herewith.   The  balance  of  the  financial  information   has
heretofore  been filed with the Securities and Exchange  Commission  in the file numbers indicated and is incorporated herein by reference.


ENTERGY CORPORATION

       Independent   Accountants'  Report  and  Notes  to  Consolidated
Financial  Statements  of Entergy Corporation  (Reference  is  made  to information under the headings "Report of Independent Accountants"  and
"Notes  to  Consolidated Financial Statements,"  contained  in  Entergy
Corporation's 1997 Financial Statements included in the Form  10-K  for the year ended December 31, 1997, in File No. 1-11299).

      Financial Statement Schedules of Entergy Corporation (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1997, in File No. 1-11299 and included in such Form 10-K).


ENTERGY ARKANSAS

      Independent Accountants' Report and Notes to Financial Statements of Entergy Arkansas (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial
Statements" contained in Entergy Arkansas' 1997 Financial Statements included in the Form 10-K for the year ended December 31, 1997, in File
No. 1-10764).

      Financial Statement Schedules of Entergy Arkansas (Referred to in
Item  14(a)2 to Form 10-K for the year ended December 31, 1997, in File
No. 1-10764 and included in such Form 10-K).


ENTERGY GULF STATES

      Independent Accountants' Report and Notes to Financial Statements of Entergy Gulf States (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial
Statements" contained in Entergy Gulf States' 1997 Financial Statements included in the Form 10-K for the year ended December 31, 1997, in File
No. 1-2703).

      Financial Statement Schedules of Entergy Gulf States (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1997, in File No. 1-2703 and included in such Form 10-K).


ENTERGY LOUISIANA

      Independent Accountants' Report and Notes to Financial Statements of Entergy Louisiana (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial
Statements" contained in Entergy Louisiana's 1997 Financial Statements included in the Form 10-K for the year ended December 31, 1997, in File
No. 1-8474).

     Financial Statement Schedules of Entergy Louisiana (Referred to in
Item  14(a)2 to Form 10-K for the year ended December 31, 1997, in File
No. 1-8474 and included in such Form 10-K).


ENTERGY MISSISSIPPI

      Independent Accountants' Report and Notes to Financial Statements
of  Entergy  Mississippi (Reference is made to  information  under  the headings  "Report of Independent Accountants" and "Notes  to  Financial
Statements,"   contained  in  Entergy  Mississippi's   1997   Financial
Statements  included in the Form 10-K for the year ended  December  31,
1997, in File No. 0-320).

      Financial Statement Schedules of Entergy Mississippi (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1997, in File No. 0-320 and included in such Form 10-K).


ENTERGY NEW ORLEANS

      Independent Accountants' Report and Notes to Financial Statements
of  Entergy  New  Orleans (Reference is made to information  under  the headings  "Report of Independent Accountants" and "Notes  to  Financial
Statements,"   contained  in  Entergy  New  Orleans'   1997   Financial
Statements  included in the Form 10-K for the year ended  December  31,
1997, in File No. 0-5807).

      Financial Statement Schedules of Entergy New Orleans (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1997, in File No. 0-5807 and included in such Form 10-K).


SYSTEM ENERGY

      Independent Accountants' Report and Notes to Financial Statements
of  System Energy (Reference is made to information under the  headings
"Report   of   Independent  Accountants"  and   "Notes   to   Financial
Statements,"  contained  in System Energy's 1997  Financial  Statements included in the Form 10-K for the year ended December 31, 1997, in File
No. 1-9067).

      Financial  Statement Schedules of System Energy (Referred  to  in
Item  14(a)2 to Form 10-K for the year ended December 31, 1997, in File
No. 1-9067 and included in such Form 10-K).


ENTERGY CORPORATION SYSTEM COMPANIES

A-1    Entergy  Corporation's Annual Report on Form 10-K for  the  year ended December 31, 1997 (Incorporated herein by reference from File No.
1-11299).

A-2    Entergy Arkansas' Annual Report on Form 10-K for the year  ended
December  31, 1997 (Incorporated herein by reference from File  No.  1-
10764).

A-3    Entergy  Gulf States' Annual Report on Form 10-K  for  the  year ended December 31, 1997 (Incorporated herein by reference from File No.
1-2703).

A-4   Entergy Louisiana's Annual Report on Form 10-K for the year ended
December  31, 1997 (Incorporated herein by reference from File  No.  1-
8474).

A-5    Entergy  Mississippi's Annual Report on Form 10-K for  the  year ended December 31, 1997 (Incorporated herein by reference from File No.
0-320).

A-6    Entergy  New Orleans' Annual Report on Form 10-K  for  the  year ended December 31, 1997 (Incorporated herein by reference from File No.
0-5807).

A-7    System  Energy's Annual Report on Form 10-K for the  year  ended
December  31, 1997 (Incorporated herein by reference from File  No.  1-
9067).


ENTERGY CORPORATION

B-1(a)  Certificate of Incorporation of Entergy Corporation as executed
December  31,  1993 (Filed as Exhibit A-1(a) to Rule 24 Certificate  in
File No. 70-8059).

B-1(b)  By-Laws  of  Entergy Corporation as executed  August  25,  1992
(Filed as Exhibit A-2(a) to Rule 24 Certificate in File No. 70-8059).


ENTERGY ARKANSAS

B-2(a)  Amended  and  Restated  Articles of  Incorporation  of  Entergy
Arkansas and amendments thereto through April 22, 1996 (Filed as Exhibit 3(a) to Form 10-Q for the quarter ended March 31, 1996 in File
No. 1-10764).

B-2(b) By-Laws of Entergy Arkansas, as amended as of May 5, 1994 and currently in effect (Filed as Exhibit 3(d) to Form 10-Q for the quarterly period ended June 30, 1994 in File No. 1-10764).


ENTERGY ENTERPRISES

*B-3(a)    Restated  Articles of Incorporation of Entergy  Enterprises,
Inc., as in effect December 28, 1992.

B-3(b) By-Laws of Enterprises, as amended as of July 17, 1990 and currently in effect (Filed as Exhibit A-6(a) to Form U-1 in File No. 70-
7947).


ENTERGY LOUISIANA

B-4(a) Restated Articles of Incorporation of Entergy Louisiana and amendments thereto through April 22, 1996 (Filed as Exhibit 3(c) to
Form 10-Q for the quarter ended March 31, 1996 in File No. 1-8474).

B-4(b) By-Laws of Entergy Louisiana, as amended as of January 23,  1984 and  currently in effect (Filed as Exhibit A-4 to Form U-1 in File  No.
70-6962).


ENTERGY MISSISSIPPI

B-5(a) Restated Articles of Incorporation of Entergy Mississippi and amendments thereto through November 17, 1997 (Filed as Exhibit 3(I)(f)1 to Form 10-K for the year ended December 31, 1997 in File No. 0-320).

B-5(b)     By-Laws of Entergy Mississippi, as amended as  of  April  5,
1995 and currently in effect (Filed as Exhibit 3(ii)f to Form 10-K  for the year ended December 31, 1995 in File No. 0-320).


ENTERGY NEW ORLEANS

B-6(a) Restated Articles of Incorporation of Entergy New Orleans and amendments thereto through April 22, 1996 (Filed as Exhibit 3(e) to
Form 10-Q for the quarter ended March 31, 1996 in File No. 0-5807).

B-6(b) By-Laws of Entergy New Orleans, as amended as of May 5, 1994 and currently in effect (Filed as Exhibit 3(g) to Form 10-Q for the quarter ended June 30, 1994 in File No. 0-5807).


SYSTEM ENERGY

B-7(a) Amended and Restated Articles of Incorporation of System Energy and amendments thereto through April 28, 1989 (Filed as Exhibit A-1(a) to Form U-1 in File No. 70-5399).

B-7(b) By-Laws of System Energy, as executed May 4, 1989 and currently in effect (Filed as Exhibit A-2(a) to Form U-1 in File No. 70-5399).


ENTERGY SERVICES

B-8(a)  Certificate of Incorporation of Entergy Services,  as  executed
May 5, 1989 (Filed as Exhibit A-1 in File No. 37-63).

B-8(b) By-Laws of Entergy Services, as amended as of May 13, 1991 and currently in effect (Filed as Exhibit B-8(b) to Form U5S for the year ended December 31, 1994).


SYSTEM FUELS

B-9(a)  Articles of Incorporation of System Fuels, as executed  January
3, 1972 (Filed as Exhibit A-1 to Form U-1 in File No. 70-5015).

B-9(b) By-Laws of System Fuels, as amended as of December 1, 1985 and currently in effect (Filed as an Exhibit to Form U5S for the year ended
December 31, 1982).


ENTERGY OPERATIONS

B-10(a)    Restated Certificate of Incorporation of Entergy Operations,
effective  June 8, 1990 (Filed as Exhibit A-1(b) to Rule 24 Certificate
in File No. 70-7679).

B-10(b)   By-Laws of Entergy Operations, as amended as of June 6,  1990 and currently in effect (Filed as Exhibit A-2(b) to Rule 24 Certificate in File No. 70-7679).


ENTERGY POWER

B-11(a)    Restated  Certificate  of  Incorporation  of  Entergy  Power
effective  August  17,  1990  (Filed  as  Exhibit  A-1(b)  to  Rule  24
Certificate in File No. 70-7684).

B-11(b)    By-Laws of Entergy Power, as amended as of October 28,  1993 and  currently in effect (Filed as Exhibit B-11(b) to Form U5S for  the year ended December 31, 1994).


ENTERGY POWER DEVELOPMENT CORPORATION

B-12(a)    Certificate  of Incorporation of Entergy  Power  Development
Corporation, as executed December 9, 1992 (Filed as Exhibit B-14(a)  to
Form U5S for the year ended December 31, 1992).

B-12(b)    By-Laws of Entergy Power Development Corporation, as amended as  of  October 28, 1993 and currently in effect (Filed as  Exhibit  B-
14(b) to Form U5S for the year ended December 31, 1994).


ENTERGY GULF STATES

B-13(a)   Restated Articles of Incorporation of Entergy Gulf States and
amendments  thereto through April 22, 1996 (Filed as  Exhibit  3(b)  to
Form 10-Q for the quarter ended March 31, 1996 in File No. 1-2703).

B-13(b)    By-Laws  of Gulf States, as amended as of May  5,  1994  and currently  in  effect  (Filed as Exhibit 3(e)  to  Form  10-Q  for  the quarterly period ended June 30, 1994 in File No. 1-2703).


VARIBUS

B-14(a)    Charter (Articles of Association) and Amendments thereto  of
Varibus  Corporation, as executed March 23, 1970 (Filed as  Exhibit  B-
17(a) to Form U5B).

*B-14(b) By-Laws of Varibus Corporation, as executed June 11, 1997 and currently in effect.


POG

B-15(a)    Charter (Articles of Association) and Amendments thereto  of
Prudential, Oil and Gas, Inc., as executed October 16, 1962  (Filed  as
Exhibit B-18(a) to Form U5B).

*B-15(b)   By-Laws of Prudential, Oil and Gas, Inc., as  executed  June
11, 1997 and currently in effect.


GSG&T

B-16(a)    Charter (Articles of Association) and Amendments thereto  of
GSG&T, Inc., as executed May 15, 1987 (Filed as Exhibit B-19(a) to Form
U5B).

*B-16(b)   By-Laws  of  GSG&T,  Inc., as executed  June  11,  1997  and currently in effect.


SOUTHERN GULF

B-17(a)    Charter (Articles of Association) and Amendments thereto  of
Southern  Gulf  Railway  Company, as executed May  6,  1993  (Filed  as
Exhibit B-20(a) to Form U5B).

*B-17(b)   By-Laws of Southern Gulf Railway Company, as  executed  June
11, 1997 and currently in effect.


ENTERGY POWER MARKETING CORPORATION

B-18(a)    Certificate  of  Incorporation of  Entergy  Power  Marketing
Corporation, as executed May 17, 1995 (Filed as Exhibit B-19(a) to Form
U5S for the year ended December 31, 1996).

B-18(b)   By-Laws of Entergy Power Marketing Corporation, as of  August
1,  1995 and currently in effect (Filed as Exhibit B-19(a) to Form  U5S for the year ended December 31, 1996).


ENTERGY POWER OPERATIONS CORPORATION

B-19(a)    Certificate  of  Incorporation of Entergy  Power  Operations
Corporation,  as executed April 17, 1995 (Filed as Exhibit  B-20(a)  to
Form U5S for the year ended December 31, 1996).

B-19(b)   By-Laws of Entergy Power Operations Corporation, as of  April
21,  1995 and currently in effect (Filed as Exhibit B-20(a) to Form U5S for the year ended December 31, 1996).


ENTERGY TECHNOLOGY HOLDING COMPANY

B-20(a)    Certificate of Incorporation of Entergy  Technology  Holding
Company,  as  executed February 12, 1996 (Filed as Exhibit  B-22(a)  to
Form U5S for the year ended December 31, 1996).

B-20(b)   By-Laws of Entergy Technology Holding Company, as of February
12,  1996 and currently in effect (Filed as Exhibit B-22(a) to Form U5S for the year ended December 31, 1996).


ENTERGY POWER GENERATION CORPORATION

*B-21(a)   Certificate  of  Incorporation of Entergy  Power  Generation
Corporation, as executed August 22, 1997.

*B-21(b)   By-Laws  of  Entergy  Power Generation  Corporation,  as  of
December 26, 1996 and currently in effect.


ENTERGY POWER INTERNATIONAL HOLDINGS CORPORATION

*B-22(a)   Certificate of Incorporation of Entergy Power  International
Holdings Corporation, as executed August 5, 1996.

*B-22(b)   By-Laws of Entergy Power International Holdings Corporation,
as of January 16, 1996 and currently in effect.

ENTERGY INTERNATIONAL LTD, LLC

*B-23(a)  Limited Liability Agreement of Entergy International  Holding
Ltd. LLC.

*B-23(b)    Limited   Liability  Agreement  of  Entergy   International
Investments No. 1, Ltd. LLC.

*B-23(c)    Limited   Liability  Agreement  of  Entergy   International
Investments No. 2, Ltd. LLC.

*B-23(d)   Limited  Liability Agreement of Entergy  International  Ltd.
LLC.


ENTERGY CORPORATION

C-1(a) See C-2 (a) through C-7(f) below for instruments defining the rights of holders of long-term debt of Entergy Arkansas, Entergy Gulf
States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and
System Energy.

C-1(b) Share Sale Agreement (Revised) of December 12, 1995, relating to acquisition of CitiPower Limited, among State Electricity Commission of
Victoria, the State of Victoria, Entergy Victoria LDC, Entergy Victoria
Holding  LDC and Entergy Corporation (filed as Exhibit C-1(o)  to  Form
U5S for the year ended December 31, 1995 pursuant to Rule 104).

C-1(c)  Multi-Option Syndicated Facility Agreement, dated as of January
5,  1996,  among  CitiPower Limited as Borrower, Commonwealth  Bank  of
Australia as Facility Agent, Bank of America N.T. & S.A. as Arranger, and Commonwealth Bank of Australia as Security Trustee (filed as
Exhibit C-1(p) to Form U5S for the year ended December 31, 1995).

C-1(d)  Undertaking Agreement, dated as of March 7,  1996,  of  Entergy
Corporation  to  Commonwealth Bank of Australia as  Facility-Agent,  of
CitiPower Limited's obligations up to maximum of $7,367,000 under the Multi-Option Syndicated Facility Agreement (filed as Exhibit C-1(q) to
Form U5S for the year ended December 31, 1995).

C-1(e)  Credit Agreement, dated as of September 13, 1996, among Entergy
Corporation, Entergy Technology Holding Company, the Banks (The Bank of
New  York,  Bank  of America NT & SA, The Bank of Nova  Scotia,  Banque
Nationale  de  Paris  (Houston Agency),  The  First  National  Bank  of
Chicago,  The Fuji Bank, Ltd., Societe Generale Southwest  Agency,  and
CIBC Inc.) and The Bank of New York, as Agent (the "Entergy-ETHC Credit
Agreement")  (filed as Exhibit 4(a)12 to Form 10-K for the  year  ended
December 31, 1996).

C-1(f)  Amendment  No.  1,  dated as of  October  22,  1996  to  Credit
Agreement  Entergy-ETHC Credit Agreement (filed as  Exhibit  4(a)13  to
Form 10-K for the year ended December 31, 1996).

C-1(g)  Guaranty and Acknowledgment Agreement, dated as of  October  3,
1996,  by  Entergy  Corporation to The Bank  of  New  York  of  certain promissory notes issued by ETHC in connection with acquisition  of  280
Equity Holdings, Ltd (filed as Exhibit 4(a)14 to Form 10-K for the year ended December 31, 1996).

C-1(h)  Amendment,  dated  as of November 21,  1996,  to  Guaranty  and
Acknowledgment Agreement by Entergy Corporation to The Bank of New York
of   certain  promissory  notes  issued  by  ETHC  in  connection  with acquisition  of  280 Equity Holdings, Ltd (filed as Exhibit  4(a)15  to
Form 10-K for the year ended December 31, 1996).

C-1(i) Guaranty and Acknowledgment Agreement, dated as of November  21,
1996, by Entergy Corporation to The Bank of New York of certain promissory notes issued by ETHC in connection with acquisition of Sentry (filed as Exhibit 4(a)16 to Form 10-K for the year ended
December 31, 1996).

C-1(j) Amended and Restated Credit Agreement, dated as of December  12,
1996,  among  Entergy,  the  Banks (Bank of America  National  Trust  &
Savings  Association, The Bank of New York, The Chase  Manhattan  Bank,
Citibank, N.A., Union Bank of Switzerland, ABN Amro Bank N.V., The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, Mellon Bank, N.A.,
First  National  Bank  of  Commerce  and  Whitney  National  Bank)  and
Citibank, N.A., as Agent (filed as Exhibit 4(a)17 to Form 10-K for the year ended December 31, 1996).


ENTERGY ARKANSAS

C-2(a)   Mortgage  and  Deed  of  Trust,  as  amended   by   fifty-four
Supplemental  Indentures (Filed, respectively, as the exhibits  and  in the  file numbers indicated: 7(d) in 2-5463 (Mortgage); 7(b) in  2-7121
(First); 7(c) in 2-7605 (Second); 7(d) in 2-8100 (Third); 7(a)-4 in  2-
8482 (Fourth); 7(a)-5 in 2-9149 (Fifth); 4(a)-6 in 2-9789 (Sixth); 4(a)-
7  in  2-10261 (Seventh); 4(a)-8 in 2-11043 (Eighth); 2(b)-9 in 2-11468
(Ninth); 2(b)-10 in 2-15767 (Tenth); D in 70-3952 (Eleventh); D in  70-
4099   (Twelfth);  4(d)  in  2-23185  (Thirteenth);  2(c)  in   2-24414
(Fourteenth); 2(c) in 2-25913 (Fifteenth); 2(c) in 2-28869 (Sixteenth);
2(d) in 2-28869 (Seventeenth); 2(c) in 2-35107 (Eighteenth); 2(d) in 2-
36646  (Nineteenth);  2(c)  in  2-39253 (Twentieth);  2(c)  in  2-41080
(Twenty-first);  C-1 to Rule 24 Certificate in 70-5151 (Twenty-second);
C-1  to  Rule 24 Certificate in 70-5257 (Twenty-third); C  to  Rule  24
Certificate  in 70-5343 (Twenty-fourth); C-1 to Rule 24 Certificate  in
70-5404  (Twenty-fifth); C to Rule 24 Certificate in  70-5502  (Twenty-
sixth); C-1 to Rule 24 Certificate in 70-5556 (Twenty-seventh); C-1  to
Rule  24  Certificate  in  70-5693  (Twenty-eighth);  C-1  to  Rule  24
Certificate in 70-6078 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-
6174 (Thirtieth); C-1 to Rule 24 Certificate in 70-6246 (Thirty-first);
C-1  to Rule 24 Certificate in 70-6498 (Thirty-second); A-4b-2 to  Rule
24 Certificate in 70-6326 (Thirty-third); C-1 to Rule 24 Certificate in
70-6607 (Thirty-fourth); C-1 to Rule 24 Certificate in 70-6650 (Thirty-
fifth);  C-1 to Rule 24 Certificate, dated December 1, 1982, in 70-6774
(Thirty-sixth); C-1 to Rule 24 Certificate, dated February 17, 1983, in
70-6774 (Thirty-seventh); A-2(a) to Rule 24 Certificate, dated December
5,  1984, in 70-6858 (Thirty-eighth); A-3(a) to Rule 24 Certificate  in
70-7127   (Thirty-ninth);  A-7  to  Rule  24  Certificate  in   70-7068
(Fortieth); A-8(b) to Rule 24 Certificate, dated July 6, 1989,  in  70-
7346  (Forty-first); A-8(c) to Rule 24 Certificate, dated  February  1,
1990,  in 70-7346 (Forty-second); 4 to Form 10-Q for the quarter  ended
September  30,  1990,  in  1-10764 (Forty-third);  A-2(a)  to  Rule  24
Certificate, dated November 30, 1990, in 70-7802 (Forty-fourth); and A-
2(b) to Rule 24 Certificate, dated January 24, 1991, in 70-7802 (Forty-
fifth); and 4(d)(2) in 33-54298 (Forty-sixth) 4(c)(2) to Form 10-K  for the  year ended December 31, 1992 in 1-10764 (Forty-seventh);  4(b)  to
Form  10-Q  for  the  quarter ended June 30, 1993  in  1-10764  (Forty-
eighth);  4(c) to Form 10-Q for the quarter ended June 30, 1993  in  1-
10764  (Forty-ninth); 4(b) to Form 10-Q for the quarter ended September
30, 1993 in 1-10764 (Fiftieth); 4(c) to Form 10-Q for the quarter ended
September 30, 1993 in 1-10764 (Fifty-first); 4(a) to Form 10-Q for  the quarter  ended June 30, 1994 (Fifty-second); C-2 to Form  U5S  for  the year ended December 31, 1995 (Fifty-third); and C-2(a) to Form U5S  for the year ended December 31, 1996 (Fifty-fourth)).

C-2(b)    Indenture for Unsecured Subordinated Debt Securities relating to  Trust Securities between Entergy Arkansas and Bank of New York  (as
Trustee), dated as of August 1, 1996 (filed as Exhibit A-1(a)  to  Rule
24 Certificate dated August 26, 1996 in File No. 70-8723).

C-2(c)     Amended  and  Restated Trust Agreement of  Entergy  Arkansas
Capital I, dated as of August 14, 1996 (filed as Exhibit A-3(a) to Rule
24 Certificate dated August 26, 1996 in File No. 70-8723).

C-2(d)     Guarantee Agreement between Entergy Arkansas (as  Guarantor)
and  The  Bank of New York (as Trustee), dated as of August  14,  1996, with  respect to Entergy Arkansas Capital I's obligations on its 8 1/2%
Cumulative  Quarterly Income Preferred Securities, Series A  (filed  as
Exhibit A-4(a) to Rule 24 Certificate dated August 26, 1996 in File No.
70-8723).


ENTERGY LOUISIANA

C-3(a)   Mortgage  and  Deed  of  Trust,  as  amended  by  fifty-second
Supplemental  Indentures (Filed, respectively, as the exhibits  and  in the  file numbers indicated:  7(d) in 2-5317 (Mortgage); 7(b) in 2-7408
(First); 7(c) in 2-8636 (Second); 4(b)-3 in 2-10412 (Third); 4(b)-4  in
2-12264 (Fourth); 2(b)-5 in 2-12936 (Fifth); D in 70-3862 (Sixth); 2(b)-
7  in  2-22340 (Seventh); 2(c) in 2-24429 (Eighth); 4(c)-9  in  2-25801
(Ninth);  4(c)-10 in 2-26911 (Tenth); 2(c) in 2-28123 (Eleventh);  2(c)
in 2-34659 (Twelfth); C to Rule 24 Certificate in 70-4793 (Thirteenth);
2(b)-2  in 2-38378 (Fourteenth); 2(b)-2 in 2-39437 (Fifteenth);  2(b)-2
in   2-42523   (Sixteenth);  C  to  Rule  24  Certificate  in   70-5242
(Seventeenth); C to Rule 24 Certificate in 70-5330 (Eighteenth); C-1 to
Rule 24 Certificate in 70-5449 (Nineteenth); C-1 to Rule 24 Certificate
in  70-5550  (Twentieth);  A-6(a) to Rule  24  Certificate  in  70-5598
(Twenty-first);  C-1 to Rule 24 Certificate in 70-5711 (Twenty-second);
C-1  to  Rule 24 Certificate in 70-5919 (Twenty-third); C-1 to Rule  24
Certificate  in 70-6102 (Twenty-fourth); C-1 to Rule 24 Certificate  in
70-6169  (Twenty-fifth); C-1 to Rule 24 Certificate in 70-6278 (Twenty-
sixth); C-1 to Rule 24 Certificate in 70-6355 (Twenty-seventh); C-1  to
Rule  24  Certificate  in  70-6508  (Twenty-eighth);  C-1  to  Rule  24
Certificate in 70-6556 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-
6635 (Thirtieth); C-1 to Rule 24 Certificate in 70-6834 (Thirty-first);
C-1  to Rule 24 Certificate in 70-6886 (Thirty-second); C-1 to Rule  24
Certificate in 70-6993 (Thirty-third); C-2 to Rule 24 Certificate in 70-
6993  (Thirty-fourth); C-3 to Rule 24 Certificate in  70-6993  (Thirty-
fifth); A-2(a) to Rule 24 Certificate in 70-7166 (Thirty-sixth); A-2(a)
to  Rule  24  Certificate in 70-7226 (Thirty-seventh); C-1 to  Rule  24
Certificate  in 70-7270 (Thirty-eighth)); 4(a) to Quarterly  Report  on
Form  10-Q  for  the  quarter ended June 30, 1988, in  1-8474  (Thirty-
ninth); A-2(b) to Rule 24 Certificate in 70-7553 (Fortieth); A-2(d)  to
Rule  24  Certificate  in  70-7553 (Forty-first);  A-3(a)  to  Rule  24
Certificate,  in 70-7822 (Forty-second); A-3(b) to Rule 24  Certificate in  70-7822  (Forty-third); A-2(b) to Rule 24  Certificate  in  70-7822
(Forty-fourth);  and A-3(c) to Rule 24 Certificate in  70-7822  (Forty-
fifth);  A-2(c) to Rule 24 Certificate dated April 7, 1993  in  70-7822
(Forty-sixth); A-3(d) to Rule 24 Certificate dated June 4, 1993 in  70-
7822 (Forth-seventh); A-3(e) to Rule 24 Certificate dated December  21,
1993  in  70-7822  (Forty-eighth); A-3(f) to Rule 24 Certificate  dated
August  1, 1994 in 70-7822 (Forty-ninth); A-4(c) to Rule 24 Certificate dated  September  28, 1994 in 70-7653 (Fiftieth);  A-2(a)  to  Rule  24
Certificate dated April 4, 1996 (Fifty-first); and A-2(a)  to  Rule  24
Certificate dated April 3, 1998 (Fifty-second)).

C-3(b)  Facility  Lease No. 1, dated as of September 1,  1989,  between
First  National  Bank of Commerce, as Owner Trustee,  and  Entergy  La.
(Filed as Exhibit 4(c)-1 in Registration No. 33-30660).

C-3(c)  Facility  Lease No. 2, dated as of September 1,  1989,  between
First  National  Bank of Commerce, as Owner Trustee,  and  Entergy  La.
(Filed as Exhibit 4(c)-2 in Registration No. 33-30660).

C-3(d)  Facility  Lease No. 3, dated as of September 1,  1989,  between
First  National  Bank of Commerce, as Owner Trustee,  and  Entergy  La.
(Filed as Exhibit 4(c)-3 in Registration No. 33-30660).

C-3(e)    Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of July 1, 1996 (filed as Exhibit A-14(a)
to Rule 24 Certificate dated July 25, 1996 in File No. 70-8487).

C-3(f)     Amended  and Restated Trust Agreement of  Entergy  Louisiana
Capital  I dated July 16, 1996 of Series A Preferred Securities  (filed as  Exhibit A-16(a) to Rule 24 Certificate dated July 25, 1996 in  File
No. 70-8487).

C-3(g)     Guarantee  Agreement  between Entergy  Louisiana,  Inc.  (as
Guarantor) and The Bank of New York (as Trustee) dated as of  July  16,
1996 with respect to Entergy Louisiana Capital I's obligation on its 9%
Cumulative  Quarterly Income Preferred Securities, Series A  (filed  as
Exhibit A-19(a) to Rule 24 Certificate dated July 25, 1996 in File  No.
70-8487).

ENTERGY MISSISSIPPI

C-4(a)   Mortgage  and  Deed  of  Trust,  as  amended  by   twenty-five
Supplemental  Indentures (Filed, respectively, as the exhibits  and  in the  file numbers indicated:  7(d) in 2-5437 (Mortgage); 7(b) in 2-7051
(First); 7(c) in 2-7763 (Second); 7(d) in 2-8484 (Third); 4(b)-4 in  2-
10059  (Fourth); 2(b)-5 in 2-13942 (Fifth); A-11 to Form U-1 in 70-4116
(Sixth); 2(b)-7 in 2-23084 (Seventh); 4(c)-9 in 2-24234 (Eighth); 2(b)-
9(a)  in  2-25502 (Ninth); A-11(a) to Form U-1 in 70-4803  (Tenth);  A-
12(a) to Form U-1 in 70-4892 (Eleventh); A-13(a) to Form U-1 in 70-5165
(Twelfth); A-14(a) to Form U-1 in 70-5286 (Thirteenth); A-15(a) to Form
U-1   in   70-5371  (Fourteenth);  A-16(a)  to  Form  U-1  in   70-5417
(Fifteenth);  A-17 to Form U-1 in 70-5484 (Sixteenth);  2(a)-19  in  2-
54234   (Seventeenth);   C-1  to  Rule  24   Certificate   in   70-6619
(Eighteenth); A-2(c) to Rule 24 Certificate in 70-6672 (Nineteenth); A-
2(d)  to Rule 24 Certificate in 70-6672 (Twentieth); C-1(a) to Rule  24
Certificate in 70-6816 (Twenty-first); C-1(a) to Rule 24 Certificate in
70-7020  (Twenty-second);  C-1(b) to Rule  24  Certificate  in  70-7020
(Twenty-third);  C-1(a)  to  Rule 24 Certificate  in  70-7230  (Twenty-
fourth); and A-2(a) to Rule 24 Certificate in 70-7419 (Twenty-fifth)).

C-4(b)  Mortgage and Deed of Trust, dated as of February  1,  1988,  as amended  by  eleventh Supplemental Indentures (Filed, respectively,  as the  exhibits and in the file numbers indicated:  A-2(a)-2 to  Rule  24
Certificate  in 70-7461 (Mortgage); A-2(b)-2 to Rule 24 Certificate  in
70-7461 (First); A-5(b) to Rule 24 Certificate in 70-7419 (Second);  A-
4(b) to Rule 24 Certificate in 70-7554 (Third); and A-1(b)-1 to Rule 24
Certificate  in  70-7737  (Fourth); A-2(b) to Rule  24  Certificate  in
70-7914  (Fifth); A-2(e) to Rule 24 Certificate in 70-7914 (Sixth);  A-
2(g) to Form U-1 in 70-7914 (Seventh); A-2(i) to Rule 24 Certificate in
70-7914 (Eighth); A-2(j) to Rule 24 Certificate dated July 22, 1994  in
70-7914 (ninth)); A-2(l) to Rule 24 Certificate dated April 21, 1995 in
File  No. 70-7914 (Tenth); and A-2(a) to Rule 24 Certificate dated June
27, 1997 in File No. 70-8719 (Eleventh)).


ENTERGY NEW ORLEANS

C-5(a) Mortgage and Deed of Trust, dated as of May 1, 1987, as amended by six Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-
7350  (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First);  A-
4(b) to Rule 24 Certificate in 70-7448 (Second); 4(f)4 to Form 10-K for the year ended December 31, 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in File No. 0-5807 (Fifth); and 4(a) to
Form 8-K dated March 22, 1996 in File No. 0-5807 (Sixth)).


SYSTEM ENERGY

C-6(a)   Mortgage  and  Deed  of  Trust,  as  amended   by   twenty-one
Supplemental  Indentures (Filed, respectively, as the exhibits  and  in the  file numbers indicated: A-1 in 70-5890 (Mortgage); B and C to Rule
24  Certificate in 70-5890 (First); B to Rule 24 Certificate in 70-6259
(Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981,  in
1-3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth);  B
to  Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in
70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-
3(b)  to  Rule  24  Certificate  in 70-7158  (Eighth);  B  to  Rule  24
Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate  in  70-7272
(Tenth); B-2 to Rule 24 Certificate in 70-7272 (Eleventh); B-3 to  Rule
24  Certificate in 70-7272 (Twelfth); B-1 to Rule 24 Certificate in 70-
7382  (Thirteenth);  and  B-2  to  Rule  24    Certificate  in  70-7382
(Fourteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Fifteenth);  A-
2(c)  to Rule 24 Certificate in 70-7946 (Sixteenth); and A-2(d) to Rule
24  Certificate in 70-7946 (Seventeenth); A-2(e) to Rule 24 Certificate
in 70-7946 (Eighteenth); and A-2(g) to Rule 24 Certificate dated May 6,
1994  in  70-7946 (Nineteenth); A-2(a)(1) to Rule 24 Certificate  dated
August  8, 1996 in File No. 70-8511 (Twentieth); and A-2(a)(2) to  Rule
24  Certificate  dated  August 8, 1996 in  File  No.  70-8511  (Twenty-
first)).

C-6(b)  Facility  Lease No. 1, dated as of December  1,  1988,  between
Meridian  Trust Company and Stephen M. Carta, (Steven Kaba,  Seccessor)
as  Owner  Trustees, and System Energy (Filed as Exhibit  B-2(c)(1)  to
Rule  24  Certificate, dated January 9, 1989, in File No. 70-7561),  as supplemented by Lease Supplement No. 1 dated as of April  1,  1989  (B-
22(b)  (1) to Rule 24 Certificate dated April 21, 1989 in 70-7561)  and
Lease  Supplement No. 2 dated as of January 1, 1994 (B-3(d) to Rule  24
Certificate dated January 31, 1994 in 70-8215).

C-6(c)  Facility  Lease No. 2, dated as of December  1,  1988,  between
Meridian  Trust  Company and Stephen M. Carta, as Owner  Trustees,  and
System Energy (Filed as Exhibit B-2(c)(2) to Rule 24 Certificate, dated
January  9,  1989,  in  File  No. 70-7561), as  supplemented  by  Lease
Supplement  No.  1 dated as of April 1, 1989 (B-22(b) (2)  to  Rule  24
Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated  as of January 1, 1994 (B-4(d)  Rule 24 Certificate dated January
31, 1994 in 70-8215).

C-6(d) Indenture (for Unsecured Debt Securities), dated as of September
1,  1995, between System Energy Resources, Inc., and Chemical Bank  (B-
10(a) to Rule 24 Certificate in 70-8511).


ENTERGY GULF STATES

C-7(a)  Indenture  of  Mortgage,  as amended  by  certain  Supplemental
Indentures  (B-a-I-1  in Registration No. 2-2449 (Mortgage);  7-A-9  in
Registration  No.  2-6893 (Seventh); B to Form 8-K dated  September  1,
1959  (Eighteenth);  B  to  Form 8-K dated February  1,  1966  (Twenty-
second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-
K  dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1,
1968  (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth);
2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the  year ended December 31, 1984 in 1-2703 (Forty-eighth); 4-2 to Form
10-K  for the year ended December 31, 1988 in 1-2703 (Fifty-second);  4 to  Form  10-K  for the year ended December 31, 1991 in 1-2703  (Fifty-
third);  4 to Form 8-K dated July 29, 1992 in 1-2703 (Fifth-fourth);  4 to Form 10-K dated December 31, 1992 in 1-2703 (Fifty-fifth); 4 to Form
10-Q for the quarter ended March 31, 1993 in 1-2703 (Fifty-sixth);  and
4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh)).

C-7(b)  Indenture, dated March 21, 1939, accepting resignation  of  The
Chase  National Bank of the City of New York as trustee and  appointing
Central  Hanover Bank and Trust Company as successor trustee (Filed  as
Exhibit B-a-1-6 in Registration No. 2-4076).

C-7(c)    Trust Indenture for 9.72% Debentures due July 1, 1998 (Filed
as Exhibit 4 in Registration No. 33-40113).

C-7(d)    Indenture for Unsecured Subordinated Debt Securities relating to  Trust Securities, dated as of January 15, 1997 (filed as Exhibit A-
11(a)  to  Rule 24 Certificate dated February 6, 1997 in File  No.  70-
8721).

C-7(e)     Amended and Restated Trust Agreement of Entergy Gulf  States
Capital  I  dated  January 28, 1997 of Series  A  Preferred  Securities
(filed as Exhibit A-13(a) to Rule 24 Certificate dated February 6, 1997 in File No. 70-8721).

C-7(f)     Guarantee  Agreement between Entergy Gulf States,  Inc.  (as
Guarantor)  and The Bank of New York (as Trustee) dated as  of  January
28, 1997 with respect to Entergy Gulf States Capital I's obligation  on its  8.75% Cumulative Quarterly Income Preferred Securities,  Series  A
(filed as Exhibit A-14(a) to Rule 24 Certificate dated February 6, 1997 in File No. 70-8721).


ENTERGY CORPORATION SYSTEM COMPANIES

D-1   Copy of the Middle South Utilities, Inc. and Subsidiary Companies
Intercompany  Income  Tax Allocation Agreement, dated  April  28,  1988
(Filed  as  Exhibit  D-1 to Form U5S for the year  ended  December  31,
1987).

D-2    Copy of First Amendment to the Middle South Utilities, Inc.  and
Subsidiary  Companies  Intercompany Income  Tax  Allocation  Agreement,
dated  January 1, 1990 (Filed as Exhibit D-2 to Form U5S for  the  year ended December 31, 1989).

D-3     Copy  of  Second  Amendment  to  the  Entergy  Corporation  and
Subsidiary  Companies  Intercompany Income  Tax  Allocation  Agreement,
dated  January 1, 1992 (Filed as Exhibit D-3 to Form U5S for  the  year ended December 31, 1992).

D-4   Copy of Third Amendment to the Entergy Corporation and Subsidiary
Companies  Intercompany Income Tax Allocation Agreement, dated  January
1,  1994  (Filed  as  Exhibit D-3(a) to Form U5S  for  the  year  ended
December 31, 1993).

D-5     Copy  of  Fourth  Amendment  to  the  Entergy  Corporation  and
Subsidiary  Companies  Intercompany  Income  Tax  Allocation  Agreement
(Filed  as  Exhibit  D-5 to Form U5S for the year  ended  December  31,
1996).

*F      Entergy Arkansas Preferred Stock Redeemed During 1997;  Entergy
Arkansas Long-Term Debt, including First Mortgage Bonds, Retired During
1997; Entergy Gulf States Preferred Stock Redeemed During 1997; Entergy
Gulf  States  Long-Term  Debt Retired During  1997;  Entergy  Louisiana
Preferred Stock Redeemed During 1997; Entergy Louisiana Long-Term Debt,
including   First   Mortgage  Bonds,  Retired  During   1997;   Entergy
Mississippi  Preferred Stock Redeemed During 1997; Entergy  Mississippi
Long-Term  Debt, including First Mortgage Bonds, Retired  During  1997;
Entergy  New Orleans Preferred Stock Redeemed During 1997; Entergy  New
Orleans  General  & Refunding Mortgage Bonds Retired During  1997;  and
System  Energy  Long-Term Debt, including First Mortgage Bonds  Retired during 1997.

*G      Financial   Data   Schedules  for   Entergy   Corporation   and
Subsidiaries, Entergy Arkansas, Inc., Entergy Louisiana, Inc.,  Entergy
Mississippi, Inc., Entergy New Orleans, Inc., System Energy  Resources,
Inc.,  Entergy  Corporation, Entergy Operations, Inc.,  Entergy  Power,
Inc.,  Entergy Services, Inc., System Fuels, Inc., Entergy Enterprises,
Inc.,  Entergy Gulf States Corporation and Subsidiaries,  Entergy  Gulf
States,  Inc.,  GSG&T,  Inc., Southern Gulf  Railway  Company,  Varibus
Corporation, Prudential Oil & Gas, Inc., and The Arklahoma Corporation.

H       See  "Item  1  System Companies and Investments Therein  as  of
December  31,  1997" for a copy of the organization  chart  of  Entergy
Corporation and it's subsidiaries, showing the relationship of each EWG or  foreign  utility  in which the system holds an  interest  to  other system companies, dated December 31, 1997.

*I-1 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Development Corporation for the year ended December 31, 1997 (Exhibit I-1 is being filed pursuant to Rule 104.).

*I-2 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Operations Corporation for the year ended December 31, 1997 (Exhibit I-2 is being filed pursuant to Rule 104.).

*I-3 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy International LTD, LLC for the year ended December 31, 1997 (Exhibit I-3 is being filed pursuant to Rule
104.).

*I-4 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Generation Corporation for the year ended December 31, 1997 (Exhibit I-4 is being filed pursuant to Rule 104.).

*I-5  Report of Independent Accountants, Financial Statements and Notes
to   Financial  Statements  of  Entergy  Power  International  Holdings
Corporation for the year ended December 31, 1997 (Exhibit I-5 is  being filed pursuant to Rule 104.).

_______________________

* Exhibits  indicated by an asterisk preceding the exhibit  number  are
  filed  herewith.   The balance of the exhibits have  heretofore  been
  filed  with the Securities and Exchange Commission, respectively,  as the  exhibits  and in the file numbers indicated and are incorporated herein by reference.

The  Jackson Gas Light Company, Entergy Power & Light Company  and  The
Light,  Heat  and  Water Company of Jackson, Mississippi  are  inactive
companies and copies of exhibits are not included for this reason.   No
exhibits  pertaining to ARKCO are included. (See notes (4) and  (5)  to
Item 1 of this Form.)



                                                   EXHIBIT F

ITEM 4.    SUPPORTING SCHEDULES


    Entergy Arkansas Preferred Stock Redeemed During 1997


                     Shares
         Series      Redeemed          Consideration


     9.92% Series       160,000        $4,000,000
     8.52% Series        50,000         5,000,000
                        -------        ----------
                        210,000        $9,000,000
                        =======        ==========



  Entergy Arkansas Long-Term Debt, including First Mortgage
                 Bonds, Retired During 1997*


                             Principal
         Series               Amount          Consideration

    5 7/8% Series Due 1997  $ 30,000,000      $ 30,000,000
    10% Series Due 2020       87,587,000        87,587,000
                            ------------      ------------
                            $117,587,000      $117,587,000
                            ============      ============



ITEM 4.   SUPPORTING SCHEDULES (Continued)
EXHIBIT F


  Entergy Gulf States Preferred Stock Redeemed During 1997

                                      Shares
         Series                      Redeemed        Consideration

    8.52% Series                      500,000        $51,215,000
    9.96% Series                      350,000         35,901,500
    8.64% Series                       28,000          2,800,000
    Adjustable Rate Series A, 7.42%    12,000          1,200,000
    Adjustable Rate Series B, 7.47%    22,500          2,250,000
                                      -------        -----------
                                      912,500        $93,366,500
                                      =======        ===========

   Entergy Gulf States Long-Term Debt Retired During 1997*

                                 Principal
         Series                   Amount        Consideration

    5 3/8% Series Due 1997      $35,000,000      $ 35,000,000
    6.99% Series Due 1997        75,000,000        75,000,000
    6.75% Series Due 2003         5,000,000         4,979,200
    6.77% Series Due 2005        12,000,000        11,917,000
    8.70% Series Due 2024         5,050,000         5,343,708
    Iberville Parish Pollution
      Control Revenue Bonds
      7% Due 2006                   400,000           400,000
    Iberville Parish Pollution
      Control Revenue Bonds
      7% Due 2006                    25,000            25,000
    Pollution Control Revenue Bonds
      5.9% Due 2007                 440,000           440,000
    9.72% Debentures Due 1998    50,000,000        50,000,000
                               ------------      ------------
                               $182,915,000      $183,104,908
                               ============      ============


ITEM 4.     SUPPORTING SCHEDULES (Continued)
                                                      EXHIBIT F


   Entergy Louisiana Preferred Stock Redeemed During 1997

                           Shares
         Series            Redeemed        Consideration


    12.64% Series           300,000        $7,500,000
                            -------        ----------
                            300,000        $7,500,000
                            =======        ==========


 Entergy Louisiana Long-Term Debt, including First Mortgage
                 Bonds, Retired During 1997*

                                  Principal
         Series                     Amount        Consideration

    5 5/8% Series Due 1997        $16,000,000     $   16,000,000
    6 1/2% Series Due 1997         18,000,000         18,000,000
    Ouachita Parish Pollution
      Control Revenue Bonds
      6.4% Due 1988-2007               25,000             25,000
    St. Charles Parish Pollution
      Control Revenue Bonds
      6.4% Due 1988-2007               55,000             55,000
    St. Charles Parish Industrial
      Development Bonds
      6.4% Due 1988-2007               15,000             15,000
    St. Charles Parish Pollution
      Control Revenue Bonds
      8% Due 1990-2007                 45,000             45,000
    Ouachita Parish Industrial
      Development Revenue Bonds
      8% Due 1990-2007                 20,000             20,000
    Ouachita Parish Industrial
      Development Bonds
      8% Due 1990-2007                 15,000             15,000
    Jefferson Parish Pollution
      Control Revenue Bonds
      8% Due 1979-2009                 50,000             50,000
    Town of Homer Future Obligations
      Due 1993-1997                    25,400             25,400
    Town of Lake Providence Future
      Obligations Due 1994-2000        37,500             37,500
                                 ------------    ---------------
                                 $ 34,287,900    $    34,287,900
                                 ============    ===============

ITEM 4.   SUPPORTING SCHEDULES (Continued)
                                                          EXHIBIT F


  Entergy Mississippi Preferred Stock Redeemed During 1997


                           Shares
         Series            Redeemed        Consideration

    9.16% Series            75,000       $7,500,000
    9.76% Series            70,000        7,000,000
                           -------      -----------
                           145,000      $14,500,000
                           =======      ===========


Entergy Mississippi Long-Term Debt, including First Mortgage
                 Bonds, Retired During 1997*


                                        Principal
         Series                          Amount        Consideration
    General & Refunding Mortgage
      Bonds 11.20% Series Due 1997     46,000,000          46,000,000
    General & Refunding Mortgage
      Bonds 6.95% Series Due 1997      50,000,000          50,000,000
    Washington County Pollution
      Control Revenue Bonds
      7-1/2% Due 1991-2004                 15,000              15,000
                                      -----------     ---------------
                                      $96,015,000     $    96,015,000
                                      ===========     ===============


ITEM 4.   SUPPORTING SCHEDULES (Concluded)
                                                          EXHIBIT F


Entergy New Orleans Long-Term Debt, including First Mortgage
                 Bonds, Retired During 1997*




                                Principal
         Series                  Amount        Consideration

    5 7/8% Series Due 1997     $12,000,000     $    12,000,000
                               -----------     ---------------
                               $12,000,000     $    12,000,000
                               ===========     ===============




System Energy Long Term Debt, including First Mortgage Bonds
                    Retired During 1997*


                                         Principal
         Series                           Amount        Consideration


    11.375 % Series Due 2016            $10,000,000     $10,000,000
    Grand Gulf Lease Obligation 7.02%     7,318,869       7,318,869
                                        -----------     -----------
                                        $17,318,869     $17,318,869
                                        ===========     ===========

* All retirements of securities were made in reliance on Rule 42 promulgated under the Holding Company Act.

                             SIGNATURES


Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility
Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                    ENTERGY CORPORATION
                    ENTERGY ARKANSAS, INC.
                    ENTERGY GULF STATES, INC.
                    ENTERGY LOUISIANA, INC.
                    ENTERGY MISSISSIPPI, INC.
                    ENTERGY NEW ORLEANS, INC.
                    SYSTEM ENERGY RESOURCES, INC.
                    ENTERGY INTERNATIONAL LTD LLC
                    ENTERGY OPERATIONS, INC.
                    ENTERGY SERVICES, INC.

                    By:       /s/Louis E. Buck, Jr.
                               Louis E. Buck, Jr.
                      Vice President, Chief Accounting Officer


                    ENTERGY ENTERPRISES, INC.
                    ENTERGY POWER, INC.
                    ENTERGY POWER DEVELOPMENT CORPORATION
                    ENTERGY POWER GENERATION CORPORATION
                    ENTERGY POWER MARKETING CORP.
                    ENTERGY POWER OPERATIONS CORPORATION
                    ENTERGY POWER INTERNATIONAL HOLDINGS CORP.
                    ENTERGY TECHNOLOGY HOLDING COMPANY
                    SYSTEM FUELS, INC.


                    By:            /s/Naomi A. Nakagama
                                Naomi A. Nakagama
                   Senior Vice President, Finance and Treasurer











Dated:  April 28, 1998


                  CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Entergy
Corporation for the year ended December 31, 1997 filed pursuant to the Public Utility Holding Company Act of 1935, of our reports on the consolidated financial statements of Entergy Corporation and Subsidiaries and on the financial statements of its subsidiaries
(Entergy Arkansas, Inc., formerly Arkansas Power & Light Company;
Entergy Gulf States, Inc., formerly Gulf States Utilities Company;
Entergy Louisiana, Inc., formerly Louisiana Power & Light Company;
Entergy Mississippi, Inc., formerly Mississippi Power & Light Company;
Entergy New Orleans, Inc., formerly New Orleans Public Service Inc.;
and System Energy Resources, Inc., collectively referred to as "the
Companies") dated March 4, 1998, which reports for Entergy Corporation and Entergy Gulf States, Inc. include an explanatory paragraph related to a change in accounting for the impairment of long-lived assets and long-lived assets to be disposed of, and which reports for Entergy
Corporation and System Energy Resources, Inc. include an explanatory paragraph related to a change in accounting for incremental nuclear plant outage maintenance costs, appearing in each of the Companies'
Annual Reports on Form 10-K for the year ended December 31, 1997.


COOPERS & LYBRAND L.L.P.



New Orleans, Louisiana
April 23, 1998





                 ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                     YEAR ENDED DECEMBER 31, 1997
                  (In Thousands, Except Share Data)

                                                                           INTERCOMPANY
                                                                           ELIMINATIONS
                                                                                AND        ENTERGY     ENTERGY    ENTERGY
                                                           CONSOLIDATED    ADJUSTMENTS    ARKANSAS   GULF STATES LOUISIANA


Operating Revenues:
     Domestic electric                                    $    6,538,831 $    1,022,890 $  1,715,714 $ 2,061,511 $ 1,803,272
     Natural gas                                                 137,345           ....        ....       42,654       ....
     Steam products                                               43,664           ....        ....       43,664       ....
     Competitive growth businesses                             2,841,881     (1,198,638)       ....        ....        ....
Equity in earnings of subsidiaries                                  ....        325,419        ....        ....        ....
                                                          ------------------------------------------------------------------
                      Total                                    9,561,721        149,671    1,715,714   2,147,829   1,803,272
                                                          ------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                       1,677,041         12,014      254,703     560,104     429,823
         Purchased power                                       2,318,811       (709,465)     419,128     327,037     413,532
         Nuclear refueling outages expenses                       73,857           ....       27,969      10,829      18,634
         Other operation and maintenance                       1,886,149        976,685      360,860     316,253     318,856
     Depreciation and decommissioning                            980,008       (146,231)     166,652     214,644     172,035
     Taxes other than income taxes                               365,439         (1,030)      36,700     109,572      71,558
     Other regulatory charges (credits)                          (18,545)          ....       29,686     (26,611)      5,505
     Amortization of rate deferrals                              421,803              1      153,141     105,455       5,749
                                                          ------------------------------------------------------------------
                      Total                                    7,704,563        131,974    1,448,839   1,617,283   1,435,692
                                                          ------------------------------------------------------------------
Operating Income                                               1,857,158         17,697      266,875     530,546     367,580
                                                          ------------------------------------------------------------------
Other Income:
     Allowance for equity funds used during
         construction                                             10,057             (2)       3,563       2,211       1,149
     Miscellaneous - net                                        (232,703)        (4,960)      18,663    (272,135)       (517)
                                                          ------------------------------------------------------------------
                      Total                                     (222,646)        (4,962)      22,226    (269,924)        632
                                                          ------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                  797,266       (245,941)      95,122     163,146     116,715
     Other interest - net                                         51,624          8,872        3,943      10,026       5,885
      Distributions on preferred securities of subsidiary         21,319         (3,018)       5,100       6,901       6,300
     Allowance for borrowed funds used during
         construction                                             (7,937)            (1)      (2,261)     (1,829)     (1,410)
                                                          ------------------------------------------------------------------
                      Total                                      862,272       (240,088)     101,904     178,244     127,490
                                                          ------------------------------------------------------------------

Income Before Income Taxes                                       772,240        252,823      187,197      82,378     240,722

Income Taxes                                                     471,341       (182,995)      59,220      22,402      98,965
                                                          ------------------------------------------------------------------

Net Income (Loss)                                                300,899        435,818      127,977      59,976     141,757

Preferred and Preference Dividend Requirements
    and Other                                                     53,216              1       10,988      23,865      13,355
                                                          ------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                $      247,683 $      435,817 $    116,989 $    36,111 $   128,402
                                                          ==================================================================
Earnings per average common share
                   Basic and diluted                               $1.03
Dividends declared per common share                                $1.80
Average number of common shares outstanding
                   Basic                                     240,207,539
                   Diluted                                   240,297,842


                 ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                     YEAR ENDED DECEMBER 31, 1997
                  (In Thousands, Except Share Data)

                                                           ENTERGY         ENTERGY      SYSTEM        ENTERGY     ENTERGY
                                                         MISSISSIPPI     NEW ORLEANS    ENERGY      CORPORATION  OPERATIONS

Operating Revenues:
     Domestic electric                                    $   937,395 $      410,131 $   633,698   $       .... $      ....
     Natural gas                                                 ....         94,691        ....           ....        ....
     Steam products                                              ....           ....        ....           ....        ....
     Competitive growth businesses                               ....           ....        ....           ....     700,419
Equity in earnings of subsidiaries                               ....           ....        ....        325,419        ....
                                                          -----------------------------------------------------------------
                      Total                                   937,395        504,822     633,698        325,419     700,419
                                                          -----------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                      199,880        141,902      48,475           ....        ....
         Purchased power                                      285,447        156,542        ....           ....        ....
         Nuclear refueling outages expenses                      ....           ....      16,425           ....        ....
         Other operation and maintenance                      129,812         72,748     101,269         62,250     680,726
     Depreciation and decommissioning                          43,300         21,107     147,859           ....       1,395
     Taxes other than income taxes                             43,142         38,964      26,477          1,226      17,191
     Other regulatory charges (credits)                       (20,731)        (6,394)       ....           ....        ....
     Amortization of rate deferrals                           119,797         37,662        ....           ....        ....
                                                          -----------------------------------------------------------------
                      Total                                   800,647        462,531     340,505         63,476     699,312
                                                          -----------------------------------------------------------------
Operating Income                                              136,748         42,291     293,193        261,943       1,107
                                                          -----------------------------------------------------------------
Other Income:
     Allowance for equity funds used during
         construction                                             543            380       2,209           ....        ....
     Miscellaneous - net                                          919            (77)      8,517          5,086        ....
                                                          -----------------------------------------------------------------
                      Total                                     1,462            303      10,726          5,086        ....
                                                          -----------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                40,791         13,918     121,633           ....        ....
     Other interest - net                                       4,483          1,369       7,020         15,908         838
     Distributions on preferred securities of subsidiary         ....           ....        ....           ....        ....
     Allowance for borrowed funds used during
         construction                                            (469)          (286)     (1,683)          ....        ....
                                                          -----------------------------------------------------------------
                      Total                                    44,805         15,001     126,970         15,908         838
                                                          -----------------------------------------------------------------

Income Before Income Taxes                                     93,405         27,593     176,949        251,121         269

Income Taxes                                                   26,744         12,142      74,654          3,438         269
                                                          -----------------------------------------------------------------

Net Income (Loss)                                              66,661         15,451     102,295        247,683        ....

Preferred and Preference Dividend Requirements
    and Other                                                   4,044            965        ....           ....        ....
                                                          -----------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                $    62,617 $       14,486 $   102,295  $     247,683 $      ....
                                                          =================================================================



                 ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                     YEAR ENDED DECEMBER 31, 1997
                   (In Thousands, Except Share Data)



                                                           ENTERGY       ENTERGY      SYSTEM        ENTERGY
                                                            POWER        SERVICES      FUELS      ENTERPRISES
                                                                                                   (unaudited)
Operating Revenues:
     Domestic electric                                  $       .... $        .... $      .... $          ....
     Natural gas                                                ....          ....        ....            ....
     Steam products                                             ....          ....        ....            ....
     Competitive growth businesses                            94,080       512,895     203,276         132,573
Equity in earnings of subsidiaries                              ....          ....        ....            ....
                                                          ----------------------------------------------------
                      Total                                   94,080       512,895     203,276         132,573
                                                          ----------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                      54,168          ....        ....            ....
         Purchased power                                       7,660          ....        ....            ....
         Nuclear refueling outages expenses                     ....          ....        ....            ....
         Other operation and maintenance                      16,278       463,871     206,556         133,355
     Depreciation and decommissioning                          4,505        19,961        ....          42,319
     Taxes other than income taxes                               938        17,263         527             851
     Other regulatory charges (credits)                         ....          ....        ....            ....
     Amortization of rate deferrals                             ....          ....        ....            ....
                                                          ----------------------------------------------------
                      Total                                   83,549       501,095     207,083         176,525
                                                          ----------------------------------------------------
Operating Income                                              10,531        11,800      (3,807)        (43,952)
                                                          ----------------------------------------------------
Other Income:
     Allowance for equity funds used during
         construction                                           ....          ....        ....            ....
     Miscellaneous - net                                       1,626           280        ....             (25)
                                                          ----------------------------------------------------
                      Total                                    1,626           280        ....             (25)
                                                          ----------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                 ....          ....        ....            ....
     Other interest - net                                          1         2,551       2,812           5,660
     Distributions on preferred securities of subsidiary        ....          ....        ....            ....
     Allowance for borrowed funds used during
         construction                                           ....          ....        ....            ....
                                                          ----------------------------------------------------
                      Total                                        1         2,551       2,812           5,660
                                                          ----------------------------------------------------

Income Before Income Taxes                                    12,156         9,529      (6,619)        (49,637)

Income Taxes                                                   4,269         9,529      (6,619)        (16,667)
                                                          ----------------------------------------------------

Net Income (Loss)                                              7,887          ....        ....         (32,970)

Preferred and Preference Dividend Requirements
    and Other                                                   ....          ....        ....            ....
                                                          ----------------------------------------------------

Earnings (Loss) Applicable to Common Stock                $    7,887 $        .... $       .... $      (32,970)
                                                          ====================================================



                 ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF CASH FLOWS
                    YEAR ENDED DECEMBER 31, 1997
                           (In Thousands)

                                                                        INTERCOMPANY
                                                                        ELIMINATIONS
                                                                             AND       ENTERGY       ENTERGY      ENTERGY
OPERATING ACTIVITIES:                                      CONSOLIDATED ADJUSTMENTS   ARKANSAS    GULF STATES   LOUISIANA


Net Income (Loss)                                        $     300,899 $      435,818 $  127,977 $       59,976 $   141,757
Noncash items included in net income
      Gain on Cajun Settlement                                (246,022)          ....       ....       (246,022)       ....
      Reserve for regulatory adjustments                       381,285           ....       ....        381,285        ....
     Amortization of Rate Deferrals                            421,803              1    153,141        105,455       5,749
    Other regulatory charges (credits), net                    (18,545)          ....     29,686        (26,611)      5,505
     Depreciation, amortization and decommissioning            980,008       (141,505)   166,652        214,644     172,035
     Deferred income taxes and investment tax credits         (252,955)        29,445    (77,814)       (52,486)    (15,456)
     Allowance for equity funds used during construction       (10,057)             2     (3,563)        (2,211)     (1,149)
     Equity in earnings of subsidiaries                           ....       (325,419)      ....           ....        ....
     Accrued pension liability                                    ....         (3,793)      ....           ....        ....
     Provisions for estimated losses                              ....         50,944      9,594         (5,852)      3,986
Changes in working capital:
     Receivables                                               (99,411)       114,827      9,099        (19,679)      2,445
     Fuel inventory                                             20,272         21,079     29,150          7,382        ....
     Accounts payable                                          181,243       (213,209)   (25,451)        16,999       9,140
     Taxes accrued                                             143,151        (81,278)    23,133         12,171      17,853
      Interest accrued                                          (9,849)        (6,874)     1,201         (4,497)    (14,678)
     Other working capital accounts                           (130,715)        47,818    (10,220)       (58,019)     19,329
Common stock dividends received                                   ....        550,200       ....           ....        ....
Change in other regulatory assets                               28,016        (28,016)      ....           ....        ....
Change in decommissioning trust                                (68,139)          ....    (24,956)        (9,540)    (11,191)
Proceeds from settlement of Cajun litigation                   102,299           ....       ....        102,299        ....
Other                                                            1,349         92,665     26,111         (8,970)      5,801
                                                          -----------------------------------------------------------------
Net cash flow provided (used) by operating activities        1,724,632        542,705    433,740        466,324     341,126
                                                          -----------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                     (847,223)       349,286   (140,913)      (132,566)    (84,767)
Allowance for equity funds used during construction             10,057             (2)     3,563          2,211       1,149
Nuclear fuel sales (expenditures) - net                        (89,237)       (55,245)   (59,104)       (25,522)    (43,332)
Proceeds from sale/leaseback of nuclear fuel                   144,442              1     59,065         25,522      43,332
Aquisition of London Electricity, net of cash required      (1,951,701)     1,951,701       ....           ....        ....
Aquisition of securities companies                             (87,669)        87,669       ....           ....        ....
Investment in nonregulated/nonutility properties                 1,322         (1,322)      ....           ....        ....
Proceeds from sale of Hub River and Transener stock             54,153        (54,153)      ....           ....        ....
Proceeds from sale of non-utility property                        ....           ....       ....           ....        ....
Other                                                          (17,288)      (648,290)      ....           ....        ....
                                                          -----------------------------------------------------------------
Net cash flow provided (used) by investing activities       (2,783,144)     1,629,645   (137,389)      (130,355)    (83,618)
                                                          -----------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     General and refunding mortgage bonds                       64,827          ....        ....           ....        ....
     First mortgage bonds                                      129,564       (45,500)     84,064           ....       .....
     Bank notes and other long-term debt                     1,852,891    (1,807,391)     45,500           ....        ....
     Common stock                                              305,379          ....        ....           ....        ....
     Preferred securities of subsidiaries' trusts              382,323      (300,000)       ....         82,323       .....
Retirement of:
     First mortgage bonds                                     (402,692)       96,865    (117,587)      (132,240)    (34,000)
     General and refunding mortgage bonds                       (7,622)      (88,378)       ....           ....        ....
     Other long-term debt                                     (341,355)      276,892        ....        (50,865)       (288)
Redemption of preferred stock                                 (124,367)         ....      (9,000)       (93,367)     (7,500)
Dividends paid:
     Common stock                                             (438,183)     (550,200)   (128,600)       (77,200)   (145,400)
     Preferred stock                                           (51,270)         ....     (11,194)       (21,862)    (13,251)
Change in advances from parent company                            ....         7,500        ....           ....        ....
Changes in short-term borrowings                               142,025         1,331        ....           ....     (31,066)
Other                                                             ....          ....        ....           ....        ....
                                                          -----------------------------------------------------------------
Net cash flow provided (used) by financing activities        1,511,520    (2,408,881)   (136,817)      (293,211)   (231,505)
                                                          -----------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents          (11,164)       11,164        ....           ....        ....
                                                          -----------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents           441,844      (225,367)    159,534         42,758      26,003
Cash and cash equivalents at beginning of year                 388,703       117,985      43,857        122,406      23,746
                                                          -----------------------------------------------------------------
Cash and cash equivalents at end of year                  $    830,547 $    (107,382) $  203,391 $      165,164 $    49,749
                                                          =================================================================


                 ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF CASH FLOWS
                    YEAR ENDED DECEMBER 31, 1997
                           (In Thousands)




                                                             ENTERGY     ENTERGY       SYSTEM    ENTERGY      ENTERGY
OPERATING ACTIVITIES:                                      MISSISSIPPI  NEW ORLEANS    ENERGY   CORPORATION  OPERATIONS

Net Income (Loss)                                        $     66,661 $    15,451  $  102,295 $   247,683 $     ....
Noncash items included in net income
      Gain on Cajun Settlement                                   ....        ....        ....        ....       ....
      Reserve for regulatory adjustments                         ....        ....        ....        ....       ....
     Amortization of Rate Deferrals                           119,797      37,662        ....        ....       ....
    Other regulatory charges (credits), net                   (20,731)     (6,394)       ....        ....       ....
     Depreciation, amortization and decommissioning            43,300      21,107     147,859       1,442      1,395
     Deferred income taxes and investment tax credits         (32,204)     (1,957)    (39,370)        898      1,156
     Allowance for equity funds used during construction         (543)       (380)     (2,209)       ....       ....
     Equity in earnings of subsidiaries                          ....        ....        ....    (325,419)      ....
     Accrued pension liability                                   ....        ....        ....        ....       ....
     Provisions for estimated losses                             ....        ....      43,216        ....       ....
Changes in working capital:
     Receivables                                                2,978      (1,260)     (9,543)     (8,683)   (11,149)
     Fuel inventory                                             3,275        ....        ....        ....       ....
     Accounts payable                                          (9,246)        540      11,172      (3,690)     9,112
     Taxes accrued                                              5,832       4,066       7,852        ....       ....
      Interest accrued                                         (6,600)       (276)      8,127        ....       ....
     Other working capital accounts                           (12,283)    (18,148)     19,054        (400)        15
Common stock dividends received                                  ....        ....        ....     550,200       ....
Change in other regulatory assets
Change in decommissioning trust                                  ....        ....     (22,452)       ....       ....
Proceeds from settlement of Cajun litigation                     ....        ....        ....        ....       ....
Other                                                          (1,150)     (1,823)     12,145      43,479       (509)
                                                          ----------------------------------------------------------
Net cash flow provided (used) by operating activities         159,086      48,588     278,146     505,510         20
                                                          ----------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                     (50,334)    (16,137)    (35,141)    (23,079)       (61)
Allowance for equity funds used during construction               543         380       2,209        ....       ....
Nuclear fuel sales (expenditures) - net                          ....        ....     (16,524)       ....       ....
Proceeds from sale/leaseback of nuclear fuel                     ....        ....      16,524        ....       ....
Aquisition of London Electricity, net of cash required           ....        ....        ....        ....       ....
Aquisition of securities companies                               ....        ....        ....        ....       ....
Investment in nonregulated/nonutility properties                 ....        ....        ....        ....       ....
Proceeds from sale of Hub River and Transener stock              ....        ....        ....        ....       ....
Proceeds from sale of non-utility property                       ....        ....        ....        ....       ....
Other                                                            ....        ....        ....    (633,449)      ....
                                                          ----------------------------------------------------------
Net cash flow provided (used) by investing activities         (49,791)    (15,757)    (32,932)   (656,528)       (61)
                                                          ----------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     General and refunding mortgage bonds                      64,827        ....        ....        ....       ....
     First mortgage bonds                                        ....        ....        ....        ....       ....
     Bank notes and other long-term debt                         ....        ....        ....        ....       ....
     Common stock                                                ....        ....        ....     305,379       ....
     Preferred securities of subsidiaries' trusts                ....        ....        ....        ....       ....
Retirement of:
     First mortgage bonds                                        ....     (12,000)    (10,000)       ....       ....
     General and refunding mortgage bonds                     (96,000)       ....        ....        ....       ....
     Other long-term debt                                         (15)       ....      (7,319)       ....       ....
Redemption of preferred stock                                 (14,500)       ....        ....        ....       ....
Dividends paid:
     Common stock                                             (59,200)    (26,000)   (113,800)   (438,183)      ....
     Preferred stock                                           (3,998)       (965)       ....        ....       ....
Change in advances from parent company                           ....        ....        ....        ....       ....
Changes in short-term borrowings                               (3,091)       ....        ....     166,000         44
Other                                                            ....        ....        ....        ....       ....
                                                          ----------------------------------------------------------
Net cash flow provided (used) by financing activities        (111,977)    (38,965)   (131,119)     33,196         44
                                                          ----------------------------------------------------------

Effect of exchange rates on cash and cash equivalents            ....        ....        ....        ....       ....
                                                          ----------------------------------------------------------

Net increase (decrease) in cash and cash equivalents           (2,682)     (6,134)    114,095    (117,822)         3
Cash and cash equivalents at beginning of year                  9,498      17,510      92,315     128,665       ....
                                                          ----------------------------------------------------------
Cash and cash equivalents at end of year                  $     6,816 $    11,376 $   206,410 $    10,843 $        3
                                                          ==========================================================


                 ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF CASH FLOWS
                    YEAR ENDED DECEMBER 31, 1997
                           (In Thousands)



                                                             ENTERGY    ENTERGY       SYSTEM     ENTERGY
OPERATING ACTIVITIES:                                         POWER     SERVICES      FUELS    ENTERPRISES
                                                                                               (unaudited)
Net Income (Loss)                                        $      7,887 $      .... $      .... $     (32,970)
Noncash items included in net income
      Gain on Cajun Settlement                                   ....        ....        ....          ....
      Reserve for regulatory adjustments                         ....        ....        ....          ....
     Amortization of Rate Deferrals                              ....        ....        ....          ....
    Other regulatory charges (credits), net                      ....        ....        ....          ....
     Depreciation, amortization and decommissioning             4,505      19,961       3,284        42,319
     Deferred income taxes and investment tax credits           1,297      (4,010)         35        (3,599)
     Allowance for equity funds used during construction         ....        ....        ....          ....
     Equity in earnings of subsidiaries                          ....        ....        ....          ....
     Accrued pension liability                                   ....      (3,793)       ....          ....
     Provisions for estimated losses                             ....        ....        ....          ....
Changes in working capital:
     Receivables                                              (26,663)     11,274      57,184         9,413
     Fuel inventory                                             1,544        ....        ....          ....
     Accounts payable                                           2,801      (4,337)    (45,486)        6,480
     Taxes accrued                                              1,607        ....      (8,105)       (2,536)
      Interest accrued                                           ....        ....        ....          ....
     Other working capital accounts                              (233)    (16,876)     (4,238)         (878)
Common stock dividends received                                  ....        ....        ....          ....
Change in other regulatory assets                                ....        ....        ....          ....
Change in decommissioning trust                                  ....        ....        ....          ....
Proceeds from settlement of Cajun litigation                     ....        ....        ....          ....
Other                                                           1,021      11,308      (1,232)        7,833
                                                          -------------------------------------------------
Net cash flow provided (used) by operating activities          (6,234)     13,527       1,442        26,062
                                                          -------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                        ....     (14,150)       ....          (789)
Allowance for equity funds used during construction              ....        ....        ....          ....
Nuclear fuel sales (expenditures) - net                          ....        ....        ....          ....
Proceeds from sale/leaseback of nuclear fuel                     ....        ....        ....          ....
Aquisition of London Electricity, net of cash required           ....        ....        ....          ....
Aquisition of securities companies                               ....        ....        ....          ....
Investment in nonregulated/nonutility properties                 ....        ....        ....          ....
Proceeds from sale of Hub River and Transener stock              ....        ....        ....          ....
Proceeds from sale of non-utility property                       ....        ....        ....          ....
Other                                                             106        ....        ....       (32,235)
                                                          -------------------------------------------------
Net cash flow provided (used) by investing activities             106     (14,150)       ....       (33,024)
                                                          -------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     General and refunding mortgage bonds                        ....        ....        ....          ....
     First mortgage bonds                                        ....        ....        ....          ....
     Bank notes and other long-term debt                         ....        ....        ....          ....
     Common stock                                                ....        ....        ....          ....
     Preferred securities of subsidiaries' trusts                ....        ....        ....          ....
Retirement of:
     First mortgage bonds                                        ....        ....        ....          ....
     General and refunding mortgage bonds                        ....        ....        ....          ....
     Other long-term debt                                        ....        ....      (2,985)       (2,991)
Redemption of preferred stock                                    ....        ....        ....          ....
Dividends paid:
     Common stock                                                ....        ....        ....          ....
     Preferred stock                                             ....        ....        ....          ....
Change in advances from parent company                           ....        ....        ....         7,500
Changes in short-term borrowings                                 ....      12,052        (583)         ....
Other                                                            ....        ....        ....          ....
                                                          -------------------------------------------------
Net cash flow provided (used) by financing activities            ....      12,052      (3,568)        4,509
                                                          -------------------------------------------------

Effect of exchange rates on cash and cash equivalents            ....        ....        ....          ....
                                                          -------------------------------------------------

Net increase (decrease) in cash and cash equivalents           (6,128)     11,429      (2,126)       (2,453)
Cash and cash equivalents at beginning of year                 22,804      22,374       2,126        21,387
                                                          -------------------------------------------------
Cash and cash equivalents at end of year                  $    16,676 $    33,803 $      .... $      18,934
                                                          =================================================



                ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING BALANCE SHEET
                         DECEMBER 31,1997
                          (In Thousands)

                                                                                     INTERCOMPANY
                                                                                     ELIMINATIONS
                                                                                         AND       ENTERGY    ENTERGY     ENTERGY
                                ASSETS                                  CONSOLIDATED  ADJUSTMENTS  ARKANSAS  GULF STATES  LOUISIANA
Current Assets:
     Cash and cash equivalents:
         Cash                                                          $     85,067 $   (35,550) $    6,076 $    10,549 $     5,148
         Temporary cash investments:
            Associated companies                                               ....     139,534      41,389      37,389        ....
            Other                                                           700,431    (211,366)    110,877     117,226      44,601
         Special deposits                                                    45,049        ....      45,049        ....        ....
                                                                       ------------------------------------------------------------
            Total cash and cash equivalents                                 830,547    (107,382)    203,391     165,164      49,749
     Notes receivable                                                         8,157      (8,157)       ....        ....        ....
     Accounts receivable:
         Customer                                                           489,785    (178,589)     73,729     101,553      70,723
         Allowance for doubtful accounts                                    (31,700)     25,291      (1,819)     (1,791)     (1,157)
         Associated companies                                                  ....     314,828      46,166       9,024      15,035
         Other                                                              225,523    (144,860)     10,282      32,837       7,441
         Accrued unbilled revenues                                          580,194    (287,803)     89,616      74,825      61,874
     Bulk power receivable:
         Associated companies                                                  ....      33,750        ....        ....        ....
         Other                                                                 ....      12,932        ....        ....        ....
     Deferred fuel  costs                                                   150,596       4,545        ....     145,757        ....
     Accumulated deferred income taxes                                         ....      22,093        ....      22,093        ....
     Recoverable income taxes                                                  ....       2,618        ....        ....        ....
     Fuel inventory - at average cost and LIFO                              119,331      (8,020)     28,169      37,627        ....
     Materials and supplies - at average cost                               367,870      (7,367)     79,692     104,690      82,850
     Rate deferrals                                                         259,628           1      75,249      21,749        ....
     Prepayments and other                                                  171,391     (10,019)     32,982      21,680      48,963
                                                                       ------------------------------------------------------------
                      Total                                               3,171,322    (336,139)    637,457     735,208     335,478
                                                                       ------------------------------------------------------------

Other Property and Investments:
     Common stock of subsidiaries consolidated                                 ....   6,832,590        ....        ....        ....
     Decommissioning trust funds                                            589,050           1     250,573     187,462      65,104
     Investment in subsidiary companies - at equity                             211      34,022      11,213        ....      14,230
     Other                                                                  794,558    (485,016)      4,939     176,953      22,525
                                                                       ------------------------------------------------------------
                      Total                                               1,383,819   6,381,597     266,725     364,415     101,859
                                                                       ------------------------------------------------------------

Utility Plant:
     Electric                                                            25,310,122  (2,825,961)  4,650,065   7,168,668   5,058,130
     Plant acquisition adjustment                                           439,160    (438,678)       ....        ....        ....
     Electric plant under leases                                            674,483    (233,513)       ....        ....        ....
     Property under capital leases - electric                               134,278     232,926      53,843      67,946     233,513
     Natural gas                                                            169,964        ....        ....      47,656        ....
     Steam products                                                          82,289        ....        ....      82,289        ....
     Construction work in progress                                          565,667    (200,791)    123,087      90,333      52,632
     Nuclear fuel under capital leases                                      269,011           1      92,621      54,390      57,811
     Nuclear fuel                                                            72,875        ....        ....      23,051       1,560
                                                                       ------------------------------------------------------------
                      Total                                              27,717,849  (3,466,016)  4,919,616   7,534,333   5,403,646
     Less - Accumulated depreciation and amortization                     9,585,021    (120,153)  2,116,826   2,996,147   2,021,392
                                                                       ------------------------------------------------------------
                       Utility plant - net                               18,132,828  (3,345,863)  2,802,790   4,538,186   3,382,254
                                                                       ------------------------------------------------------------

Deferred Debits and Other Assets:
     Rate deferrals                                                         162,602        ....        ....      98,410        ....
     Accumulated deferred income taxes                                         ....      27,785        ....        ....        ....
     Deferred excess capacity                                                  ....        ....        ....        ....        ....
     SFAS 109 regulatory asset - net                                      1,174,187         256     252,712     376,275     278,234
     Long-term receivables                                                   36,984        ....        ....      36,984        ....
     Unamortized loss on reaquired debt                                     196,891          (1)     53,780      48,417      33,468
     CitiPower license (net of $25.6 million of amortization)               486,153    (486,153)       ....        ....        ....
     London Electricity License (net of $31.1 million of amortiaztion)    1,327,312  (1,327,312)       ....        ....        ....
     Other                                                                  928,602    (107,403)     93,413     290,742      44,107
                                                                       ------------------------------------------------------------
                      Total                                               4,312,731  (1,892,828)    399,905     850,828     355,809
                                                                       ------------------------------------------------------------
                                 Total                                 $ 27,000,700 $   806,767  $4,106,877 $ 6,488,637 $ 4,175,400
                                                                       ============================================================

                ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING BALANCE SHEET
                         DECEMBER 31,1997
                          (In Thousands)




                                                                     ENTERGY      ENTERGY       SYSTEM      ENTERGY      ENTERGY
                                ASSETS                             MISSISSIPPI  NEW ORLEANS     ENERGY    CORPORATION   OPERATIONS
Current Assets:
     Cash and cash equivalents:
         Cash                                                     $      6,816 $       4,321 $       792 $        .... $         3
         Temporary cash investments:
            Associated companies                                          ....         1,918      55,891         2,947        ....
            Other                                                         ....         5,137     149,727         7,896        ....
         Special deposits                                                 ....          ....        ....          ....        ....
                                                                  ----------------------------------------------------------------
            Total cash and cash equivalents                              6,816        11,376     206,410        10,843           3
     Notes receivable                                                     ....          ....        ....          ....        ....
     Accounts receivable:
         Customer                                                       37,567        27,624        ....          ....        ....
         Allowance for doubtful accounts                                  (931)         (711)       ....          ....        ....
         Associated companies                                            6,842         1,081      79,262        14,700      46,433
         Other                                                           4,139         4,155       4,140          ....        ....
         Accrued unbilled revenues                                      49,993        16,083        ....          ....        ....
     Bulk power receivable:
         Associated companies                                             ....          ....        ....          ....        ....
         Other                                                            ....          ....        ....          ....        ....
     Deferred fuel  costs                                                 ....         9,384        ....          ....        ....
     Accumulated deferred income taxes                                    ....          ....        ....          ....        ....
     Recoverable income taxes                                             ....          ....        ....          ....        ....
     Fuel inventory - at average cost and LIFO                           3,386          ....        ....          ....        ....
     Materials and supplies - at average cost                           17,657         9,389      63,782          ....        ....
     Rate deferrals                                                    127,295        35,336        ....          ....        ....
     Prepayments and other                                              17,537         6,087      11,435        20,646         363
                                                                  ----------------------------------------------------------------
                      Total                                            270,301       119,804     365,029        46,189      46,799
                                                                  ----------------------------------------------------------------

Other Property and Investments:
     Common stock of subsidiaries consolidated                            ....          ....        ....     6,832,590        ....
     Decommissioning trust funds                                          ....          ....      85,912          ....        ....
     Investment in subsidiary companies - at equity                      5,531         3,259        ....          ....        ....
     Other                                                               7,757          ....        ....          ....        ....
                                                                  ----------------------------------------------------------------
                      Total                                             13,288         3,259      85,912     6,832,590        ....
                                                                  ----------------------------------------------------------------

Utility Plant:
     Electric                                                        1,687,400       508,338   3,025,389          ....      11,254
     Plant acquisition adjustment                                         ....          ....        ....          ....        ....
     Electric plant under leases                                          ....          ....     440,970          ....        ....
     Property under capital leases - electric                             ....          ....        ....          ....        ....
     Natural gas                                                          ....       122,308        ....          ....        ....
     Steam products                                                       ....          ....        ....          ....        ....
     Construction work in progress                                      22,960        19,184      36,445          ....         637
     Nuclear fuel under capital leases                                    ....          ....      64,190          ....        ....
     Nuclear fuel                                                         ....          ....        ....          ....        ....
                                                                  ----------------------------------------------------------------
                      Total                                          1,710,360       649,830   3,566,994          ....      11,891
     Less - Accumulated depreciation and amortization                  656,828       355,854   1,086,820          ....       8,461
                                                                  ----------------------------------------------------------------
                       Utility plant - net                           1,053,532       293,976   2,480,174          ....       3,430
                                                                  ----------------------------------------------------------------

Deferred Debits and Other Assets:
     Rate deferrals                                                       ....        64,192        ....          ....        ....
     Accumulated deferred income taxes                                    ....          ....        ....          ....        ....
     Deferred excess capacity                                             ....          ....        ....          ....        ....
     SFAS 109 regulatory asset - net                                    22,993         1,202     243,027          ....        ....
     Long-term receivables                                                ....          ....        ....          ....        ....
     Unamortized loss on reaquired debt                                  8,404         1,435      51,386          ....        ....
     CitiPower license (net of $25.6 million of amortization)             ....          ....        ....          ....        ....
     London Electricity License (net of $31.1 million of amortiaztion)    ....          ....        ....          ....        ....
     Other                                                              71,043        14,282     206,503        89,315       1,012
                                                                  ----------------------------------------------------------------
                      Total                                            102,440        81,111     500,916        89,315       1,012
                                                                  ----------------------------------------------------------------
                                 Total                            $  1,439,561 $     498,150 $ 3,432,031 $   6,968,094 $    51,241
                                                                  ================================================================

                ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING BALANCE SHEET
                         DECEMBER 31,1997
                          (In Thousands)


                                                                          ENTERGY      ENTERGY      SYSTEM      ENTERGY
                                ASSETS                                     POWER       SERVICES     FUELS     ENTERPRISES
													       (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                                          $      1,676 $      8,601 $      .... $       5,535
         Temporary cash investments:
            Associated companies                                               ....         ....        ....          ....
            Other                                                            15,000       25,202        ....        13,399
         Special deposits                                                      ....         ....        ....          ....
                                                                       ---------------------------------------------------
            Total cash and cash equivalents                                  16,676       33,803        ....        18,934
     Notes receivable                                                          ....         ....        ....          ....
     Accounts receivable:
         Customer                                                              ....         ....        ....          ....
         Allowance for doubtful accounts                                       ....         ....        ....          ....
         Associated companies                                                27,244       41,856      12,330        14,855
         Other                                                                9,873        1,064       1,757         4,975
         Accrued unbilled revenues                                             ....         ....        ....          ....
     Bulk power receivable:
         Associated companies                                                  ....       33,750        ....          ....
         Other                                                                 ....       12,932        ....          ....
     Deferred fuel  costs                                                      ....         ....        ....          ....
     Accumulated deferred income taxes                                         ....         ....        ....          ....
     Recoverable income taxes                                                  ....         ....       2,618          ....
     Fuel inventory - at average cost and LIFO                                1,050         ....      41,079          ....
     Materials and supplies - at average cost                                 2,124         ....        ....           319
     Rate deferrals                                                            ....         ....        ....          ....
     Prepayments and other                                                     ....          955        ....           724
                                                                       ---------------------------------------------------
                      Total                                                  56,967      124,360      57,784        39,807
                                                                       ---------------------------------------------------

Other Property and Investments:
     Common stock of subsidiaries consolidated                                 ....         ....        ....          ....
     Decommissioning trust funds                                               ....         ....        ....          ....
     Investment in subsidiary companies - at equity                            ....         ....        ....          ....
     Other                                                                     ....         ....        ....        97,368
                                                                       ---------------------------------------------------
                      Total                                                    ....         ....        ....        97,368
                                                                       ---------------------------------------------------

Utility Plant:
     Electric                                                               184,507      165,986      24,424          ....
     Plant acquisition adjustment                                               482         ....        ....          ....
     Electric plant under leases                                               ....         ....        ....          ....
     Property under capital leases - electric                                  ....         ....      11,902          ....
     Natural gas                                                               ....         ....        ....          ....
     Steam products                                                            ....         ....        ....          ....
     Construction work in progress                                              335       19,263        ....          ....
     Nuclear fuel under capital leases                                         ....         ....        ....          ....
     Nuclear fuel                                                              ....         ....      48,264          ....
                                                                       ---------------------------------------------------
                      Total                                                 185,324      185,249      84,590          ....
     Less - Accumulated depreciation and amortization                        89,475      109,167      23,898          ....
                                                                       ---------------------------------------------------
                       Utility plant - net                                   95,849       76,082      60,692          ....
                                                                       ---------------------------------------------------

Deferred Debits and Other Assets:
     Rate deferrals                                                            ....         ....        ....          ....
     Accumulated deferred income taxes                                         ....        6,012        ....        21,773
     Deferred excess capacity                                                  ....         ....        ....          ....
     SFAS 109 regulatory asset - net                                           ....         ....        ....          ....
     Long-term receivables                                                     ....         ....        ....          ....
     Unamortized loss on reaquired debt                                        ....         ....        ....          ....
     CitiPower license (net of $25.6 million of amortization)                  ....         ....        ....          ....
     London Electricity License (net of $31.1 million of amortiaztion)         ....         ....        ....          ....
     Other                                                                      297       10,414          71          ....
                                                                       ---------------------------------------------------
                      Total                                                     297       16,426          71        21,773
                                                                       ---------------------------------------------------
                                 Total                                 $    153,113 $    216,868 $   118,547 $     158,948
                                                                       ===================================================

                 ENTERGY CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING BALANCE SHEET
                        DECEMBER 31, 1997
                          (In Thousands)

                                                                                  INTERCOMPANY
                                                                                  ELIMINATIONS
                                                                                      AND        ENTERGY      ENTERGY     ENTERGY
               LIABILITIES AND SHAREHOLDERS' EQUITY                 CONSOLIDATED  ADJUSTMENTS    ARKANSAS   GULF STATES  LOUISIANA
Current Liabilities:
    Currently maturing long-term debt                              $     390,674 $    (33,814) $    60,650 $    190,890 $    35,300
    Notes payable:
            Associated companies                                            ....      147,072         ....         ....        ....
            Other                                                        428,964     (240,813)         667         ....        ....
     Accounts payable:
            Associated companies                                            ....      278,509       59,438       48,726      43,508
            Other                                                        915,800     (498,128)      76,405      109,444      95,886
     Bulk power payable:
           Associated companies                                             ....       15,530         ....         ....        ....
           Other                                                            ....       42,309         ....         ....        ....
     Customer deposits                                                   178,162      (28,017)      23,437       30,311      55,331
     Taxes accrued                                                       359,996      (91,296)      77,327       48,318      25,243
     Accumulated deferred income taxes                                    56,524       31,536       32,239         ....        ....
     Interest accrued                                                    214,763      (42,614)      28,826       45,154      34,571
     Dividends declared                                                    8,166       (4,913)        ....         ....       3,253
     Deferred fuel cost                                                     ....       19,512       16,244         ....       3,268
     Co-owner advances                                                      ....        7,666        7,666         ....        ....
     Obligations under capital leases                                    167,700         (247)      62,623       30,280      29,232
     Other                                                                81,303       12,300       21,696       21,032       8,578
                                                                     --------------------------------------------------------------
                      Total                                            2,802,052     (385,408)     467,218      524,155     334,170
                                                                     --------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                 4,567,052     (970,081)     759,489    1,124,644     813,748
     Accumulated deferred investment tax credits                         587,781          312      103,899      215,438     134,276
     FERC Settlement - refund obligation                                    ....       48,300         ....         ....        ....
     Deferred revenue                                                       ....       49,392         ....         ....        ....
     SFAS 109 regulatory liability - net                                    ....         ....         ....         ....        ....
     Obligations under capital leases                                    236,000         (659)      83,841       92,055      28,579
     Other                                                             1,857,514     (214,771)     169,884      923,409     137,318
                                                                     --------------------------------------------------------------
                      Total                                            7,248,347   (1,087,507)   1,117,113    2,355,546   1,113,921
                                                                     --------------------------------------------------------------

     Long-term debt                                                    9,068,325   (2,799,432)   1,244,860    1,702,719   1,338,464
     Subsidiaries' preferred stock with sinking fund                     185,005         ....       31,027       68,978      85,000
     Subsidiary's preference stock                                       150,000         ....         ....      150,000        ....
     Company-obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     solely junior subordinated deferrable debentures                    215,000         ....       60,000       85,000      70,000
    Company-obligated redeemable preferred securities of
    of subsidiary partnership holding solely junior subordinated
    deferrable debentures                                                300,000     (300,000)        ....         ....        ....
     Notes payable to associated companies                                  ....       34,000         ....         ....        ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                  338,455         ....      116,350       51,444     100,500
     Common stock, $.01par value, authorized
     500,000,000 shares; issued and outstanding
     246,149,198 shares                                                    2,461         ....         ....         ....        ....
     Common stock of subsidiaries                                           ....    2,283,345          470      114,055   1,088,900
     Paid in capital                                                   4,613,572    2,107,948      590,134    1,152,575        ....
     Capital stock expense and other                                        ....       (2,380)        ....         ....      (2,321)
     Retained earnings                                                 2,157,912      956,201      479,705      284,165      46,766
     Cumulative foreign currency translation                             (69,817)        ....         ....         ....        ....
     Less - treasury stock (306,852 shares in 1997)                       10,612         ....         ....         ....        ....
                                                                     --------------------------------------------------------------
                      Total common shareholders' equity                7,031,971    5,345,114    1,186,659    1,602,239   1,233,845
                                                                     --------------------------------------------------------------

                                 Total                               $27,000,700 $    806,767  $ 4,106,877 $  6,488,637 $ 4,175,400
                                                                     ==============================================================


                 ENTERGY CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING BALANCE SHEET
                        DECEMBER 31, 1997
                          (In Thousands)


                                                                     ENTERGY      ENTERGY      SYSTEM      ENTERGY     ENTERGY
              LIABILITIES AND SHAREHOLDERS' EQUITY                 MISSISSIPPI  NEW ORLEANS    ENERGY    CORPORATION  OPERATIONS
Current Liabilities:
    Currently maturing long-term debt                             $         20 $        .... $   70,000 $       .... $      ....
    Notes payable:
            Associated companies                                        47,162          ....       ....         ....      14,952
            Other                                                         ....          ....       ....      186,000        ....
     Accounts payable:
            Associated companies                                        36,057        15,922     29,131        4,331      24,134
            Other                                                       11,276        17,505     19,122        1,884      10,444
     Bulk power payable:
           Associated companies                                           ....          ....       ....         ....        ....
           Other                                                          ....          ....       ....         ....        ....
     Customer deposits                                                  24,084        16,982       ....         ....        ....
     Taxes accrued                                                      32,314         5,270     75,675         ....        ....
     Accumulated deferred income taxes                                  44,277        11,544       ....         ....        ....
     Interest accrued                                                   14,309         5,049     42,322        1,918        ....
     Dividends declared                                                   ....          ....       ....         ....        ....
     Deferred fuel cost                                                   ....          ....       ....         ....        ....
     Co-owner advances                                                    ....          ....       ....         ....        ....
     Obligations under capital leases                                     ....          ....     41,977         ....        ....
     Other                                                               2,806         5,339      1,341        8,827         345
                                                                  --------------------------------------------------------------
                      Total                                            212,305        77,611    279,568      202,960      49,875
                                                                  --------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                 244,464        61,000    562,051         ....         299
     Accumulated deferred investment tax credits                        23,915         7,396    100,171         ....        ....
     FERC Settlement - refund obligation                                  ....          ....     48,300         ....        ....
     Deferred revenue                                                     ....          ....       ....         ....        ....
     SFAS 109 regulatory liability - net                                  ....          ....       ....         ....        ....
     Obligations under capital leases                                     ....          ....     22,213         ....        ....
     Other                                                              15,892        31,814    227,847       71,618          67
                                                                  --------------------------------------------------------------
                      Total                                            284,271       100,210    960,582       71,618         366
                                                                  --------------------------------------------------------------

     Long-term debt                                                    464,156       168,953  1,341,948         ....        ....
     Subsidiaries' preferred stock with sinking fund                      ....          ....       ....         ....        ....
     Subsidiary's preference stock                                        ....          ....       ....         ....        ....
     Company-obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     solely junior subordinated deferrable debentures                     ....          ....       ....         ....        ....
    Company-obligated redeemable preferred securities of
    of subsidiary partnership holding solely junior subordinated
    deferrable debentures                                                 ....          ....       ....         ....        ....
     Notes payable to associated companies                                ....          ....       ....         ....        ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                 50,381        19,780       ....         ....        ....
     Common stock, $.01par value, authorized
     500,000,000 shares; issued and outstanding
     246,149,198 shares                                                   ....          ....       ....        2,461        ....
     Common stock of subsidiaries                                      199,326        33,744    789,350         ....           5
     Paid in capital                                                      ....        36,294       ....    4,613,572         995
     Capital stock expense and other                                       (59)         ....       ....         ....        ....
     Retained earnings                                                 229,181        61,558     60,583    2,157,912        ....
     Cumulative foreign currency translation                              ....          ....       ....      (69,817)       ....
     Less - treasury stock (306,852 shares in 1997)                       ....          ....       ....       10,612        ....
                                                                  --------------------------------------------------------------
                      Total common shareholders' equity                478,829       151,376    849,933    6,693,516       1,000
                                                                  --------------------------------------------------------------

                                 Total                            $  1,439,561 $     498,150 $3,432,031 $  6,968,094 $    51,241
                                                                  ==============================================================

                 ENTERGY CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING BALANCE SHEET
                        DECEMBER 31, 1997
                          (In Thousands)



                                                                     ENTERGY     ENTERGY    SYSTEM      ENTERGY
               LIABILITIES AND SHAREHOLDERS' EQUITY                   POWER      SERVICES    FUELS    ENTERPRISES
												      (unaudited)
Current Liabilities:
    Currently maturing long-term debt                              $      .... $     .... $     .... $       ....
    Notes payable:
            Associated companies                                          ....     29,104     55,854         ....
            Other                                                         ....       ....       ....        1,484
     Accounts payable:
            Associated companies                                         6,479      4,757        539        5,487
            Other                                                         ....     52,411     12,600       10,695
     Bulk power payable:
           Associated companies                                           ....     15,530       ....         ....
           Other                                                          ....     42,309       ....         ....
     Customer deposits                                                    ....       ....       ....         ....
     Taxes accrued                                                       4,553       ....       ....         ....
     Accumulated deferred income taxes                                    ....       ....       ....         ....
     Interest accrued                                                     ....       ....       ....         ....
     Dividends declared                                                   ....       ....       ....         ....
     Deferred fuel cost                                                   ....       ....       ....         ....
     Co-owner advances                                                    ....       ....       ....         ....
     Obligations under capital leases                                     ....       ....      3,249           92
     Other                                                                 (60)     8,561        852       14,286
                                                                     --------------------------------------------
                      Total                                             10,972    152,672     73,094       32,044
                                                                     --------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                  28,924       ....      2,352         ....
     Accumulated deferred investment tax credits                          ....      2,733        265         ....
     FERC Settlement - refund obligation                                  ....       ....       ....         ....
     Deferred revenue                                                     ....       ....       ....       49,392
     SFAS 109 regulatory liability - net                                  ....       ....       ....         ....
     Obligations under capital leases                                     ....       ....      8,653         ....
     Other                                                               2,047     61,443        163        1,241
                                                                     --------------------------------------------
                      Total                                             30,971     64,176     11,433       50,633
                                                                     --------------------------------------------

     Long-term debt                                                       ....       ....       ....        7,793
     Subsidiaries' preferred stock with sinking fund                      ....       ....       ....         ....
     Subsidiary's preference stock                                        ....       ....       ....         ....
     Company-obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     soley junior subordinated deferrable debentures                      ....       ....       ....         ....
    Company-obligated redeemable preferred securities of
    of subsidiary partnership holding solely junior subordinated
    deferrable debentures                                                 ....       ....       ....         ....
     Notes payable to associated companies                                ....       ....     34,000

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                   ....       ....       ....         ....
     Common stock, $.01par value, authorized
     500,000,000 shares; issued and outstanding
     246,149,198 shares                                                   ....       ....       ....         ....
     Common stock of subsidiaries                                           55         20         20       57,400
     Paid in capital                                                   174,950       ....       ....      153,000
     Capital stock expense and other                                      ....       ....       ....         ....
     Retained earnings                                                 (63,835)      ....       ....     (141,922)
     Cumulative foreign currency translation                              ....       ....       ....         ....
     Less - treasury stock (306,852 shares in 1997)                       ....       ....       ....         ....
                                                                     --------------------------------------------
                      Total common shareholders' equity                111,170         20         20       68,478
                                                                     --------------------------------------------

                                 Total                               $ 153,113 $  216,868 $  118,547 $    158,948
                                                                     ============================================


                        ENTERGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATING STATEMENTS OF
                               RETAINED EARNINGS
                           YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                INTERCOMPANY
                                                                ELIMINATIONS
                                                                    AND       ENTERGY     ENTERGY    ENTERGY
               RETAINED EARNINGS                  CONSOLIDATED  ADJUSTMENTS  ARKANSAS  GULF STATES  LOUISIANA

Retained Earnings, January 1, 1997              $    2,341,703 $  1,070,642 $  491,316 $   325,312 $    63,764

Add:
     Net Income (Loss)                                 247,683      489,034    127,977      59,976     141,757
                                                --------------------------------------------------------------
                      Total                          2,589,386    1,559,676    619,293     385,288     205,521
                                                --------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                   ....       50,487     10,988      21,862      13,016
         Common stock                                  432,268      550,200    128,600      77,200     145,400
     Capital stock and other expenses                     (794)         727       ....        ....         339
      Preferred and preference stock redemption           ....        2,061       ....       2,061        ....
     Common stock retirements                             ....         ....       ....        ....        ....
                                                --------------------------------------------------------------
                      Total                            431,474      603,475    139,588     101,123     158,755
                                                --------------------------------------------------------------

Retained Earnings, December 31, 1997            $    2,157,912 $    956,201 $  479,705 $   284,165 $    46,766
                                                ==============================================================



                        ENTERGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATING STATEMENTS OF
                               RETAINED EARNINGS
                           YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                   ENTERGY      ENTERGY     SYSTEM      ENTERGY    ENTERGY
              RETAINED EARNINGS                  MISSISSIPPI   NEW ORLEANS  ENERGY   CORPORATION OPERATIONS

Retained Earnings, January 1, 1997            $      225,764 $    73,072 $    72,088 $ 2,341,703 $      ....

Add:
     Net Income (Loss)                                66,661      15,451     102,295     247,683        ....
                                              --------------------------------------------------------------
                      Total                          292,425      88,523     174,383   2,589,386        ....
                                              --------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                3,656         965        ....        ....        ....
         Common stock                                 59,200      26,000     113,800     432,268        ....
     Capital stock and other expenses                    388        ....        ....        (794)       ....
               Preferred and preference stock           ....        ....        ....        ....        ....
                                   redemption
     Common stock retirements                           ....        ....        ....        ....        ....
                                              --------------------------------------------------------------
                      Total                           63,244      26,965     113,800     431,474        ....
                                              --------------------------------------------------------------

Retained Earnings, December 31, 1997          $      229,181 $    61,558 $    60,583 $ 2,157,912 $      ....
                                              ==============================================================




                        ENTERGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATING STATEMENTS OF
                               RETAINED EARNINGS
                           YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                      ENTERGY      ENTERGY     SYSTEM     ENTERGY
                RETAINED EARNINGS                      POWER      SERVICES     FUELS    ENTERPRISES
									 	        (unaudited)
Retained Earnings, January 1, 1997                $   (71,722) $       .... $     .... $  (108,952)

Add:
     Net Income (Loss)                                  7,887          ....       ....     (32,970)
                                                  ------------------------------------------------
                      Total                           (63,835)         ....       ....    (141,922)
                                                  ------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                  ....          ....       ....        ....
         Common stock                                    ....          ....       ....        ....
     Capital stock and other expenses                    ....          ....       ....        ....
        Preferred and preference stock redemption        ....          ....       ....        ....
     Common stock retirements                            ....          ....       ....        ....
                                                  ------------------------------------------------
                      Total                              ....          ....       ....        ....
                                                  ------------------------------------------------

Retained Earnings, December 31, 1997              $   (63,835) $       .... $     .... $  (141,922)
                                                  ================================================



                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF INCOME
                     YEAR ENDED DECEMBER 31, 1997
                           (In Thousands)

                                                                    INTERCOMPANY
                                                                    ELIMINATIONS
                                                                       AND        ENTERGY           Southern
                                                       CONSOLIDATED ADJUSTMENTS GULF STATES   GSG&T   Gulf   Varibus    POG
                                                                               (UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)
Operating Revenues:
     Electric                                           $ 2,061,511 $   5,908 $  2,060,519 $  3,593 $3,307   $ ....   $....
     Natural gas                                             42,654      ....       42,654     ....   ....     ....    ....
     Steam products                                          43,664      ....       43,664     ....   ....     ....    ....
                                                        -------------------------------------------------------------------
                      Total                               2,147,829     5,908    2,146,837    3,593  3,307     ....    ....
                                                        -------------------------------------------------------------------

Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                    560,104      ....      560,104     ....   ....     ....    ....
         Purchased power                                    327,037      ....      327,037     ....   ....     ....    ....
         Nuclear refueling outage expense                    10,829      ....       10,829     ....   ....     ....    ....
         Other operation and maintenance                    316,253     3,598      319,871        5      9     ....     (34)
     Depreciation and decommissioning                       214,644       158      212,836    1,740    226     ....    ....
     Taxes other than income taxes                          109,572      ....      109,572     ....   ....     ....    ....
     Other regulatory charges (credits)                     (26,611)    1,973      (27,457)    ....  2,819     ....    ....
     Amortization of rate deferrals                         105,455      ....      105,455     ....   ....     ....    ....
                                                        -------------------------------------------------------------------
                      Total                               1,617,283     5,729    1,618,247    1,745  3,054     ....     (34)
                                                        -------------------------------------------------------------------
Operating Income                                            530,546       179      528,590    1,848    253     ....      34
                                                        -------------------------------------------------------------------

Other Income:
     Allowance for equity funds used during
         construction                                         2,211      ....        2,211     ....   ....     ....    ....
     Miscellaneous - net                                   (272,135)    2,561     (270,978)     (64)  (106)   1,414     160
                                                        -------------------------------------------------------------------
                      Total                                (269,924)    2,561     (268,767)     (64)  (106)   1,414     160
                                                        -------------------------------------------------------------------

Interest and Other Charges:
     Interest on long-term debt                             163,146      ....      163,146     ....   ....     ....    ....
     Other interest - net                                    10,026     1,237       10,392      752    119     ....    ....
     Distributions on preferred securities of subsidiary      6,901      ....        6,901     ....   ....     ....    ....
     Allowance for borrowed funds used during
         construction                                        (1,829)     ....       (1,829)    ....   ....     ....    ....
                                                        -------------------------------------------------------------------
                      Total                                 178,244     1,237      178,610      752    119     ....    ....
                                                        -------------------------------------------------------------------

Income Before Income Taxes                                   82,378     1,503       81,213    1,032     28    1,414     194

Income Taxes                                                 22,402      ....       21,237      430     11      638      86
                                                        -------------------------------------------------------------------

Net income                                                   59,976     1,503       59,976      602     17      776     108

Preferred and preference dividend requirements               23,865      ....       23,865     ....   ....     ....    ....
                                                        -------------------------------------------------------------------

Earnings applicable to common stock                     $    36,111 $   1,503 $     36,111   $  602  $  17    $ 776    $108
                                                        ===================================================================



                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 1997
                              (In Thousands)


                                                                        INTERCOMPANY
                                                                        ELIMINATIONS
                                                                           AND        ENTERGY            Southern
                                                           CONSOLIDATED ADJUSTMENTS GULF STATES   GSG&T    Gulf    Varibus   POG
                                                                                    (UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)
 OPERATING ACTIVITIES:
 Net Income                                                 $    59,976 $   1,503 $   59,976 $      602 $      17 $    776 $   108
 Noncash items included in net income
      Gain on Cajun Settlement                                 (246,022)     ....   (246,022)      ....      ....     ....    ....
      Reserve for regulatory adjustments                        381,285      ....    381,285       ....      ....     ....    ....
      Amortization of rate deferrals                            105,455      ....    105,455       ....      ....     ....    ....
      Other regulatory charges (credits)                        (26,611)    1,973    (27,457)      ....     2,819     ....    ....
      Depreciation, amortization and decommissioning            214,644       158    212,836      1,740       226     ....    ....
      Deferred income taxes and investment tax credits          (52,486)     ....    (52,486)      ....      ....     ....    ....
      Allowance for equity funds used during construction        (2,211)     ....     (2,211)      ....      ....     ....    ....
 Changes in working capital:
      Receivables                                               (19,679)   (9,124)   (29,353)        93       931     (494)     20
      Fuel inventory                                              7,382      ....      7,382       ....      ....     ....    ....
      Accounts payable                                           16,999     6,734     30,443       ....       (98)  (6,564)    (48)
      Notes payable associated companies                           ....      ....       ....       ....      ....     ....    ....
      Taxes  accrued                                             12,171     2,402     16,817     (2,401)      157     ....    ....
       Interest accrued                                          (4,497)      407     (3,682)        11      (419)    ....    ....
      Deferred fuel                                             (46,254)     ....    (46,254)      ....      ....     ....    ....
      Other working capital accounts                            (11,765)     ....    (11,765)      ....      ....     ....    ....
 Decommissioning trust contributions and realized
      change in trust assets                                     (9,540)     ....     (9,540)      ....      ....     ....    ....
 Provision for estimated losses and reserves                     (5,852)     ....     (5,852)      ....      ....     ....    ....
 Proceeds from settlement of Cajun litigation                   102,299      ....    102,299       ....      ....     ....    ....
 Other                                                           (8,970)   (1,642)   (16,892)         5    (1,524)   7,732      67
                                                               -------------------------------------------------------------------
 Net cash flow provided by operating activities                 466,324     2,411    464,979         50     2,109    1,450     147
                                                               -------------------------------------------------------------------

 INVESTING ACTIVITIES:
 Construction expenditures                                     (132,566)     ....   (132,566)      ....      ....     ....    ....
 Allowance for equity funds used during construction              2,211      ....      2,211       ....      ....     ....    ....
 Nuclear fuel purchases                                         (25,522)     ....    (25,522)      ....      ....     ....    ....
 Proceeds from sale/leaseback of nuclear fuel                    25,522      ....     25,522       ....      ....     ....    ....
                                                               -------------------------------------------------------------------
 Net cash flow used by investing activities                    (130,355)     ....   (130,355)      ....      ....     ....    ....
                                                               -------------------------------------------------------------------

 FINANCING ACTIVITIES:
 Proceeds from issuance of preferred securities
      of subsidiary trust                                        82,323      ....     82,323       ....      ....     ....    ....
 Changes in short-term borrowing                                   ....    (2,411)      ....       ....    (2,411)    ....    ....
 Retirement of long-term debt                                  (183,105)     ....   (183,105)      ....      ....     ....    ....
 Redemption of preferred stock                                  (93,367)     ....    (93,367)      ....      ....     ....    ....
 Dividends paid:
      Common stock                                              (77,200)     ....    (77,200)      ....      ....     ....    ....
      Preferred stock                                           (21,862)     ....    (21,862)      ....      ....     ....    ....
                                                               -------------------------------------------------------------------
 Net cash flow used by financing activities                    (293,211)   (2,411)  (293,211)      ....    (2,411)    ....    ....
                                                               -------------------------------------------------------------------

 Net increase (decrease) in cash and cash equivalents            42,758      ....     41,413         50      (302)   1,450     147
 Cash and cash equivalents at beginning of year                 122,406      ....    104,984         36       918   13,372   3,096
                                                               -------------------------------------------------------------------
 Cash and cash equivalents at end of year                      $165,164 $    .... $  146,397 $       86 $     616 $ 14,822 $ 3,243
                                                               ===================================================================



                  ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1997
                              (In Thousands)

                                                                    INTERCOMPANY
                                                                    ELIMINATIONS
                                                                       AND         ENTERGY             Southern
                                                       CONSOLIDATED ADJUSTMENTS  GULF STATES    GSG&T    Gulf    Varibus     POG
                                                                               (UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)

             ASSETS
Current Assets:
     Cash and cash equivalents:
         Cash                                           $   10,549 $      .... $     8,848 $      86 $      616 $      993 $       6
         Temporary cash investments
           Associated companies                             37,389        ....      37,389      ....       ....       ....      ....
           Other                                           117,226        ....     100,160      ....       ....     13,829     3,237
                                                        ----------------------------------------------------------------------------
             Total cash and cash equivalents               165,164        ....     146,397        86        616     14,822     3,243

     Notes receivable associated companies                    ....       8,985       8,985      ....       ....       ....      ....
     Accounts receivable:
         Customer                                          101,553        ....     100,742      ....       ....        811      ....
         Allowance for doubtful accounts                    (1,791)       ....      (1,791)     ....       ....       ....      ....
         Associated companies                                9,024         131       7,578     1,789       (889)      ....       677
         Other                                              32,837        ....      32,837      ....       ....       ....      ....
         Accrued unbilled revenues                          74,825        ....      74,825      ....       ....       ....      ....
     Deferred fuel  costs                                  145,757        ....     145,757      ....       ....       ....      ....
     Accumulated deferred income taxes                      22,093        ....      18,314      ....      1,116      1,898       765
     Fuel inventory - at average cost                       37,627        ....      37,627      ....       ....       ....      ....
     Materials and supplies - at average cost              104,690        ....     104,690      ....       ....       ....      ....
     Rate deferrals                                         21,749        ....      21,749      ....       ....       ....      ....
     Prepayments and other                                  21,680        ....      21,680      ....       ....       ....      ....
                                                        ----------------------------------------------------------------------------
                      Total                                735,208       9,116     719,390     1,875        843     17,531     4,685
                                                        ----------------------------------------------------------------------------

Other Property and Investments:
     Nonutility subsidiary companies                          ....      47,101      47,101      ....       ....       ....      ....
     Decommissioning trust funds                           187,462        ....     187,462      ....       ....       ....      ....
     Other                                                 176,953        ....     165,577      ....      9,907      1,469      ....
                                                        ----------------------------------------------------------------------------
                      Total                                364,415      47,101     400,140      ....      9,907      1,469      ....
                                                        ----------------------------------------------------------------------------

Utility Plant:
     Electric                                            7,168,668        ....   7,102,901    65,767       ....       ....      ....
     Natural gas                                            47,656        ....      47,656      ....       ....       ....      ....
     Steam products                                         82,289        ....      82,289      ....       ....       ....      ....
     Property under capital leases - electric               67,946        ....      67,946      ....       ....       ....      ....
     Construction work in progress                          90,333        ....      90,333      ....       ....       ....      ....
     Nuclear fuel under capital leases                      54,390        ....      54,390      ....       ....       ....      ....
     Nuclear fuel                                           23,051        ....      23,051
                                                        ----------------------------------------------------------------------------
                      Total                              7,534,333        ....   7,468,566    65,767       ....       ....      ....
     Less - Accumulated depreciation and amortization    2,996,147        ....   2,950,796    45,351       ....       ....      ....
                                                        ----------------------------------------------------------------------------
                       Utility plant - net               4,538,186        ....   4,517,770    20,416       ....       ....      ....
                                                        ----------------------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
       Rate deferrals                                       98,410        ....      98,410      ....       ....       ....      ....
       SFAS 109 regulatory asset - net                     376,275        ....     376,275      ....       ....       ....      ....
       Unamortized loss on reacquired debt                  48,417        ....      48,417      ....       ....       ....      ....
       Other regulatory assets                              86,819        ....      86,819      ....       ....       ....      ....
     Long-term receivables                                  36,984        ....      36,984      ....       ....       ....      ....
     Other                                                 203,923        ....     203,923      ....       ....       ....      ....
                                                        ----------------------------------------------------------------------------
                      Total                                850,828        ....     850,828      ....       ....       ....      ....
                                                        ----------------------------------------------------------------------------
                      TOTAL                             $6,488,637 $    56,217 $ 6,488,128 $  22,291 $   10,750 $   19,000 $   4,685
                                                        ============================================================================


                  ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 1997
                             (In Thousands)

                                                                  INTERCOMPANY
                                                                  ELIMINATIONS
                                                                     AND        ENTERGY            Southern
                                                     CONSOLIDATED ADJUSTMENTS GULF STATES   GSG&T    Gulf     Varibus      POG
                                                                               (UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)

          CAPITALIZATION AND LIABILITIES
Current Liabilities:
    Currently maturing long-term debt               $  190,890 $      ....  $ 190,890   $    .... $    .... $    .... $     ....
    Notes payable associated companies                    ....      16,824       ....       8,985     7,839      ....       ....
     Accounts payable:
            Associated companies                        48,726        (676)    51,192        ....      ....    (3,142)      ....
            Other                                      109,444        ....    109,444        ....      ....      ....       ....
     Customer deposits                                  30,311        ....     30,311        ....      ....      ....       ....
     Taxes accrued                                      48,318         422     48,160         423       157      ....       ....
     Interest accrued                                   45,154         385     45,154         385      ....      ....       ....
     Nuclear refueling reserve                           3,386        ....      3,386        ....      ....      ....       ....
     Obligations under capital leases                   30,280        ....     30,280        ....      ....      ....       ....
     Other                                              17,646        ....     17,646        ....      ....      ....       ....
                                                    ----------------------------------------------------------------------------
                      Total                            524,155      16,955    526,463       9,793     7,996    (3,142)      ....
                                                    ----------------------------------------------------------------------------

Deferred Credits:
     Accumulated deferred income taxes               1,124,644        ....  1,124,644        ....      ....      ....       ....
     Accumulated deferred investment tax credits       215,438        ....    215,438        ....      ....      ....       ....
     Obligations under capital leases                   92,055        ....     92,055        ....      ....      ....       ....
     Deferred River Bend finance charges                 9,330        ....      9,330        ....      ....      ....       ....
     Other                                             914,079        ....    911,261        ....     2,818      ....       ....
                                                    ----------------------------------------------------------------------------
                      Total                          2,355,546        ....  2,352,728        ....     2,818      ....       ....
                                                    ----------------------------------------------------------------------------

Long-term debt                                       1,702,719        ....  1,702,719        ....      ....      ....       ....
Preferred stock with sinking fund                       68,978        ....     68,978        ....      ....      ....       ....
Preference stock                                       150,000        ....    150,000        ....      ....      ....       ....
Company - obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   solely junior subordinated deferrable debentures     85,000        ....     85,000        ....      ....      ....       ....

Shareholder's Equity:
   Preferred stock without sinking fund                 51,444        ....     51,444        ....      ....      ....       ....
   Common stock, no par value, authorized
        200,000,000 shares; issued and outstanding
        100 shares in 1997                             114,055        ....    114,055        ....      ....      ....       ....
   Common stock of subsidiaries                           ....         138       ....          25          1      100         12
   Additional paid in capital                        1,152,575      90,185  1,152,575       7,122      ....    40,466     42,597
   Capital stock expense and other                        ....        ....       ....        ....      ....      ....       ....
   Retained earnings                                   284,165     (51,061)   284,165       5,352       (65)  (18,424)   (37,924)
                                                    ----------------------------------------------------------------------------
                      Total                          1,602,239      39,262  1,602,239      12,499       (64)   22,142      4,685
                                                    ----------------------------------------------------------------------------

                      TOTAL                         $6,488,637 $    56,217 $6,488,127 $    22,292 $  10,750 $  19,000 $    4,685
                                                    ============================================================================



                 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                        YEAR ENDED DECEMBER 31, 1997
                               (IN THOUSANDS)


                                                     INTERCOMPANY
                                                     ELIMINATIONS
                                                         AND        ENTERGY           Southern
                                        CONSOLIDATED ADJUSTMENTS GULF STATES  GSG&T     Gulf     Varibus      POG
                                                                   (UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)
Retained Earnings, January 1, 1997      $   325,312 $  (52,564) $325,312  $  4,750  $     (82) $  (19,200) $  (38,032)

Add:
     Net Income (Loss)                       59,976      1,503    59,976       602         17         776         108
                                        -----------------------------------------------------------------------------
                      Total                 385,288    (51,061)  385,288     5,352        (65)    (18,424)    (37,924)
                                        -----------------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock      21,862       ....    21,862      ....       ....        ....        ....
         Common stock                        77,200       ....    77,200      ....       ....        ....        ....
       Capital stock and other expenses       2,061       ....     2,061      ....       ....        ....        ....
                                        -----------------------------------------------------------------------------
                      Total                 101,123       ....   101,123      ....       ....        ....        ....
                                        -----------------------------------------------------------------------------

Retained Earnings, December 31, 1997    $   284,165 $  (51,061) $284,165 $   5,352 $      (65) $  (18,424) $  (37,924)
                                        =============================================================================


                        THE ARKLAHOMA CORPORATION
              STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                 YEARS ENDED NOVEMBER 30, 1997 AND 1996
                             (IN THOUSANDS)


                                                 1997             1996

Revenues - Interest income                          $10               $9
               - Other                                1                -
                                                   ----             ----
                 Total                               11                9

Expenses - Administrative and general                 7                7
                - Other                               1                1
                                                   ----             ----
                  Total                               8                8
                                                   ----             ----

                   Income before Federal
                       and state income taxes         3                1

Federal and state income taxes                        -                -
                                                   ----             ----
                   Net Income                         3                1
                                                   ----             ----

Retained Earnings - beginning of year               306              305

Less: Dividends Declared                              -                -
                                                   ----             ----

Retained Earnings - end of year                    $309             $306
                                                   ====             ====

The accompanying notes to financial statements are an integral part of these statements.

                        THE ARKLAHOMA CORPORATION
                        STATEMENTS OF CASH FLOWS
                 YEARS ENDED NOVEMBER 30, 1997 and 1996
                             (IN THOUSANDS)



                                                        1997             1996
OPERATING ACTIVITIES:

   Net Income                                              $3              $1
   Changes in working capital:
     Accounts receivable                                   29              67
     Accounts payable                                     (67)             74
     Dividends payable                                      -            (290)
                                                         ----            ----
       Net cash flow used by operating activities         (35)           (148)
                                                         ----            ----

Net (decrease) in cash
     and cash equivalents                                 (35)           (148)

Cash and cash equivalents at
     beginning of year                                    156             304
                                                         ----            ----
Cash and cash equivalents at
     end of year                                         $121            $156
                                                         ====            ====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


     Cash paid during the year for income taxes          $  -              $3
                                                         ====            ====



The accompanying notes to financial statements are an integral part of these statements.

                     THE ARKLAHOMA CORPORATION
                         BALANCE SHEETS
                    NOVEMBER 30, 1997 AND 1996
                         (IN THOUSANDS)




                     ASSETS
                                                    1997              1996
Utility Plant:
     Electric plant in service - at cost             $2,562            $2,562
     Less - Accumulated depreciation                  2,249             2,249
                                                     ------            ------
                      Utility Plant - Net               313               313
                                                     ------            ------

Current Assets:
     Cash and cash equivalents                          121               156
     Accounts receivable - associated companies           -                29
                                                     ------            ------
                      Total                             121               185
                                                     ------            ------

                          Total                        $434              $498
                                                     ======            ======



         CAPITALIZATION AND LIABILITIES

Capitalization:
   Common stock, $100 par value, authorized
       12,000 shares; issued and outstanding, 500
         shares                                         $50               $50
     Retained earnings                                  309               306
                                                     ------            ------
                      Total                             359               356
                                                     ------            ------

Current Liabilities:
         Other accounts payable                           6                82
         Accounts payable - associated companies          9                 -
                                                     ------            ------
                      Total                              15                82
                                                     ------            ------
Deferred Credits:
     Deferred Income Taxes (SFAS 109)                    60                60
                                                     ------            ------

                          Total                        $434              $498
                                                     ======            ======




The accompanying notes to financial statements are an integral part of these balance sheets.

                  THE ARKLAHOMA CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
                 NOVEMBER 30, 1997 AND 1996


1.   OPERATIONS:

The Arklahoma Corporation's (the "Company") utility plant consists principally of transmission facilities which are being leased to its three stockholder companies from year to year. Pursuant to the terms of the lease agreement, the lessees have agreed to pay all operating costs, including maintenance, repairs, insurance and taxes assessed upon the properties. Such amounts totaled approximately $1,100,000 and $637,000 in fiscal years 1997 and 1996, respectively.

Under the terms of the current lease agreement, annual rentals have been discontinued but can be reinstated upon the agreement of the Company and the lessees.

During fiscal year 1996, OG&E sold 146 shares of Arklahoma common stock to Entergy (Entergy Arkansas), (68 shares) and SWEPCO, (78 shares) respectively. As a result of the transaction, Entergy and SWEPCO own 238 shares (47.6%) each and OG&E owns 24 shares (4.8%).

2.   CASH AND CASH EQUIVALENTS:

For purposes of these financial statements, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are carried at cost which approximates market.

3.   UTILITY PLANT:

Through fiscal year 1980, depreciation was provided using a straight-line rate based on the electric plant's estimated composite service life of 33 years with a salvage value of 10%. The utility plant became fully depreciated for financial reporting purposes in fiscal year 1980, and no depreciation was provided in fiscal years 1981, 1982 or
1983. In 1984, the Company acquired additional property which was depreciated over the remaining term of the lease. For income tax reporting purposes, depreciation was calculated using a straight-line rate with no estimated salvage value and an estimated useful life extended to December 1988. All property was fully depreciated as of December 31, 1988.

4.   INCOME TAXES:

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires the liability method of accounting for income taxes. Under the liability method, the deferred tax liability, or asset, is determined based on the difference between the tax reporting and financial reporting bases of assets and liabilities. The effect on deferred taxes of a change in tax rates will be recognized in income in the period of the enactment of the rate change.

Deferred income taxes resulted from temporary differences in
financial  versus tax bases of fixed assets.   The  net  tax
liability is reflected as a deferred income tax liability in the accompanying balance sheets.

The  Company  has  an  Oklahoma  state  net  operating  loss carryforward available to reduce future Oklahoma state income taxes payable. The carryforward as of November 30, 1997, is approximately $17,000 for book purposes and approximately $22,000 for tax return purposes, and begins to expire in 2002.

The Company has an Arkansas state net operating loss carryforward available to reduce future Arkansas state income taxes payable. The carryforward as of November 30, 1997, is approximately $1,000 for book and tax return purposes and begins to expire in 1998.

5.   CONTINGENCY:

The Company and each of its three stockholder companies were party to an action concerning an aircraft colliding into the Company's transmission line. In 1996, the case was settled in the amount of $30,000. The three stockholder companies were billed by the Company for reimbursement. Management received payment from the stockholder companies in early 1997.